 Table of Contents

Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-235709

PROSPECTUS

GENIUS BRANDS INTERNATIONAL, INC.

477,474 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 477,474 shares of our common stock issuable upon exercise of certain outstanding warrants issued by us in a private placement.

These shares will be resold from time to time by the entities listed in the section titled “Selling Stockholders” beginning on page 8, which we refer to as the selling stockholders. The shares of common stock offered under this prospectus by the selling stockholders are issuable upon exercise of warrants issued in a private placement pursuant to the Securities Purchase Agreement by and among Genius Brands International, Inc. and the selling stockholders, dated as of October 28, 2019 (the “Purchase Agreement”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of securities by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling stockholder may sell its shares of common stock in the section titled “Plan of Distribution” on page 10. We will pay the expenses incurred in registering the securities covered by the prospectus, including legal and accounting fees.

Our common stock is traded on The Nasdaq Capital Market, or Nasdaq, under the symbol “GNUS”. On February 6, 2020, the last reported sale price of our common stock was $0.3202 per share.

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AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 7.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is February 6, 2020

You should read this prospectus and any applicable prospectus supplement before making an investment in the securities of Genius Brands International, Inc. See “Where You Can Find More Information” for more information. You should rely only on the information contained in this prospectus or a prospectus supplement. The Company has not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that information contained in this prospectus, or in any prospectus supplement, is accurate only as of any date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Unless otherwise noted in this prospectus, “Genius Brands,” “Genius,” “the Company,” “we,” “us,” “our” and similar terms refer to Genius Brands International, Inc.

Smaller Reporting Company – Scaled Disclosure

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus. It may not contain all the information important to making an investment decision. You should read the following summary together with the more detailed information regarding our Company and the securities being sold in this offering, including “Risk Factors” and other information incorporated by reference herein.

Business Overview

Genius Brands International, Inc. (“we,” “us,” “our,” or the “Company”) is a global content and brand management company that creates and licenses multimedia content. Led by experienced industry personnel, we distribute our content in all formats as well as a broad range of consumer products based on our characters. In the children’s media sector, our portfolio features “content with a purpose” for toddlers to tweens, which provides enrichment as well as entertainment. New intellectual property titles include the preschool property Rainbow Rangers, which debuted in November 2018 on Nickelodeon and which was renewed for a second season, and preschool property Llama Llama, which debuted on Netflix in January 2018 and was renewed by Netflix for a second season. Our library titles include the award winning Baby Genius, adventure comedy Thomas Edison’s Secret Lab® and Warren Buffett’s Secret Millionaires Club, created with and starring iconic investor Warren Buffett, which is distributed across our Genius Brands Network on Comcast’s Xfinity on Demand, AppleTV, Roku, Amazon Fire, YouTube, Amazon Prime, Cox, Dish, Sling and Zumo as well as Connected TV. We are also developing an all-new animated series, Stan Lee’s Superhero Kindergarten with Stan Lee’s Pow! Entertainment.

In addition, we act as licensing agent for Penguin Young Readers, a division of Penguin Random House LLC who owns or controls the underlying rights to Llama Llama, leveraging our existing licensing infrastructure to expand this brand into new product categories, new retailers, and new territories.

Our Products

Original Content

We own and produce original content that is meant to entertain and enrich toddlers to tweens as well as families. It is generally a three-year cycle from the inception of an idea, through production of the content and development and distribution of a range of consumer products to retail, creating an inevitable lag time between the creation of the intellectual property to the realization of economic benefit of those assets. Our goal is to maintain a robust and diverse portfolio of brands, appealing to various interests and ages, featuring evergreen topics with global appeal. Our portfolio of intellectual property can be licensed, re-licensed, and potentially exploited for years to come, with revenue derived from multiple sources and territories. Our portfolio of original content includes:

Content in Production

Rainbow Rangers Season 2: From Shane Morris, the writer of Frozen, and Rob Minkoff, the director of The Lion King, Rainbow Rangers is an animated series about the adventures of seven magical girls from Kaleidoscopia, a fantastic land on the other side of the rainbow. The Rangers serve as Earth’s guardians and first-responders. When there’s trouble for the people or animals of the Earth, the Rangers ride a rainbow across the sky to save the day. We have partnered with Mattel Inc.’s Fisher Price Toys as the master toy partner for the series, and Viacom’s Nick Jr. has licensed the series for broadcast in the US. Numerous international broadcast agreements have been signed and several more are currently being negotiated in various territories. Viacom has ordered a second season of the series consisting of 26 half-hour episodes that are currently in production, the first of which have been delivered.

Llama Llama Season 2: We completed production of fifteen half-hour animated episodes in 2017, which premiered on Netflix in early 2018. Netflix ordered a second season of Llama Llama consisting of ten half-hour animated episodes. Back for Season 2 are Llama Llama’s creators including Oscar-winning director Rob Minkoff (The Lion King), showrunner Joe Purdy, art director Ruben Aquino (Frozen) and Emmy-winning producers Jane Startz and Andy Heyward. Based on the NY Times #1 best-selling children’s books of the same name, the animated series centers on young Llama Llama’s first steps in growing up and facing childhood milestones. Each episode is structured around a childhood milestone and a life lesson learned by Llama Llama and his friends, told with a sense of humor, vitality, and understanding.

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Content in Development

Superhero Kindergarten: In conjunction with Stan Lee’s POW! Entertainment, we are developing an animated pre-school series with the current title of “Superhero Kindergarten.” Superhero Kindergarten tells the story of a classroom filled with kids with superpowers and how they learn to use those powers to fight against the forces of evil while still dealing with all of the issues that come from being 6 years old.

Baby Genius: For more than ten years, Baby Genius has earned worldwide recognition for creating award-winning products for toddlers. Its catalogue of 500 songs, 125 music videos, and toys features classic nursery rhymes, learning songs, classical music, holiday favorites and more. Recognizing a need in the marketplace for established pre-school content, the Baby Genius channel was launched featuring the award-winning collection of Baby Genius Videos along with third party content providers sharing the Genius Brands “Content with a Purpose” message. The Baby Genius brand is synonymous with safe, enriching content for preschoolers and is being re-launched as a life style brand incorporating a new website, content and consumer products designed with today’s family in mind.

Already Released Content

Rainbow Rangers: The series premiered on Nick Jr. in November 2018 and we completed 26 half hour episodes in February 2019. The series was created by Shane Morris, the co-writer of Frozen, and Rob Minkoff, the director of The Lion King, Rainbow Rangers is an animated series about the adventures of seven magical girls from Kaleidoscopia, a fantastic land on the other side of the rainbow. The Rangers serve as Earth’s guardians and first-responders. When there’s trouble for the people or animals of the Earth, the Rangers ride a rainbow across the sky to save the day. A global licensing program is in place and the first products will be introduced to the market in second quarter of 2019.

Llama Llama: We completed production of fifteen half-hour animated episodes in 2017 which premiered on Netflix in early 2018. Llama Llama’s creators include Oscar-winning director Rob Minkoff (The Lion King), director Saul Blinkoff (Doc McStuffins), showrunner Joe Purdy, art director Ruben Aquino (Frozen) and Emmy-winning producers Jane Startz and Andy Heyward. Based on the NY Times #1 best-selling children’s books of the same name, the animated series centers on young Llama Llama’s first steps in growing up and facing childhood milestones. Each episode is structured around a childhood milestone and a life lesson learned by Llama Llama and his friends, told with a sense of humor, vitality, and understanding. The global licensing program was unveiled in June 2016 at the Licensing Expo held in Las Vegas.

SpacePop: SpacePop is a music and fashion driven animated property that has garnered over 17 million views and over 63,000 subscribers since its launch in May 2016. With 108 three-minute webisodes produced, SpacePop had a best-in-class production team which included Steve Banks (head writer and story editor of Sponge Bob Square Pants) as content writer; Han Lee (Pink Fizz, Bobby Jack) for original character designs; multiple Grammy Award-winning producer and music veteran Ron Fair (Fergie, Mary J. Blige, Black Eyed Peas, Pussycat Dolls, Christina Aguilera and more), singer-songwriter Stefanie Fair (founding member of RCA’s girl group Wild Orchid with Fergie) for the original SpacePop theme music; and veteran music producer and composer John Loeffler (Kidz Bop, Pokemon) for original songs. SpacePop products range from apparel and accessories, to beauty, cosmetics, candy, books and music.

Thomas Edison’s Secret Lab: Thomas Edison’s Secret Lab is a STEM-based comedy adventure series by Emmy-nominated writer Steve Banks (SpongeBob Square Pants), multi-Emmy Award-winning writer Jeffrey Scott (Dragon Tales), and Emmy Award-winning producer Mark Young (All Dogs Go To Heaven 2). The series includes 52 eleven-minute episodes as well as 52 ninety-second original music videos produced by Grammy Award-winning producer Ron Fair. The animated series follows the adventures of Angie, a 12-year-old prodigy who, along with her young science club, discovers Thomas Edison’s secret lab.

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Warren Buffett’s Secret Millionaire’s Club: With 26 thirty-minute episodes and 26 four-minute webisodes, this animated series features Warren Buffett who acts as a mentor to a group of entrepreneurial kids who have international adventures that lead them to encounter neighborhood and community problems to solve. Warren Buffett’s Secret Millionaire’s Club empowers kids by helping them learn about the business of life and the importance of developing healthy life habits at an early age.

Licensed Content

In addition to the wholly-owned or partially-owned properties listed above, we represent Llama Llama in the licensing and merchandising space.

Genius Brands Network

Seeing a need for a destination devoted to providing “Content with a Purpose,” we launched the Genius Brands Network comprised of the Kid Genius Cartoon Network and Baby Genius TV. The network is distributed across multiple platforms including advertising supported video-on-demand (“AVOD”), subscription video-on-demand (“SVOD”) and over-the-top platforms (“OTT”) providing kids and parents a clear choice in premium entertaining, enriching and engaging programming.

The Kid Genius Cartoon Network provides smart TV for kids. Our shows are designed for kids to tweens. Our Kid Genius Cartoon Network exposes kids to new and intriguing subjects that stimulate their senses and imagination on a daily basis. We believe that parents will enjoy watching their kids be entertained with enriching and educational series. Featured series include Dino Squad, Thomas Edison’s Secret Lab, Inspector Gadget and more. The Kid Genius Cartoon Channel Plus was launched in September 2017 on Amazon Prime. Kid Genius Cartoon Channel Plus is a subscription video-on-demand service available for $3.99 per month to the approximately 80 million Amazon Prime members. The channel features a variety of owned and licensed content.

Baby Genius TV provides enriching and entertaining content for toddlers through preschoolers. Toddlers to preschoolers learn lessons through music and characters that ignite their imagination. We believe that parents will feel safe knowing that their children are enjoying the educational content of our shows. Series include Baby Genius, DaJammies (Toon Farm), and Gummi Bear & Friends and more.

Distribution

Content

Today’s global marketplace and the manner in which content is consumed has evolved to a point where we believe there is only one viable strategy, ubiquity. Kids today expect to be able to watch what they want whenever they want and wherever they want. As such, content creators now must offer direct access on multiple fronts. This includes not only linear broadcast but also digital platforms. We have strong ties to and actively solicit placement for our content from large linear broadcasters such as Nickelodeon, The Disney Channel, Cartoon Network, Sprout, and PBS. Similarly, on the digital side, we are partnered with Comcast’s Xfinity platform as well as AppleTV, Roku, Samsung TV, Amazon Fire, Amazon Prime, Netflix, YouTube, Cox, Dish, Sling and Zumo as well as Connected TV. We replicate this model of ubiquity around the world defining content distribution strategies by market that blends the best of linear, VOD, and digital distribution.

Finally, we expanded our long-term strategic partnership with Sony Pictures Home Entertainment from domestic to global in January 2017. On August 31, 2018, Sony Pictures Home Entertainment assigned all of its rights and interest in our programs to Alliance Entertainment, LLC (“AEC”).

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Consumer Products

A source of our revenue is our licensing and merchandising activities from our underlying intellectual property content. We work directly in licensing properties to a variety of manufacturers, wholesalers, and retailers. We currently have across all brands in excess of 60 licensees and hundreds of licensed products scheduled to enter the market. Products bearing our marks can be found in a wide variety of retail distribution outlets reaching consumers in retailers such as Wal-Mart, Target, Barnes & Noble, The Home Depot, Old Navy, Amazon.com and many more. We often negotiate dedicated retail space on a direct basis with retailers that will include branded signage to give our brands prominence and clear communication with the consumer. License agreements that we enter into often include financial guarantees and commitments from the manufacturers guaranteeing a minimum stream of revenue for us. As licensed merchandise is sold at retail, these advances and/or minimum guarantees can earn out at which point we could earn additional revenue.

Company Information

We were incorporated in California on January 3, 2006 and reincorporated in Nevada in October 2011. We commenced operations in January 2006, assuming all of the rights and obligations of our then Chief Executive Officer, under an Asset Purchase Agreement between us and Genius Products, Inc., in which we obtained all rights, copyrights, and trademarks to the brands “Baby Genius,” “Kid Genius,” “123 Favorite Music” and “Wee Worship,” and all then existing productions under those titles. In October 2011, we (i) changed our domicile to Nevada from California, and (ii) changed our name to Genius Brands International, Inc. from Pacific Entertainment Corporation (the “Reincorporation”). In connection with the Reincorporation, we changed our trading symbol from “PENT” to “GNUS.”

Our principal executive offices are located at 190 N. Canon Drive, 4th Floor, Beverly Hills, California 90210. Our telephone number is 310-273-4222. We maintain an Internet website at www.gnusbrands.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

Summary of Risk Factors

Our business is subject to a number of risks and uncertainties that you should understand before making an investment decision. As of September 30, 2019, we had an accumulated deficit of $62,175,450. Additional risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary. These risks include, but are not limited to, the following:

•	We have a history of net losses and our future profitability is uncertain.

•	We will be required to raise additional funds to finance our operations; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.

•	Raising additional funds may cause significant dilution to our existing stockholders.
•	If we lose key personnel or are unable to attract and retain necessary talent, we may be unable to continue to grow and develop our business profitably.

•	Third parties may claim that we infringe their intellectual property, and we could suffer significant litigation or licensing expense as a result.

•	Trading volume in our stock is low and an active trading market for our common stock may not be available on a consistent basis to provide stockholders with adequate liquidity. Our stock price may be extremely volatile, and our stockholders could lose a significant part of their investment.

•	Concentration of ownership among our existing officers, directors and principal stockholders may prevent other stockholders from influencing significant corporate decisions and depress our stock price.

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Registered Direct Offering of Common Stock and Concurrent Private Placement of Warrants

On October 28, 2019, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a certain investor named therein (the “Investor”), pursuant to which we agreed to issue and sell, in a registered direct offering directly to the Investor (the “Registered Offering”), an aggregate of 663,158 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of the Company, at a purchase price of $0.76 per Share of Common Stock. The Company received $468,720.08 net proceeds from this offering. The placement agent received a cash fee of $35,280 and warrants to purchase 46,421 shares of Common Stock at an exercise price of $0.836 per share.

In a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offerings”), we agreed to issue to the Investor who participated in the Registered Offering warrants (the “Warrants” and collectively with the Shares, the “Securities”) exercisable for one share of Common Stock for an aggregate of 477,474 shares of Common Stock at an exercise price of $0.76 per share. Each Warrant is immediately exercisable on the date of its issuance and will expire five (5) years from the date it became exercisable. Subject to limited exceptions, a holder of a Warrant will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided further that in no event shall the Beneficial Ownership Limitation exceed 9.99%. The Warrants and the shares of our common stock issuable from time to time upon the exercise of the Warrants were not registered under the Securities Act of 1933, as amended (the “Securities Act”), were not offered pursuant to a registration statement and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder. Shares of common stock underlying the Warrants are being registered for resale by the selling stockholders pursuant to the Registration Statement of which this prospectus forms a part. We closed such Offerings on October 29, 2019.

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THE OFFERING

Securities offered by the selling stockholders	477,474

Common Stock to be outstanding after this offering, assuming exercise of the Warrants issued pursuant to the Purchase Agreement	26,026,626

Terms of the offering	The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution.”

Use of proceeds	We may receive up to approximately $362,880 in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” as well as other information included in this prospectus, for a discussion of factors you should read and consider carefully before investing in our securities.

Trading Market	Our common stock is quoted on the Nasdaq Capital Market under the symbol “GNUS.”

The number of shares of common stock that will be outstanding after this offering is based on 25,549,152 shares outstanding as of January 27, 2020 and excludes:

•	2,047,619 shares of Common Stock issuable upon conversion of 430 shares of Series A Convertible Preferred Stock at a conversion price of $0.21 per share;

•	1,314,622 shares of Common Stock issuable upon exercise of outstanding stock options to purchase our Common Stock at a weighted average exercise price of $7.17 per share;

•	852,045 shares of Common Stock reserved for future issuance under our 2015 Incentive Plan and 2015 Amended Incentive Plan;

•	11,124,405 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $1.74 per share; and
•	1,892,189 shares of Common Stock issuable upon conversion of outstanding Convertible Notes (as defined below) with a conversion price of $1.515 per shares.

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

RISKS RELATING TO OUR BUSINESS

We have incurred net losses since inception.

We have a history of operating losses and incurred net losses in each fiscal quarter since our inception. For the nine months ended September 30, 2019, we generated net revenues of $5,154,191 and incurred a net loss of $9,277,867, while for the previous year, we generated net revenue of $692,799 and incurred a net loss of $5,275,101. These losses, among other things, have had an adverse effect on our results of operations, financial condition, stockholders’ equity, net current assets and working capital.

We will need to generate additional revenue and/or reduce costs to achieve profitability. We are beginning to generate revenues derived from our existing properties, properties in production, and new brands being introduced into the marketplace. However, the ability to sustain these revenues and generate significant additional revenues or achieve profitability will depend upon numerous factors some of which are outside of our control.

We will need additional financing to continue our operations. If we are unable to obtain additional financing on acceptable terms, we will need to curtail or cease our development plans and operations.

As of December 31, 2019, we had approximately $305,000 of available cash and cash equivalents. Additional funds may be required to fund operations and repay our outstanding debt which could be raised through the issuance of equity securities and/or debt financing. There is no assurance that any type of financing on terms acceptable to us will be available or will otherwise occur. Debt financing must be repaid regardless of whether we generate revenues or cash flows from operations and may be secured by substantially all of our assets. Any equity financing or debt financing that requires the issuance of warrants or other equity securities to the lender would cause the percentage ownership by our current stockholders to be diluted, which dilution may be substantial. Also, any additional equity securities issued may have rights, preferences or privileges senior to those of existing stockholders.

If we are not able to obtain sufficient capital, we may then be forced to limit the scope of our operations.

We expect that as our business continues to evolve we will need additional working capital. If adequate additional debt and/or equity financing is not available on reasonable terms or at all, we may not be able to continue to expand our business, and we will have to modify our business plans accordingly. These factors could have a material adverse effect on our future operating results and our financial condition.

If we reach a point where we are unable to raise needed additional funds to continue as a going concern, we could be forced to cease our activities and dissolve our company. In such an event, we will need to satisfy various creditors and other claimants, severance, lease termination and other dissolution-related obligations.

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Our revenues and results of operations may fluctuate from period to period.

Cash flow and projections for any entertainment company producing original content can be expected to fluctuate until the animated content and ancillary consumer products are in the market and could fluctuate thereafter even when the content and products are in the marketplace. There is significant lead time in developing and producing animated content before that content is in the marketplace. Unanticipated delays in entertainment production can delay the release of the content into the marketplace. Structured retail windows that dictate when new products can be introduced at retail are also out of our control. While we believe that we have mitigated this in part by creating a slate of properties at various stages of development or production as well as representing certain established brands which contribute immediately to cash flow, any delays in the production and release of our content and products or any changes in the preferences of our customers could result in lower than anticipated cash flows.

As with our cash flows, our revenues and results of operations depend significantly upon the appeal of our content to our customers, the timing of releases of our products and the commercial success of our products, none of which can be predicted with certainty. Accordingly, our revenues and results of operations may fluctuate from period to period. The results of one period may not be indicative of the results of any future period. Any quarterly fluctuations that we report in the future may not match the expectations of market analysts and investors. This could cause the price of our common stock to fluctuate.

Production cost will be amortized according to the individual film forecasting methodology. If estimated remaining revenue is not sufficient to recover the unamortized production costs, the unamortized production costs will be written down to fair value. In any given quarter, if we lower our previous forecast with respect to total anticipated revenue, we would be required to adjust amortization of related production costs. These adjustments would adversely impact our business, operating results and financial condition.

Changes in the United States, global or regional economic conditions could adversely affect the profitability of our business.

A decrease in economic activity in the United States or in other regions of the world in which we do business could adversely affect demand for our products, thus reducing our revenue and earnings. A decline in economic conditions could reduce demand for and sales of our products. In addition, an increase in price levels generally, or in price levels in a particular sector, could result in a shift in consumer demand away from the animated content and consumer products we offer, which could also decrease our revenues, increase our costs, or both.

Inaccurately anticipating changes and trends in popular culture, media and movies, fashion, or technology can negatively affect our sales.

While trends in the toddler to tween sector change quickly, we respond to trends and developments by modifying, refreshing, extending, and expanding our product offerings on an on-going basis. However, we operate in extremely competitive industries where the ultimate appeal and popularity of content and products targeted to this sector can be difficult to predict. We believe our focus on “content with a purpose” serves an underrepresented area of the toddler to tween market; however, if the interest of our audience trends away from our current properties toward other offerings based on current media, movies, animated content or characters, and if we fail to accurately anticipate trends in popular culture, movies, media, fashion, or technology, our products may not be accepted by children, parents, or families and our revenues, profitability, and results of operations may be adversely affected.

We face competition from a variety of retailers that sell similar merchandise and have better resources than we do.

The industries in which we operate are competitive, and our results of operations are sensitive to, and may be adversely affected by, competitive pricing, promotional pressures, additional competitor offerings and other factors, many of which are beyond our control. Indirectly through our licensing arrangements, we compete for retailers as well as other outlets for the sale and promotion of our licensed merchandise. Our primary competition comes from competitors such as The Walt Disney Company, Nickelodeon Studios, and the Cartoon Network.

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We have sought a competitive advantage by providing “content with a purpose” which are we believe are both entertaining and enriching for children and offer differentiated value that parents seek in making purchasing decisions for their children. While we do not believe that this value proposition is specifically offered by our competitors, our competitors have greater financial resources and more developed marketing channels than we do which could impact our ability, through our licensees, to secure shelf space thereby decreasing our revenues or affecting our profitability and results of operations.

The production of our animated content is accomplished through third-party production and animation studios around the world, and any failure of these third-parties could negatively impact our business.

As part of our business model to manage cash flows, we have partnered with a number of third-party production and animation studios around the world for the production of our new content in which these partners fund the production of the content in exchange for a portion of revenues generated in certain territories. We are reliant on our partners to produce and deliver the content on a timely basis meeting the predetermined specifications for that product. The delivery of inferior content could result in additional expenditures by us to correct any problems to ensure marketability. Further, delays in the delivery of the finished content to us could result in our failure to deliver the product to broadcasters to which it has been pre-licensed. While we believe we have mitigated this risk by aligning the economic interests of our partners with ours and managing the production process remotely on a daily basis, any failures or delays from our production partners could negatively affect our profitability.

If we fail to honor our obligations under our outstanding Secured Convertible Notes, our business and financial condition may be materially adversely affected.

On August 17, 2018, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Investors”), pursuant to which the Company agreed to sell (i) an aggregate principal amount of $4.50 million in secured convertible notes, convertible into shares of our Common Stock, at a conversion price of $2.50 per share (the “Secured Convertible Notes”) and (ii) warrants to purchase 1,800,000 shares of our Common Stock at an exercise price of $3.00 per share (the “Warrants,” and, together with the Secured Convertible Notes, the “Securities”). We received approximately $4,500,000 in gross proceeds from such offering.

We are obligated under our Secured Convertible Notes, which collectively had an outstanding unamortized book balance of approximately $2,866,666 as of December 31, 2019, and a total fair value upon issuance of $4,464,200. The Secured Convertible Notes accrue interest of 10% per annum. The Secured Convertible Notes, including interest accrued thereon, are convertible at any time until a Secured Convertible Note is no longer outstanding, in whole or in part, at the option of the holders into shares of our Common Stock at a conversion price of $1.515 per share. We are obligated to make periodic payments on such debt obligations to each noteholder. In addition, we have granted a security interest to the noteholders in all of our tangible and intangible personal property to secure our obligations under the Secured Convertible Notes.

The Secured Convertible Notes matured on August 20, 2019. We failed to meet certain conditions under the terms of the Secured Convertible Notes and are obligated to repay in cash the then outstanding principal amount of the Secured Convertible Notes in full by the six-month anniversary of the date of maturity. On August 20, 2019, pursuant to the Secured Convertible Notes, the Company elected to make six equal monthly principal payments of $750,000.

On September 17, 2019, the Company’s Chief Executive Officer, Andy Heyward, purchased $500,000 of the Secured Convertible Notes from another holder. The Company did not receive any proceeds from this transaction.

On September 20, 2019, the Company and the holders of $1,958,334 of the Secured Convertible Notes, extended the maturity date of those Secured Convertible Notes until January 31, 2020. The Company also agreed to pay the 10% interest to the holders monthly instead of quarterly.

On September 20, 2019, the Company and the holders of $687,500 of the Secured Convertible Notes, extended the maturity date of those Secured Convertible Notes until August 20, 2021. The Company also agreed to pay the 10% interest to the holders monthly instead of quarterly.

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The remaining balance of $883,332 under the Secured Convertible Notes not extended were partially repaid, including interest, in three monthly installments of $220,883, with the last payment currently due.

We currently do not have enough cash and cash equivalents to repay the Secured Convertible Notes in full in cash. If not earlier converted, we will need to obtain additional financing or refinance the Secured Convertible Notes prior to the date when all principal payments are due. The Company has been engaged in discussions with potential investors regarding potential dilutive equity and debt financings, which could also include a reduction in the conversion price of the Secured Convertible Notes and/or a reduction in the exercise price of the Company’s existing outstanding warrants. There can be no assurance, however, that we will enter into any additional agreements with such holders of the Secured Convertible Notes or be successful in securing any such additional funding. If we do not reach any agreement to further extend the maturity date of some or all of the Secured Convertible Notes or secure such additional funding, we may not be able to repay the amounts due under the Secured Convertible Notes and will be in default. If we default in our payment obligations under the Secured Convertible Notes and the indebtedness under the Secured Convertible Notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full at such time or we may not be able to obtain debt or equity financing on favorable terms or if at all to repay the Secured Convertible Notes. As a result, we could be forced into bankruptcy or liquidation.

We may be required to pay significant penalties if we are not able to meet our obligations under our outstanding registration rights agreements.

We have entered into registration rights agreements in connection with certain of our securities offerings. We may be obligated to pay liquidated damages if we do not meet our obligations under those agreements.

If we are required to pay significant amounts, such as the liquidated damages described above, under these or future registration rights agreements, it could have a material adverse effect on our financial condition and ability to finance our operations.

Failure to successfully market or advertise our products could have an adverse effect on our business, financial condition and results of operations.

Our products are marketed worldwide through a diverse spectrum of advertising and promotional programs. Our ability to sell products is dependent in part upon the success of these programs. If we or our licensees do not successfully market our products or if media or other advertising or promotional costs increase, these factors could have an adverse effect on our business, financial condition, and results of operations.

The failure of others to promote our products may adversely affect our business.

The availability of retailer programs relating to product placement, co-op advertising and market development funds, and our ability and willingness to pay for such programs, are important with respect to promoting our properties. In addition, although we may have agreements for the advertising and promotion of our products through our licensees, we will not be in direct control of those marketing efforts and those efforts may not be done in a manner that will maximize sales of our products and may have a material adverse effect on our business and operations.

We may not be able to keep pace with technological advances.

The entertainment industry in general, and the music and motion picture industries in particular, continue to undergo significant changes, primarily due to technological developments. Because of the rapid growth of technology, shifting consumer tastes and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors could have on potential revenue from, and profitability of, distributing entertainment programming. As it is also impossible to predict the overall effect these factors could have on our ability to compete effectively in a changing market, if we are not able to keep pace with these technological advances, our revenues, profitability and results from operations may be materially adversely affected.

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We cannot assure you that our original programming content will appeal to our distributors and viewers or that any of our original programming content will not be cancelled or removed from our distributors’ platforms.

Our business depends on the appeal of our content to distributors and viewers, which is difficult to predict. Our business depends in part upon viewer preferences and audience acceptance of our original programming content. These factors are difficult to predict and are subject to influences beyond our control, such as the quality and appeal of competing programming, general economic conditions and the availability of other entertainment activities. We may not be able to anticipate and react effectively to shifts in tastes and interests in markets. A change in viewer preferences could cause our original programming content to decline in popularity, which could jeopardize renewal of agreements with distributors. Low ratings or viewership for programming content produced by us may lead to the cancellation, removal or non-renewal of a program and can negatively affect future license fees for such program. If our original programming content does not gain the level of audience acceptance we expect, or if we are unable to maintain the popularity of our original programming, we may have a diminished negotiating position when dealing with distributors, which could reduce our revenue. We cannot assure you that we will be able to maintain the success of any of our current original programming content or generate sufficient demand and market acceptance for new original programming content in the future. This could materially adversely impact our business, financial condition, operating results, liquidity and prospects.

Failure in our information technology and storage systems could significantly disrupt the operation of our business.

Our ability to execute our business plan and maintain operations depends on the continued and uninterrupted performance of our information technology (“IT”) systems. IT systems are vulnerable to risks and damages from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of our and our vendors’ servers are potentially vulnerable to physical or electronic break-ins, including cyber-attacks, computer viruses and similar disruptive problems. These events could lead to the unauthorized access, disclosure and use of non-public information. The techniques used by criminal elements to attack computer systems are sophisticated, change frequently and may originate from less regulated and remote areas of the world. As a result, we may not be able to address these techniques proactively or implement adequate preventative measures. If our computer systems are compromised, we could be subject to fines, damages, litigation and enforcement actions, and we could lose trade secrets, the occurrence of which could harm our business. Despite precautionary measures to prevent unanticipated problems that could affect our IT systems, sustained or repeated system failures that interrupt our ability to generate and maintain data could adversely affect our ability to operate our business.

Our internal computer systems, or those of our collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption and cause our business and reputation to suffer.

In the ordinary course of business, our internal computer systems and those of our current and any future collaborators and other contractors or consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we do not believe that we have experienced any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could adversely affect our business operations, whether due to a loss of our trade secrets or other proprietary information or other similar disruptions. Any such access, disclosure or other loss of such information could result in legal claims or proceedings and damage our reputation.

Loss of key personnel may adversely affect our business.

Our success greatly depends on the performance of our executive management team, including Andy Heyward, our Chief Executive Officer. The loss of the services of any member of our core executive management team or other key persons could have a material adverse effect on our business, results of operations and financial condition.

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Our management team currently owns a substantial interest in our voting stock.

As of December 31, 2019, our management team and Board of Directors beneficially own or control (including conversions, options or warrants exercisable or convertible within 60 days) a combined 3,381,779 or 12.77%, of our shares currently outstanding (including conversions, options or warrants exercisable or convertible within 60 days). Sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Additionally, management has the ability to control any proposals submitted to shareholders, including corporate actions and board changes which may not be in accordance with the votes of other shareholders.

Litigation may harm our business or otherwise distract management.

Substantial, complex or extended litigation could cause us to incur large expenditures and could distract management. For example, lawsuits by licensors, consumers, employees or stockholders could be very costly and disrupt business. While disputes from time to time are not uncommon, we may not be able to resolve such disputes on terms favorable to us.

Our vendors and licensees may be subject to various laws and government regulations, violation of which could subject these parties to sanctions which could lead to increased costs or the interruption of normal business operations that could negatively impact our financial condition and results of operations.

Our vendors and licensees may operate in a highly regulated environment in the US and international markets. Federal, state and local governmental entities and foreign governments may regulate aspects of their businesses, including the production or distribution of our content or products. These regulations may include accounting standards, taxation requirements (including changes in applicable income tax rates, new tax laws and revised tax law interpretations), product safety and other safety standards, trade restrictions, regulations regarding financial matters, environmental regulations, advertising directed toward children, product content, and other administrative and regulatory restrictions. While we believe our vendors and licensees take all the steps necessary to comply with these laws and regulations, there can be no assurance that they are compliant or will be in compliance in the future. Failure to comply could result in monetary liabilities and other sanctions which could increase our costs or decrease our revenue resulting in a negative impact on our business, financial condition and results of operations.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete in the animated content and entertainment industry depends, in part, upon successful protection of our proprietary and intellectual property. We protect our property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited, or no, practical protection in some jurisdictions. It may be possible for unauthorized third parties to copy and distribute our productions or portions of our productions. In addition, although we own most of the music and intellectual property included in our products, there are some titles which the music or other elements are in the public domain and for which it is difficult or even impossible to determine whether anyone has obtained ownership or royalty rights. It is an inherent risk in our industry that people may make such claims with respect to any title already included in our products, whether or not such claims can be substantiated. If litigation is necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and the resulting diversion of resources could have an adverse effect on our business, operating results or financial condition.

RISKS RELATING TO THIS OFFERING AND OUR COMMON STOCK

If we sell shares of our common stock in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.

We may from time to time issue additional shares of common stock at a discount from the current market price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. If we issue common stock or securities convertible or exercisable into common stock, our common stockholders would experience additional dilution and, as a result, our stock price may decline.

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An active trading market for our common stock may not be sustained.

Although our common stock is listed on the Nasdaq Capital Market, the market for our shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our common stock may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

Our stock price may be subject to substantial volatility, and stockholders may lose all or a substantial part of their investment.

Our common stock currently trades on the Nasdaq Capital Market. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our common stock may not necessarily be a reliable indicator of our fair market value. The price at which our common stock trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of significant customers, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

Our failure to meet the continued listing requirements of Nasdaq Capital Market could result in a delisting of our Common Stock.

On September 4, 2019, the Company received a notification letter from The Nasdaq Stock Market (“Nasdaq”) informing the Company that for the last 30 consecutive business days, the bid price of the Company’s Common Stock had closed below $1.00 per share, which is the minimum required closing bid price for continued listing on The Nasdaq Capital Market pursuant to Listing Rule 5550(a)(2).

This notice has no immediate effect on the Company's Nasdaq listing or trading of its Common Stock. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until March 2, 2020, to regain compliance. To regain compliance, the closing bid price of the Company’s Common Stock must be at least $1.00 per share for a minimum of ten consecutive business days. If the Company does not regain compliance by March 2, 2020, the Company may be eligible for additional time to regain compliance or if the Company is otherwise not eligible, the Company may request a hearing before a Hearings Panel.

If we fail to satisfy the continued listing requirements of Nasdaq Capital Market, such as minimum financial and other continued listing requirements and standards, including those regarding minimum stockholders’ equity, minimum share price, and certain corporate governance requirements, Nasdaq may take steps to delist our Common Stock. Such a delisting would likely have a negative effect on the price of our Common Stock and would impair your ability to sell or purchase our Common Stock when you wish to do so. In the event of a delisting, we would expect to take actions to restore our compliance with Nasdaq's listing requirements, but we can provide no assurance that any such action taken by us would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the Nasdaq minimum bid price requirement, or prevent future non-compliance with Nasdaq's listing requirements.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal controls over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal controls over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

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We are authorized to issue “blank check” preferred stock without stockholder approval, which could adversely impact the rights of holders of our common stock.

Our Articles of Incorporation authorize us to issue up to 10,000,000 shares of blank check preferred stock. We currently have 430 shares of Series A Convertible Preferred Stock outstanding, which are convertible into 2,047,619 shares of common stock at a conversion price of $0.21 per share. Any additional preferred stock that we issue in the future may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing those shares to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we have no present intention to issue any additional shares of authorized preferred stock, there can be no assurance that we will not do so in the future.

We do not expect to pay dividends in the future and any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as our Board of Directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our Board of Directors. If we do not pay dividends, our common stock may be less valuable because the return on investment will only occur if its stock price appreciates.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Concentration of ownership among our existing officers, directors and principal stockholders may prevent other stockholders from influencing significant corporate decisions and depress our stock price.

Based on the number of shares outstanding as of December 31, 2019, our officers, directors and stockholders who hold at least 5% of our stock beneficially own a combined total of approximately 48.14% of our outstanding common stock, including shares of common stock subject to preferred shares, stock options, and warrants that are currently convertible or exercisable or will be convertible or exercisable within 60 days after December 31, 2019. If these officers, directors, and principal stockholders or a group of our principal stockholders act together, they will be able to exert a significant degree of influence over our management and affairs and control matters requiring stockholder approval, including the election of directors and approval of mergers, business combinations or other significant transactions. The interests of one or more of these stockholders may not always coincide with our interests or the interests of other stockholders. For instance, officers, directors, and principal stockholders, acting together, could cause us to enter into transactions or agreements that we would not otherwise consider. Similarly, this concentration of ownership may have the effect of delaying or preventing a change in control of our company otherwise favored by our other stockholders.

If our Common Stock becomes subject to the penny stock rules, it may be more difficult to sell our Common Stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The OTC Bulletin Board does not meet such requirements and if the price of our Common Stock is less than $5.00 and our Common Stock is no longer listed on a national securities exchange such as Nasdaq, our stock may be deemed a penny stock. The penny stock rules require a broker-dealer, at least two business days prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver to the customer a standardized risk disclosure document containing specified information and to obtain from the customer a signed and date acknowledgment of receipt of that document. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive: (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the section regarding Management’s Discussion and Analysis of Financial Condition and Results of Operations) contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations thereof are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus. Additionally, statements concerning future matters are forward-looking statements. These statements include, among other things, statements regarding:

•	our ability to generate revenue or achieve profitability;

•	our ability to obtain additional financing on acceptable terms, if at all;
•	our ability to repay our outstanding accrued convertible notes;

•	fluctuations in the results of our operations from period to period;

•	general economic and financial conditions;

•	our ability to anticipate changes in popular culture, media and movies, fashion and technology;

•	competitive pressure from other distributors of content and within the retail market;

•	our reliance on and relationships with third-party production and animation studios;

•	our ability to market and advertise our products;

•	our reliance on third-parties to promote our products;

•	our ability to keep pace with technological advances;

•	performance of our information technology and storage systems;

•	a disruption or breach of our internal computer systems;

•	our ability to retain key personnel;

•	the impact of federal, state or local regulations on us or our vendors and licensees;

•	our ability to protect and defend against litigation, including intellectual property claims;

•	the volatility of our stock price;

•	the marketability of our stock;

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•	our broad discretion to invest or spend the proceeds of our financings in ways with which our stockholders may not agree and may have limited ability to influence; and

•	other risks and uncertainties, including those listed in the section on “Risk Factors.”

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risks Factors” above, as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We file reports with the Securities and Exchange Commission (“SEC”) and our electronic filings with the SEC (including our Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports) are available free of charge on the SEC’s website at http://www.sec.gov. You can also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You can obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, except as required by law. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus, which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of securities by the selling stockholders pursuant to this prospectus. We may receive up to approximately $362,880 in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes.

DESCRIPTION OF BUSINESS

Overview

Genius Brands International, Inc. (“we,” “us,” “our,” or the “Company”) is a global content and brand management company that creates and licenses multimedia content. Led by experienced industry personnel, we distribute our content in all formats as well as a broad range of consumer products based on our characters. In the children’s media sector, our portfolio features “content with a purpose” for toddlers to tweens, which provides enrichment as well as entertainment. New intellectual property titles include the preschool property Rainbow Rangers, which debuted in November 2018 on Nickelodeon and which was renewed for a second season, and preschool property Llama Llama, which debuted on Netflix in January 2018 and was renewed by Netflix for a second season. Our library titles include the award winning Baby Genius, adventure comedy Thomas Edison’s Secret Lab® and Warren Buffett’s Secret Millionaires Club, created with and starring iconic investor Warren Buffett, which is distributed across our Genius Brands Network on Comcast’s Xfinity on Demand, AppleTV, Roku, Amazon Fire, YouTube, Amazon Prime, Cox, Dish, Sling and Zumo as well as Connected TV. We are also developing an all-new animated series, Stan Lee’s Superhero Kindergarten with Stan Lee’s Pow! Entertainment.

In addition, we act as licensing agent for Penguin Young Readers, a division of Penguin Random House LLC who owns or controls the underlying rights to Llama Llama, leveraging our existing licensing infrastructure to expand this brand into new product categories, new retailers, and new territories.

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Our Products

Original Content

We own and produce original content that is meant to entertain and enrich toddlers to tweens as well as families. It is generally a three-year cycle from the inception of an idea, through production of the content and development and distribution of a range of consumer products to retail, creating an inevitable lag time between the creation of the intellectual property to the realization of economic benefit of those assets. Our goal is to maintain a robust and diverse portfolio of brands, appealing to various interests and ages, featuring evergreen topics with global appeal. Our portfolio of intellectual property can be licensed, re-licensed, and potentially exploited for years to come, with revenue derived from multiple sources and territories. Our portfolio of original content includes:

Content in Production

Rainbow Rangers Season 2: From Shane Morris, the writer of Frozen, and Rob Minkoff, the director of The Lion King, Rainbow Rangers is an animated series about the adventures of seven magical girls from Kaleidoscopia, a fantastic land on the other side of the rainbow. The Rangers serve as Earth’s guardians and first-responders. When there’s trouble for the people or animals of the Earth, the Rangers ride a rainbow across the sky to save the day. We have partnered with Mattel Inc.’s Fisher Price Toys as the master toy partner for the series, and Viacom’s Nick Jr. has licensed the series for broadcast in the US. Numerous international broadcast agreements have been signed and several more are currently being negotiated in various territories. Viacom has ordered a second season of the series consisting of 26 half-hour episodes that are currently in production, the first half of which have been delivered.

Llama Llama Season 2: We completed production of fifteen half-hour animated episodes in 2017, which premiered on Netflix in early 2018. Netflix ordered a second season of Llama Llama consisting of ten half-hour animated episodes. Back for Season 2 are Llama Llama’s creators including Oscar-winning director Rob Minkoff (The Lion King), showrunner Joe Purdy, art director Ruben Aquino (Frozen) and Emmy-winning producers Jane Startz and Andy Heyward. Based on the NY Times #1 best-selling children’s books of the same name, the animated series centers on young Llama Llama’s first steps in growing up and facing childhood milestones. Each episode is structured around a childhood milestone and a life lesson learned by Llama Llama and his friends, told with a sense of humor, vitality, and understanding.

Content in Development

Superhero Kindergarten: In conjunction with Stan Lee’s POW! Entertainment, we are developing an animated pre-school series with the current title of “Superhero Kindergarten.” Superhero Kindergarten tells the story of a classroom filled with kids with superpowers and how they learn to use those powers to fight against the forces of evil while still dealing with all of the issues that come from being 6 years old.

Baby Genius: For more than ten years, Baby Genius has earned worldwide recognition for creating award-winning products for toddlers. Its catalogue of 500 songs, 125 music videos, and toys features classic nursery rhymes, learning songs, classical music, holiday favorites and more. Recognizing a need in the marketplace for established pre-school content, the Baby Genius channel was launched featuring the award-winning collection of Baby Genius Videos along with third party content providers sharing the Genius Brands “Content with a Purpose” message. The Baby Genius brand is synonymous with safe, enriching content for preschoolers and is being re-launched as a life style brand incorporating a new website, content and consumer products designed with today’s family in mind.

Already Released Content

Rainbow Rangers: The series premiered on Nick Jr. in November 2018 and we completed 26 half hour episodes in February 2019. The series was created by Shane Morris, the co-writer of Frozen, and Rob Minkoff, the director of The Lion King, Rainbow Rangers is an animated series about the adventures of seven magical girls from Kaleidoscopia, a fantastic land on the other side of the rainbow. The Rangers serve as Earth’s guardians and first-responders. When there’s trouble for the people or animals of the Earth, the Rangers ride a rainbow across the sky to save the day. A global licensing program is in place and the first products will be introduced to the market in second quarter of 2019.

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Llama Llama: We completed production of fifteen half-hour animated episodes in 2017 which premiered on Netflix in early 2018. Llama Llama’s creators include Oscar-winning director Rob Minkoff (The Lion King), director Saul Blinkoff (Doc McStuffins), showrunner Joe Purdy, art director Ruben Aquino (Frozen) and Emmy-winning producers Jane Startz and Andy Heyward. Based on the NY Times #1 best-selling children’s books of the same name, the animated series centers on young Llama Llama’s first steps in growing up and facing childhood milestones. Each episode is structured around a childhood milestone and a life lesson learned by Llama Llama and his friends, told with a sense of humor, vitality, and understanding. The global licensing program was unveiled in June 2016 at the Licensing Expo held in Las Vegas.

SpacePop: SpacePop is a music and fashion driven animated property that has garnered over 17 million views and over 63,000 subscribers since its launch in May 2016. With 108 three-minute webisodes produced, SpacePop had a best-in-class production team which included Steve Banks (head writer and story editor of Sponge Bob Square Pants) as content writer; Han Lee (Pink Fizz, Bobby Jack) for original character designs; multiple Grammy Award-winning producer and music veteran Ron Fair (Fergie, Mary J. Blige, Black Eyed Peas, Pussycat Dolls, Christina Aguilera and more), singer-songwriter Stefanie Fair (founding member of RCA’s girl group Wild Orchid with Fergie) for the original SpacePop theme music; and veteran music producer and composer John Loeffler (Kidz Bop, Pokemon) for original songs. SpacePop products range from apparel and accessories, to beauty, cosmetics, candy, books and music.

Thomas Edison’s Secret Lab: Thomas Edison’s Secret Lab is a STEM-based comedy adventure series by Emmy-nominated writer Steve Banks (SpongeBob Square Pants), multi-Emmy Award-winning writer Jeffrey Scott (Dragon Tales), and Emmy Award-winning producer Mark Young (All Dogs Go To Heaven 2). The series includes 52 eleven-minute episodes as well as 52 ninety-second original music videos produced by Grammy Award-winning producer Ron Fair. The animated series follows the adventures of Angie, a 12-year-old prodigy who, along with her young science club, discovers Thomas Edison’s secret lab.

Warren Buffett’s Secret Millionaire’s Club: With 26 thirty-minute episodes and 26 four-minute webisodes, this animated series features Warren Buffett who acts as a mentor to a group of entrepreneurial kids who have international adventures that lead them to encounter neighborhood and community problems to solve. Warren Buffett’s Secret Millionaire’s Club empowers kids by helping them learn about the business of life and the importance of developing healthy life habits at an early age.

Licensed Content

In addition to the wholly-owned or partially-owned properties listed above, we represent Llama Llama in the licensing and merchandising space.

Genius Brands Network

Seeing a need for a destination devoted to providing “Content with a Purpose,” we launched the Genius Brands Network comprised of the Kid Genius Cartoon Network and Baby Genius TV. The network is distributed across multiple platforms including advertising supported video-on-demand (“AVOD”), subscription video-on-demand (“SVOD”) and over-the-top platforms (“OTT”) providing kids and parents a clear choice in premium entertaining, enriching and engaging programming.

The Kid Genius Cartoon Network provides smart TV for kids. Our shows are designed for kids to tweens. Our Kid Genius Cartoon Network exposes kids to new and intriguing subjects that stimulate their senses and imagination on a daily basis. We believe that parents will enjoy watching their kids be entertained with enriching and educational series. Featured series include Dino Squad, Thomas Edison’s Secret Lab, Inspector Gadget and more. The Kid Genius Cartoon Channel Plus was launched in September 2017 on Amazon Prime. Kid Genius Cartoon Channel Plus is a subscription video-on-demand service available for $3.99 per month to the approximately 80 million Amazon Prime members. The channel features a variety of owned and licensed content.

Baby Genius TV provides enriching and entertaining content for toddlers through preschoolers. Toddlers to preschoolers learn lessons through music and characters that ignite their imagination. We believe that parents will feel safe knowing that their children are enjoying the educational content of our shows. Series include Baby Genius, DaJammies (Toon Farm), and Gummi Bear & Friends and more.

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Distribution

Content

Today’s global marketplace and the manner in which content is consumed has evolved to a point where we believe there is only one viable strategy, ubiquity. Kids today expect to be able to watch what they want whenever they want and wherever they want. As such, content creators now must offer direct access on multiple fronts. This includes not only linear broadcast but also digital platforms. We have strong ties to and actively solicit placement for our content from large linear broadcasters such as Nickelodeon, The Disney Channel, Cartoon Network, Sprout, and PBS. Similarly, on the digital side, we are partnered with Comcast’s Xfinity platform as well as AppleTV, Roku, Samsung TV, Amazon Fire, Amazon Prime, Netflix, YouTube, Cox, Dish, Sling and Zumo as well as Connected TV. We replicate this model of ubiquity around the world defining content distribution strategies by market that blends the best of linear, VOD, and digital distribution.

Finally, we expanded our long-term strategic partnership with Sony Pictures Home Entertainment from domestic to global in January 2017. On August 31, 2018, Sony Pictures Home Entertainment assigned all of its rights and interest in our programs to Alliance Entertainment, LLC (“AEC”).

Consumer Products

A source of our revenue is our licensing and merchandising activities from our underlying intellectual property content. We work directly in licensing properties to a variety of manufacturers, wholesalers, and retailers. We currently have across all brands in excess of 45 licensees and hundreds of licensed products scheduled to enter the market. Products bearing our marks can be found in a wide variety of retail distribution outlets reaching consumers in retailers such as Wal-Mart, Target, Barnes & Noble, The Home Depot, Old Navy, Amazon.com and many more. We often negotiate dedicated retail space on a direct basis with retailers that will include branded signage to give our brands prominence and clear communication with the consumer. License agreements that we enter into often include financial guarantees and commitments from the manufacturers guaranteeing a minimum stream of revenue for us. As licensed merchandise is sold at retail, these advances and/or minimum guarantees can earn out at which point we could earn additional revenue.

Marketing

We believe that generating awareness and consumer interest in our brands requires a 360-degree approach to marketing. Beyond the content creation and distribution, consumers must become engaged with the content in all aspects of their lives. Successful marketing campaigns for our brands have included utilizing influencers (individuals with a strong, existing social media presence who drive awareness of our brands to their followers), social media marketing, and participating in cross promotional consumer product campaigns. We deploy digital and print advertising to support the brands as well as work with external media relations professionals to promote our efforts to both consumer and trade. We regularly initiate grass roots marketing campaigns and strategic partnerships with brands that align and offer value to us. Our Genius Brands Network, with distribution in over 80 million households, provides reach for cross promotion of content and consumer products.

Competition

We compete against other creators of children’s content including Disney, Nickelodeon, PBS Kids, and Sesame Street as well as other small and large creators. In the crowded children’s entertainment space, we compete with these other creators for both content distribution across linear, VOD, and digital platforms as well as retail shelf space for our licensed products. To compete, we are focused on our strategic positioning of “content with a purpose” which we believe is a point of differentiation embraced by the industry, as well as parents and educators. Additionally, the Kid Genius Cartoon Network, Baby Genius TV, and Kid Genius Cartoon Channel Plus enables us to increase the awareness of our brands through an owned platform.

Customers and Licensees

Typically, our business is not reliant on one or a few major customers; however, in 2019, two customers accounted for 83% of our revenue from the delivery of Llama Llama Season 2 to Netflix and the delivery of Rainbow Rangers Season 1 to Nick Jr. In 2018, one customer accounted for 20% of our revenue. As of December 31, 2019, we had partnered with over 60 consumer products licensees going to market with nearly 500 stock keeping units (“SKU”). As of the same date, we licensed our content to over 44 broadcasters in over 90 territories globally as well as a number of VOD and online platforms that have a global reach. This broad cross-section of customers includes companies such as Comcast, Netflix, Sony, YouTube, Mattel, Target, Penguin Publishing, Manhattan Toys, Roku, Apple TV, Amazon, Google, Bertelsmann Music Group, Discovery International, and others both domestically and internationally.

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Government Regulation

The FCC requires broadcast networks to air a required number of hours of Educational and Informational content (E/I). We are subject to online distribution regulations, namely the FTC’s Children’s Online Privacy Protection Act (COPPA) which regulates the collection of information of children younger than 13 years old.

We are currently subject to regulations applicable to businesses generally, including numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing, enforcement and advertising of credit accounts, and limitations on the maximum amount of finance charges that may be charged by a credit provider. Although credit to some of our customers is provided by third parties without recourse to us based upon a customer’s failure to pay, any restrictive change in the regulation of credit, including the imposition of, or changes in, interest rate ceilings, could adversely affect the cost or availability of credit to our customers and, consequently, our results of operations or financial condition.

Licensed toy products are subject to regulation under the Consumer Product Safety Act and regulations issued thereunder. These laws authorize the Consumer Product Safety Commission (the “CPSC”) to protect the public from products which present a substantial risk of injury. The CPSC can require the manufacturer of defective products to repurchase or recall such products. The CPSC may also impose fines or penalties on manufacturers or retailers. Similar laws exist in some states and other countries in which we plan to market our products. Although we do not manufacture and may not directly distribute toy products, a recall of any of the products may adversely affect our business, financial condition, results of operations and prospects.

We also maintain websites which include our corporate website located at www.gnusbrands.com, as well as www.spacepopgirls.com, www.kidgeniustv.com, www.babygenius.com, www.smckids.com, www.slam7.com, and www.edisonsecretlab.com. These websites are subject to laws and regulations directly applicable to Internet communications and commerce, which is a currently developing area of the law. The United States has enacted Internet laws related to children’s privacy, copyrights and taxation. However, laws governing the Internet remain largely unsettled. The growth of the market for Internet commerce may result in more stringent consumer protection laws, both in the United States and abroad, that place additional burdens on companies conducting business over the Internet. We cannot predict with certainty what impact such laws will have on our business in the future. In order to comply with new or existing laws regulating Internet commerce, we may need to modify the manner in which we conduct our website business, which may result in additional expense.

Because our products are manufactured by third parties and licensees, we are not significantly impacted by federal, state and local environmental laws and do not have significant costs associated with compliance with such laws and regulations.

Employees

As of December 31, 2019, we had 19 full-time equivalent employees. We employ on an outsourced, as-needed basis, contractors in the fields of investor relations, public relations, accounting and production.

Intellectual Property

As of December 31, 2019, we own the following properties and related trademarks: SpacePop, Secret Millionaires Club, Thomas Edison’s Secret Lab, “Baby Genius”, “Kid Genius”, “Wee Worship”, “A Squared”, and “Kaflooey”, as well as several other names and trademarks on characters that had been developed for our content and brands. Additionally, we have trademark applications pending for Rainbow Rangers.

As of December 31, 2019, we hold 14 registered trademarks in multiple classes in the United States as well as additional trademarks in the United States that are associated with our other brands. We also have a number of registered and pending trademarks in Europe, Australia, China, Japan and Mexico and other countries in which our products are sold.

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As of December 31, 2019, we also held 146 motion picture, 13 sound recordings, and two literary work copyrights related to our video, music and written work products.

We have 50/50 ownership agreements with the following partners and their related brands: Martha Stewart’s Martha & Friends; and Gisele Bündchen’s Gisele & the Green Team.

In addition to the wholly-owned or partially-owned properties listed above, we represent Llama Llama in the licensing and merchandising space.

Company Information

We were incorporated in California on January 3, 2006 and reincorporated in Nevada in October 2011. We commenced operations in January 2006, assuming all of the rights and obligations of our then Chief Executive Officer, under an Asset Purchase Agreement between us and Genius Products, Inc., in which we obtained all rights, copyrights, and trademarks to the brands “Baby Genius,” “Kid Genius,” “123 Favorite Music” and “Wee Worship,” and all then existing productions under those titles. In October 2011, we (i) changed our domicile to Nevada from California, and (ii) changed our name to Genius Brands International, Inc. from Pacific Entertainment Corporation (the “Reincorporation”). In connection with the Reincorporation, we changed our trading symbol from “PENT” to “GNUS.”

Our principal executive offices are located at 190 N. Canon Drive, 4th Floor, Beverly Hills, California 90210. Our telephone number is 310-273-4222. We maintain an Internet website at www.gnusbrands.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus.

DESCRIPTION OF PROPERTY

We own no real estate property. We lease approximately 5,838 square feet of general office space at 190 N. Canon Drive, 4th FL, Beverly Hills, CA 90210 pursuant to a 96-month lease that commenced on September 1, 2019. We pay rent of $392,316 annually, subject to annual escalations of 3.5%.

LEGAL PROCEEDINGS

There are presently no material pending legal proceedings to which we are a party or as to which any of our property is subject, and no such proceedings are known to us to be threatened or contemplated against us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations, financial condition and liquidity and capital resources should be read in conjunction with our financial statements and related notes for the fiscal years ended December 31, 2019 and 2018 and our unaudited financial statements and related notes for the three and nine months ended September 30, 2019. Certain statements made or incorporated by reference in this prospectus and our other filings with the Securities and Exchange Commission, in our press releases and in statements made by or with the approval of authorized personnel constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the safe harbor created thereby. Forward-looking statements reflect intent, belief, current expectations, estimates or projections about, among other things, our industry, management’s beliefs, and future events and financial trends affecting us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward looking statements. Although we believe the expectations reflected in any forward-looking statements are reasonable, such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of factors that could cause our actual results to differ from those expressed or implied by forward looking statements.

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Overview

The management’s discussion and analysis is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

Our Business

Genius Brands International, Inc. (“we,” “us,” “our,” or the “Company”) is a global content and brand management company that creates and licenses multimedia content. Led by experienced industry personnel, we distribute our content in all formats as well as a broad range of consumer products based on our characters. In the children's media sector, our portfolio features “content with a purpose” for toddlers to tweens, which provides enrichment as well as entertainment. New intellectual property titles include the preschool property Rainbow Rangers, which debuted in November 2018 on Nickelodeon and which was renewed for a second season and preschool property Llama Llama, which debuted on Netflix in January 2018 and was renewed by Netflix for a second season. Our library titles include the award winning Baby Genius, adventure comedy Thomas Edison's Secret Lab® and Warren Buffett's Secret Millionaires Club, created with and starring iconic investor Warren Buffett, which is distributed across our Genius Brands Network on Comcast’s Xfinity on Demand, AppleTV, Roku, Amazon Fire, YouTube, Amazon Prime, Cox, Dish, Sling and Zumo as well as Connected TV. We are also developing an all-new animated series, Stan Lee's Superhero Kindergarten with Stan Lee's Pow! Entertainment.

In addition, we act as licensing agent for Penguin Young Readers, a division of Penguin Random House LLC who owns or controls the underlying rights to Llama Llama, leveraging our existing licensing infrastructure to expand this brand into new product categories, new retailers, and new territories.

Secured Convertible Notes

On August 17, 2018, the Company entered into a securities purchase agreement (the “August 2018 Purchase Agreement”) with certain investors (the “August 2018 Purchasers”), pursuant to which the Company agreed to sell (i) an aggregate principal amount of $4.50 million in secured convertible notes, convertible into shares of our common stock, par value $0.001 per share (the “Common Stock”), at an initial conversion price of $2.50 per share (the “Secured Convertible Notes”) and (ii) warrants to purchase 1,800,000 shares of our Common Stock at an exercise price of $3.00 per share. We received $4,186,054 in net proceeds from the offering.

The Secured Convertible Notes are our senior secured obligations and are secured by certain tangible and intangible property of the Company as described in the August 2018 Purchase Agreement. The Secured Convertible Notes matured on August 20, 2019. The Secured Convertible Notes bear interest at a rate of 10% per annum and are convertible at any time until a Secured Convertible Note is no longer outstanding, in whole or in part, at the option of the holders into shares of Common Stock at a conversion price of $2.50 per share. As further described below, pursuant to the July Amendment, Waiver and Consent (as defined below), the conversion price of the Secured Convertible Notes was reduced to an amount equal to $1.515 per share. The Secured Convertible Notes have a beneficial ownership limitation such that none of the Investors have the right to convert any portion of their Secured Convertible Notes if the Investor (together with its affiliates or any other persons acting together as a group with the Investor) would beneficially own in excess of 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the issuance of our Common Stock issuable upon conversion of such Secured Convertible Notes. In addition, the Secured Convertible Notes provide for a conversion cap, as amended by the July Amendment, Waiver and Consent, such that we may not issue any shares of our Common Stock upon conversion of Secured Convertible Notes which would exceed the aggregate number of shares of our Common Stock we could issue upon conversion of the Secured Convertible Notes without breaching our obligations, if any, under Nasdaq Stock Market LLC rules and regulations, except that such limitation shall not apply in the event that we obtain the approval of our stockholders as required by the applicable rules of the then applicable trading market for issuances of shares of Common Stock upon conversion of the Secured Convertible Notes in excess of such amount.

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The Company failed to meet certain conditions under the terms of the Secured Convertible Notes and was obligated to repay in cash the then outstanding principal amount of the Secured Convertible Notes in full by the six-month anniversary of the date of maturity. On August 20, 2019, pursuant to the Secured Convertible Notes, the Company elected to make six equal monthly principal payments of $750,000. As further described below, holders of the Secured Convertible Notes agreed to extend the maturity date of the Secured Convertible Notes. Subject to certain equity conditions, we may force a conversion of the debt into equity. We may redeem the Secured Convertible Notes at any time prior to maturity. The remaining balance of $883,332 under the Secured Convertible Notes not extended were partially repaid, including interest, in three monthly installments of $220,883, with the last payment currently due.

On December 16, 2019, the Company entered into Warrant Exercise Agreements (the “Exercise Agreements”) with certain of the holders of Existing Warrants (defined herein) to purchase an aggregate of 3,646,135 shares of Common Stock (the “Exercising Holders”). Pursuant to the Exercise Agreements, the Exercising Holders and the Company agreed that, subject to any applicable beneficial ownership limitations, the Exercising Holders would exercise their Existing Warrants (the “Investor Warrants”) for shares of Common Stock underlying such Existing Warrants (the “Exercised Shares”) at a reduced exercise price of $0.21 per share of Common Stock. In order to induce the Exercising Holders to cash exercise the Investor Warrants, the Exercise Agreements provided for the issuance of new warrants to purchase up to an aggregate of approximately 3,646,135 shares of Common Stock (the “New Warrants”), with such New Warrants issued in an amount equal to the number of the Exercised Shares underlying any Investor Warrants. The Company used a portion of these cash proceeds towards payment of certain Secured Convertible Notes.

We currently do not have enough cash and cash equivalents to repay the outstanding Secured Convertible Notes in full in cash. If not earlier converted, we will need to obtain additional financing or refinance the Secured Convertible Notes prior to the date when all principal payments are due. On September 20, 2019, the Company and holders of $1,958,334 and $687,500 of the Secured Convertible Notes agreed to extend the maturity of those Secured Convertible Notes until January 31, 2020 and August 20, 2021, respectively. The Company also agreed to pay the 10% interest to the holders monthly instead of quarterly. The Company has been engaged in discussions with potential investors regarding potential dilutive equity and debt financings, which could also include a reduction in the conversion price of the Secured Convertible Notes and/or a reduction in the exercise price of the Company’s existing outstanding warrants. There can be no assurance, however, that we will enter into any additional agreements with such holders of the Secured Convertible Notes or be successful in securing any such additional funding. If we do not reach any agreement to further extend the maturity date of some or all of the Secured Convertible Notes or secure such additional funding, we may not be able to repay the amounts due under the Secured Convertible Notes and will be in default. If we default in our payment obligations under the Secured Convertible Notes and the indebtedness under the Secured Convertible Notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full at such time or we may not be able to obtain debt or equity financing on favorable terms or if at all to repay the Secured Convertible Notes. As a result, we could be forced into bankruptcy or liquidation.

February 2019 Sale of Common Stock and Warrants

On February 14, 2019, the Company entered into a securities purchase agreement with a certain accredited investor pursuant to which we sold 945,894 shares of Common Stock and warrants to purchase up to 945,894 shares of our Common Stock, or the registered warrants, to such investor (the “February 2019 Offering”). The Company received $1,757,552 in net proceeds from this offering. Each share of Common Stock was accompanied by a registered warrant to purchase one share of Common Stock at an exercise price of $2.12. Each share of Common Stock and accompanying registered warrant were sold at a combined purchase price of $2.12. The shares of Common Stock and registered warrants were purchased together and were issued separately and were immediately separable upon issuance. In a concurrent private placement, we also sold to the purchaser in the February 2019 Offering, unregistered warrants to purchase up to an additional 945,894 shares of our Common Stock.

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July Amendment, Waiver and Consent

On July 22, 2019, in connection with a proposed public offering of Common Stock (the “August 2019 Offering”), we entered into an amendment, waiver and consent agreement (the “July Amendment, Waiver and Consent”) with certain holders constituting (i) a majority-in-interest of the holders of our Secured Convertible Notes and (ii) 51% in interest of the shares of Common Stock issued pursuant to a securities purchase agreement, dated as of January 8, 2018, by and among the Company and the purchasers identified on the signature pages thereto (the “January 2018 Purchase Agreement”). Pursuant to the July Amendment, Waiver and Consent, such holders agreed to amend the August 2018 Purchase Agreement, the January 2018 Purchase Agreement and the Secured Convertible Notes, waive any applicable rights and remedies under each of the August 2018 Purchase Agreement and the January 2018 Purchase Agreement, and consent to the August 2019 Offering in consideration for (i) a reduction in the conversion price of the Secured Convertible Notes from $2.50 per share to an amount equal to $1.515 and (ii) the issuance to the August 2018 Purchasers of new warrants to purchase the same number of shares of Common Stock that were issued to each August 2018 Purchaser pursuant to the August 2018 Purchase Agreement (for an aggregate of 1,800,000 shares of Common Stock to all August 2018 Purchasers) at an exercise price per share equal to $1.14 and will become exercisable commencing six (6) months and one day from the date of issuance and will expire five (5) years from the date of issuance.

Series A Convertible Preferred Stock Price Adjustments

In connection with the issuance of the warrants described above, the conversion price of our outstanding Series A Convertible Preferred Stock was reduced from $2.12 to $1.14.

On September 18, 2019, the Company entered into a private transaction (the “Private Transaction”) pursuant to a Warrant Exercise Agreement (the “Agreement”) with the holder of the Company’s existing warrants (the “Original Warrants”). The Original Warrants were originally issued on February 19, 2019, to purchase an aggregate of 945,894 shares of Common Stock, at an exercise price of $2.12 per share and were to expire on February 19, 2020.

Pursuant to the Agreement, the holder of the Original Warrants and the Company agreed that such Original Warrant holder would exercise its Original Warrants in full and the Company would amend the Original Warrants to reduce the exercise price thereof to $0.76 (the “Amended Exercise Price”). The Company received $718,879 from the exercise of the Original Warrants before paying the placement agent fee of $50,321. The induced exercise resulted in the Company recognizing and recording an “imputed dividend” of $181,884. As a result, the conversion price of the Series A Convertible Preferred Stock decreased to $0.76.

On November 20, 2019, the Company entered into a settlement agreement and release (“Settlement Agreement”) with certain holders of Series A Convertible Preferred Stock of the Company (each, a “Preferred Holder” and collectively, the “Preferred Holders”) constituting 58% of the outstanding Series A Preferred Stock in connection with a dispute that arose between the parties with respect to certain rights under the Certificate of Designations, Preferences and Rights of the 0% Series A Convertible Preferred Stock of the Company filed with the Nevada Secretary of State on May 14, 2014 (the “Certificate of Designations”).

Pursuant to the Settlement Agreement, the Company agreed to adjust the conversion price of the Series A Convertible Preferred Stock to $0.21 and the parties agreed to terminate and deem null and void that certain Securities Purchase Agreement, dated as of May 14, 2014, by and among the Preferred Holders and the other parties signatories thereto, with respect to the Preferred Holders. The Preferred Holders, constituting the holders of at least a majority of the outstanding Preferred Shares (the “Required Holders”), agreed and consented to an amendment and restatement of the Certificate of Designations. The parties also agreed to customary releases and a covenant not to sue as further contained in the Settlement Agreement.

Series A Convertible Preferred Stock Conversions

From October 4, 2019 to January 15, 2020, 1,690 shares of the Company’s Series A Convertible Preferred Stock were converted into an aggregate of 7,272,247 shares of the Company’s Common Stock.

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Stock Purchase Agreement

On October 2, 2019, the Company and Andy Heyward, the Company’s Chairman and Chief Executive Officer, entered into a stock purchase agreement (the “Stock Purchase Agreement”) pursuant to which Mr. Heyward agreed to purchase 1,000,000 shares of Common Stock, in a private placement for an aggregate purchase price of $760,000, or $0.76 per share (the “Private Placement”). The Private Placement closed on October 3, 2019.

Stock Issued For Services

On October 18, 2019, in exchange for freelance animation services, the Company issued a total of 534,247 shares of Common Stock to a vendor.

Securities Purchase Agreement

On October 28, 2019, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a certain investor named therein (the “Investor”), pursuant to which the Company agreed to issue and sell, in a registered direct offering by the Company directly to the Investor (the “Registered Offering”), an aggregate of 663,158 shares (the “Shares”) of Common Stock, at an offering price of $0.76 per share for gross proceeds of approximately $504,000 before deducting the placement agent fee and related offering expenses.

The Shares were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-214805), which was filed with the Securities and Exchange Commission (the “Commission”) on November 25, 2016 and was declared effective by the Commission on December 19, 2016 (the “Registration Statement”).

In a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offerings”), the Company agreed to issue to the Investor who participated in the Registered Offering warrants (the “Warrants” and collectively with the Shares, the “Securities”) exercisable for one share of Common Stock for an aggregate of 477,474 shares of Common Stock at an exercise price of $0.76 per share. Each Warrant will be immediately exercisable on the date of its issuance and will expire five years from the date it becomes exercisable. Subject to limited exceptions, a holder of a Warrant will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided further that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

Warrant Exercise Agreement

On January 22, 2020, the Company entered into a private transaction (the “Private Transaction”) pursuant to a Warrant Exercise Agreement (the “Agreement”) with the holder of the Company’s existing warrants (the “Original Warrants”). The Original Warrants were originally issued on October 3, 2017, to purchase an aggregate of 500,000 shares of Common Stock, at an exercise price of $3.90 per share and were to expire in October 2022.

Pursuant to the Agreement, the holder of the Original Warrants and the Company agreed that such Original Warrant holder would exercise its Original Warrants in full and the Company would amend the Original Warrants to reduce the exercise price thereof to $0.34 (the average closing price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the Agreement) (the “Amended Exercise Price”). The Company received approximately $170,000 from the exercise of the Original Warrants.

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Results of Operations

Years Ended December 31, 2018 and 2017

Our summary results for the years ended December 31, 2018 and 2017 are below.

Revenues

Revenues	Twelve Months Ended
	December 31, 2018	December 31, 2017	$ Change	% Change
Television & Home Entertainment	$323,709	$4,815,491	$(4,491,782)	-93%
Licensing & Royalties	449,385	472,134	(22,749)	-5%
Advertising Sales	217,999	38,779	179,220	462%
Product Sales	2,359	9,324	(6,965)	-75%
Total Revenue	$993,452	$5,335,728	$(4,342,276)	-81%

Television & Home Entertainment revenue is generated from distribution of our properties for broadcast on television, VOD, or SVOD in domestic and international markets and the sale of DVDs for home entertainment through our partners. Fluctuations in Television & Home Entertainment revenue occur period over period based on the achievement of revenue recognition criteria such as the start of a license period and the delivery of the content to the customer. During the year ended December 31, 2018 compared to December 31, 2017, Television & Home Entertainment revenue decreased $4,491,782 or 93%, primarily due to the revenue generated in 2017 from the delivery of the Llama Llama property content without comparable activity in 2018. These decreases were further due to the cumulative effect adjustment made as a result of adopting the new accounting standard, ASC 606. The impact of the adoption reduced revenues for the twelve months ended December 31, 2018 by $54,734.

Licensing and royalty revenue include items for which we license the rights to our copyrights and trademarks of our brands and those of the brands for which we act as a licensing agent. During the year ended December 31, 2018 compared to December 31, 2017, this category decreased $22,749, or 5%, primarily due to decreases in music licensing revenues offset by increased revenue generated from Rainbow Rangers and Llama Llama properties in 2018. These increases were partially offset by the cumulative effect adjustment made as a result of adopting the new accounting standard, ASC 606. The impact of the adoption reduced revenues for the twelve months ended December 31, 2018 by $134,000.

Advertising sales are generated on the Kid Genius Cartoon Channel in the form of either flat rate promotions or advertising impressions served. Advertising sales increased by $179,220, or 462%, during the twelve months ended December 31, 2018 compared to the twelve months ended December 31, 2017 primarily due to the addition of new distribution partners, increased advertising impressions served and additional ad campaigns in 2018. This was a result of our efforts to continue to grow this area of the business through new distribution channels and with new partners.

Product sales represent physical products in which we hold intellectual property rights such as trademarks and copyrights to the characters and which are manufactured and sold by us directly. During the year ended December 31, 2018, product sales associated with Warren Buffett’s Secret Millionaire Club decreased by $6,965, or 75%, due to the lack of attendance and resulting lost sales at the Berkshire Hathaway annual shareholder meeting in 2018.

Expenses

	Twelve Months Ended
	December 31, 2018	December 31, 2017	$ Change	% Change
Marketing and Sales	$738,122	$662,373	$75,749	11%
Direct Operating Costs	1,536,722	4,257,427	(2,720,705)	-64%
General and Administrative	4,982,779	5,329,718	(346,939)	-7%
Impairment Loss	1,740,000	–	1,740,000	N/A
Interest Expense	1,019,376	3,227	1,016,149	N/A
Total Operating Expenses	$10,016,999	$10,252,745	$(235,746)	-2%

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Marketing and sales expenses increased $75,749, or 11% for the twelve months ended December 31, 2018 compared to December 31, 2017 primarily due to an increase in marketing and advertising expenses to promote the Rainbow Rangers property.

Direct operating costs include costs of our product sales, unamortizable post-production costs, film and television cost amortization expense, and participation expense related to agreements with various animation studios, post-production studios, writers, directors, musicians or other creative talent with which we are obligated to share net profits of the properties on which they have rendered services. Direct operating costs for the twelve months ended December 31, 2018 decreased $2,720,705, or 64% compared to the twelve months ended December 31, 2017. During the twelve months ended December 31, 2018, we recorded film and television cost amortization expense of $1,079,723 and participation expense of $397,988, compared to the twelve months ended December 31, 2017 where we recorded expenses of $2,534,835 and $777,444, respectively. The decreases in direct operating costs in the year ended December 31, 2018 compared to the prior year reflect decreases in film amortization expense, participation expense and dubbing costs related to the delivery of Llama Llama to Netflix in the fourth quarter of 2017 without comparable activity in 2018.

General and administrative expenses consist primarily of salaries, employee benefits, share-based compensation related to stock options, insurances, rent, depreciation and amortization as well as other professional fees related to finance, accounting, legal and investor relations. General and administrative costs for twelve months ended December 31, 2018 decreased $346,939, or 7%, compared to the same period in 2017. This decrease is primarily due to a decrease in share-based compensation expense of $680,546 due to a reversal of inception to date expenses on non-vested options for terminated employees. It is offset by increases in salaries and wages of $210,508, investor relations fees of $161,863, and rent expense of $199,896. Fluctuations in other general and administrative expenses comprise the balance of the variance.

In connection with the Merger in 2013, the Company acquired $1,740,000 of Identifiable Artistic-Related Assets. These assets, related to certain properties owned by A Squared and assumed by the Company, were valued using an independent firm. Based on certain legal, regulatory, contractual, and economic factors, the Company has deemed these assets to be indefinite-lived. Hence, pursuant to FASB ASC 350-30, these assets are not subject to amortization and are tested annually for impairment. As of December 31, 2018, the Company performed an analysis and determined the Identifiable Artistic-Related Intangible Assets no longer have value and as a result has recognized $1,740,000 of impairment expense related to the Identifiable Artistic-Related Intangible Assets.

Interest expense for the twelve months ended December 31, 2018 increased $1,016,149, compared to the same period in 2017. This increase is due to the interest expense and the amortization of the debt issue costs, the amortization of the debt discount related to the $4,500,000 of Senior Convertible Notes and interest charged on the Llama Llama Season 1 production loan. Interest was capitalized into the costs of production in 2017 prior to the completion in December 2017.

Our summary results for the three months ended September 30, 2019, and the three months ended September 30, 2018 are below.

Revenues

	Three Months Ended
	September 30, 2019	September 30, 2018	Change	% Change
Licensing & Royalties	$174,261	210,675	$(36,414)	(17)%
Television & Home Entertainment	3,147,411	196,519	2,950,892	1502%
Advertising Sales	147,034	115,628	31,406	27%
Product Sales	290	353	(63)	(18)%
Total Revenue	$3,468,996	$523,175	$2,945,821	563%

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Licensing and royalty revenue include items for which we license the rights to our copyrights and trademarks of our brands and those of the brands for which we act as a licensing agent. During the three months ended September 30, 2019 compared to the three months ended September 30, 2018, this category decreased $36,414 or 17%.

Television & Home Entertainment revenue is generated from distribution of our properties for broadcast on television, VOD, or SVOD in domestic and international markets and the sale of DVDs for home entertainment through our partners. Fluctuations in Television & Home Entertainment revenue occur period over period based on the achievement of revenue recognition criteria such as the start of a license period and the delivery of the content to the customer. During the three months ended September 30, 2019 compared to the three months ended September 30, 2018, Television & Home Entertainment revenue increased $2,950,892 or 1,502%, primarily due to the revenue generated from the delivery of Llama Llama Season 2 to Netflix in September.

Advertising sales are generated on the Kid Genius Cartoon Channel in the form of either flat rate promotions or advertising impressions served. Advertising sales increased by $31,406 or 27%, during the three months ended September 30, 2019 compared to the three months ended September 30, 2018. The increase was due to our continued efforts to grow this revenue stream of our business.

Expenses

	Three Months Ended
	September 30, 2019	September 30, 2018	Change	% Change
Marketing and Sales	$97,541	$92,946	4,595	5%
Direct Operating Costs	2,841,358	476,199	2,365,159	497%
General and Administrative	2,092,734	1,207,894	884,840	73%
Interest Expense	30,642	577,477	(546,835)	(95)%
Total	$5,062,275	$2,354,516	2,707,759	115%

Marketing and sales expenses increased $4,595, or 5%, for the three months ended September 30, 2019 compared to the three months ended September 30, 2018 primarily due to an increase in marketing and advertising expenses to promote the Rainbow Rangers property.

Direct operating costs include costs of our product sales, unamortizable post-production costs, film and television cost amortization expense, and participation expense related to agreements with various animation studios, post-production studios, writers, directors, musicians or other creative talent with which we are obligated to share net profits of the properties on which they have rendered services. Direct operating costs for the three months ended September 30, 2019 increased $2,365,159, or 497%, compared to the three months ended September 30, 2018. During the three months ended September 30, 2019, we recorded film and television cost amortization expense of $1,285,237 and participation expense of $1,022,229 compared to expenses of $268,425 and $168,621, respectively, for the three months ended September 30, 2018. The increases in film amortization and participation expenses were primarily related to the Llama Llama Season 2 property. We also incurred $523,000 of distribution costs related to dubbing Llama Llama Season 2 in foreign languages.

General and administrative expenses consist primarily of salaries, employee benefits, share-based compensation related to stock options, insurances, rent, depreciation and amortization as well as other professional fees related to finance, accounting, legal and investor relations. General and administrative expenses for three months ended September 30, 2019 increased $884,840, or 73%, compared to the same period in 2018. This increase was primarily related to increases in salaries and related expenses, legal rent, consulting, and investor relations expenses. Rent expense includes rent for two offices, which is offset by sublease income received, which is included in other income and expenses.

Interest expense for the three months ended September 30, 2019 decreased $546,835, or 95%, compared to the same period in 2018. This decrease was due to the interest expense related to the $4,500,000 of Secured Convertible Notes issued August 2018. Interest expense for the three months ended September 30, 2018 included interest and the amortization of the debt issue costs, the amortization of the debt discount related to the $4,500,000 of Secured Convertible Notes issued in August 2018, which were expensed in the first quarter of 2019. Therefore, there was no amortization of these costs in the three months ended September 30, 2019.

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Our summary results for the nine months ended September 30, 2019, and the nine months ended September 30, 2018 are below.

Revenues

	Nine Months Ended
	September 30, 2019	September 30, 2018	Change	% Change
Licensing & Royalties	$674,107	$302,140	$371,967	123%
Television & Home Entertainment	4,292,972	234,474	4,058,498	1731%
Advertising Sales	184,716	154,563	30,153	20%
Product Sales	2,396	1,622	774	48%
Total Revenue	$5,154,191	$692,799	$4,461,392	644%

Licensing and royalty revenue include items for which we license the rights to our copyrights and trademarks of our brands and those of the brands for which we act as a licensing agent. During the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018, this category increased $371,967, or 123%, primarily due to the revenue generated from Rainbow Rangers and Llama Llama properties.

Television & Home Entertainment revenue is generated from distribution of our properties for broadcast on television, VOD, or SVOD in domestic and international markets and the sale of DVDs for home entertainment through our partners. Fluctuations in Television & Home Entertainment revenue occur period over period based on the achievement of revenue recognition criteria such as the start of a license period and the delivery of the content to the customer. During the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018, Television & Home Entertainment revenue increased $4,058,498, or 1,731%, primarily due to the revenue generated from the delivery of Llama Llama Season 2 to Netflix, delivery of Rainbow Rangers Season 1 to Viacom and deliveries to international territories.

Advertising sales are generated on the Kid Genius Cartoon Channel in the form of either flat rate promotions or advertising impressions served. Advertising sales increased by $30,153, or 20%, during the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018. The increase was due to our continued efforts to grow this revenue stream of our business.

Expenses

	Nine Months Ended
	September 30, 2019	September 30, 2018	Change	% Change
Marketing and Sales	$405,751	$334,302	71,449	21%
Direct Operating Costs	3,929,187	1,206,147	2,723,040	226%
General and Administrative	5,298,865	3,858,650	1,440,215	37%
Interest Expense	697,386	578,570	118,816	21%
Total	$10,331,189	$5,977,669	4,353,520	73%

Marketing and sales expenses increased $71,499, or 21%, for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018 primarily due to an increase in marketing and advertising expenses to promote the Rainbow Rangers property.

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Direct operating costs include costs of our product sales, unamortizable post-production costs, film and television cost amortization expense, and participation expense related to agreements with various animation studios, post-production studios, writers, directors, musicians or other creative talent with which we are obligated to share net profits of the properties on which they have rendered services. Direct operating costs for the nine months ended September 30, 2019 increased $2,723,040, or 226%, compared to the nine months ended September 30, 2018. During the nine months ended September 30, 2019, we recorded film and television cost amortization expense of $1,907,222 and participation expense of $1,457,315 compared to September 30, 2018 expenses of $1,033,392 and $183,434, respectively, for the nine months ended September 30, 2018. The increases in direct operating costs in the nine months ended September 30, 2019 compared to the same period in the prior year reflect increases in film amortization and participation expenses related to increased revenues from the Llama Llama Season 2 property. We also incurred $523,000 of distribution costs related to dubbing Llama Llama Season 2 in foreign languages.

General and administrative expenses consist primarily of salaries, employee benefits, share-based compensation related to stock options, insurances, rent, depreciation and amortization as well as other professional fees related to finance, accounting, legal and investor relations. General and administrative expenses for the nine months ended September 30, 2019 increased $1,440,215, or 37%, compared to the same period in 2018. This increase was primarily related to increases in salaries and related expenses, legal fees, rent, consulting and investor relations expenses.

Interest expense for the nine months ended September 30, 2019 increased $118,816, or 21%, compared to the same period in 2018. This increase was due to the interest expense and the amortization of the debt issue costs; the amortization of the debt discount related to the $4,500,000 of Secured Convertible Notes issued in an August 2018 production loan.

Liquidity and Capital Resources

Working Capital

As of September 30, 2019, we had current assets of $5,011,296, including cash and cash equivalents, of $633,561, and current liabilities of $8,858,575, resulting in negative working capital of $3,847,279, compared to working capital of $971,663 as of December 31, 2018. Our current assets are not sufficient to repay our outstanding Secured Convertible Notes and fund our planned operations, and accordingly, there is substantial doubt about our ability to continue as a going concern. If we default in our payment obligations under the Secured Convertible Notes and the indebtedness under the Secured Convertible Notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full at such time or we may not be able to obtain debt or equity financing on favorable terms or if at all to repay the Secured Convertible Notes. As a result, we could be forced into bankruptcy or liquidation.

Decreases in working capital of $4,818,942 were primarily the result of a decrease in accounts receivable of $1,761,137, increases in accounts payable of $929,193, increase in participation payable of $931,882 and an increase in the carrying value of the Secured Convertible Notes of $1,218,465.

Comparison of Cash Flows for the Years Ended December 31, 2018 and 2017

Our total cash, cash equivalents, and restricted cash were $3,085,026 and $7,498,072 at December 31, 2018 and 2017, respectively.

Comparison of Cash Flows	Twelve Months Ended
	December 31, 2018	December 31, 2017	$ Change	% Change
Cash used by operations	$(8,008,010)	$(7,186,870)	$(821,140)	11%
Cash used in investing activities	(42,985)	(107,193)	64,208	-60%
Cash provided in financing activities	3,637,949	11,904,214	(8,266,265)	-69%
Increase (decrease) in cash	$(4,413,046)	$4,610,151	$(9,023,197)	-196%

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During the year ended December 31, 2018, our primary sources of cash were from the $1,596,340 raised from the January 2018 Private Placement, the issuance of $4,186,054 of Senior Secured Notes and the September Production Loans. During the year ended December 31, 2017, our primary sources of cash were $3,401,924 in net proceeds from the Private Transaction, $5,699,534 in net proceeds from the October 2017 Registered Direct Offering, and $2,802,756 in net proceeds from the Llama Llama production facility.

Operating Activities

Cash used in operating activities for the twelve months ended December 31, 2018 was $8,008,008 as compared to cash used in operating activities of $7,186,870 during the prior period. The increase in cash used in operating activities is primarily the result of production costs incurred for the production of Rainbow Rangers, decreases in accounts receivable due to collections from the Llama Llama broadcast agreement and the lease deposit in 2018.

Investing Activities

Cash used in investing activities for the twelve months ended December 31, 2018 was $42,985 as compared to a use of $107,193 for the twelve months ended December 31, 2017. Investing activities include the development of certain intangible assets and the purchase of furniture and equipment in 2018.

Financing Activities

Cash generated from financing activities for the twelve months ended December 31, 2018 was $3,637,949 as compared to $11,904,214 generated in the comparable period in 2017. During the twelve months ended December 31, 2018, the sources of cash generated from financing activities were the $1,596,340 in net proceeds from the warrant exchange and $4,186,054 in net proceeds from the issuance of Senior Secured Notes. The use of cash was the repayment of the production facility in the amount of $2,144,445.

Comparison of Cash Flows for the Nine Months Ended September 30, 2019, and the Nine Months Ended September 30, 2018

Our total cash, cash equivalents, and restricted cash was $633,561 and $5,074,026 at September 30, 2019, and September 30, 2018, respectively.

Comparison of Cash Flows

	Nine Months Ended
	September 30, 2019	September 30, 2018	Change	% Change
Cash used in operations	$(4,636,416)	$(5,486,708)	$850,292	(15)%
Cash used in investing activities	(26,976)	(42,986)	16,010	(37)%
Cash provided by (used in) financing activities	2,211,927	3,105,647	(893,270)	(28)%
Increase (decrease) in cash	$(2,451,465)	$(2,424,047)	$(27,418)	1%

During the nine months ended September 30, 2019, our primary sources of cash were the net proceeds from the sale of shares for $1,757,522, net proceeds from the warrant exercise, an increase in the production loan of $872,218, the collection of $399,750 from the Rainbow Rangers broadcast agreement, $168,352 in royalties received related to Psycho Bunny, and the collection of $280,750 from various Rainbow Rangers consumer products contracts.

Operating Activities

Cash used in operating activities for the nine months ended September 30, 2019 was $4,636,416 as compared to cash used in operating activities of $5,486,708 during the comparable period in the prior year.

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Investing Activities

Cash used in investing activities for the nine months ended September 30, 2019 was $26,976 as compared to a use of $42,986 for the nine months ended September 30, 2018. Investing activities include the purchase of furniture and equipment in 2019 and the purchase of furniture and equipment and intangible assets in 2018.

Financing Activities

Cash provided by financing activities for the nine months ended September 30, 2019 was $4,211,927 as compared to $3,105,647 cash used in the comparable period in 2018. During the nine months ended September 30, 2019, the sources of cash generated from financing activities were the $1,757,552 in net proceeds from the sale of securities under a Securities Purchase Agreement, $668,558 in net proceeds from the warrant conversion and net borrowings of $872,218 under our production loans. During the nine months ended September 30, 2018, the sources of cash generated from financing activities were the $1,596,341 in net proceeds from the sale of securities under a Securities Purchase Agreement offset by payments made on the Llama Llama production loan of $2,676,748.

The Secured Convertible Notes matured on August 20, 2019. The Company failed to meet certain conditions under the terms of the Secured Convertible Notes and was obligated to repay in cash the then outstanding principal amount of the Secured Convertible Notes in full by the six-month anniversary of the date of maturity. On August 20, 2019, pursuant to the Secured Convertible Notes, the Company elected to make six equal monthly principal payments of $750,000.

On September 20, 2019, the Company and the holders of $1,958,334 of the Secured Convertible Notes, extended the maturity date of those Secured Convertible Notes until January 31, 2020. The Company also agreed to pay the 10% interest to the holders monthly instead of quarterly.

On September 20, 2019, the Company and the holders of $687,500 of the Secured Convertible Notes, extended the maturity date of those Secured Convertible Notes until August 20, 2021. The Company also agreed to pay the 10% interest to the holders monthly instead of quarterly.

The remaining balance of $883,332 under the Secured Convertible Notes not extended were partially repaid, including interest, in three monthly installments of $220,883, with the last payment currently due.

On December 16, 2019, the Company entered into Warrant Exercise Agreements (the “Exercise Agreements”) with certain of the holders of Existing Warrants (defined herein) to purchase an aggregate of 3,646,135 shares of Common Stock (the “Exercising Holders”). Pursuant to the Exercise Agreements, the Exercising Holders and the Company agreed that, subject to any applicable beneficial ownership limitations, the Exercising Holders would exercise their Existing Warrants (the “Investor Warrants”) for shares of Common Stock underlying such Existing Warrants (the “Exercised Shares”) at a reduced exercise price of $0.21 per share of Common Stock. In order to induce the Exercising Holders to cash exercise the Investor Warrants, the Exercise Agreements provided for the issuance of new warrants to purchase up to an aggregate of approximately 3,646,135 shares of Common Stock (the “New Warrants”), with such New Warrants issued in an amount equal to the number of the Exercised Shares underlying any Investor Warrants. The Company used a portion of these cash proceeds towards payment of certain Secured Convertible Notes.

Capital Expenditures

As of September 30, 2019, we do not have any material commitments for capital expenditures.

Critical Accounting Policies

Our accounting policies are described in the notes to the financial statements. Below is a summary of the critical accounting policies, among others, that management believes involve significant judgments and estimates used in the preparation of its financial statements.

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Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Genius Brands International, Inc., its wholly-owned subsidiaries A Squared and Llama Productions as well as its interest in Stan Lee Comics, LLC (“Stan Lee Comics”). All significant inter-company balances and transactions have been eliminated in consolidation.

Right of Use Leased Assets

In February 2016, the FASB issued Accounting Standards Update 2016-02, “Leases.” The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for annual and interim reporting periods beginning after December 15, 2018. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period.

In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842), Targeted Improvements, which allows for an additional optional transition method where comparative periods presented in the financial statements in the period of adoption will not be restated and instead those periods will be presented under existing guidance in accordance with ASC 840, Leases. Management used this optional transition method. As of January 1, 2019, management recorded lease liability of $2,071,903, right-of-use asset of $2,153,747, accumulated amortization of $124,070, a reversal of previously recorded deferred rent of $37,920 and the increase in accumulated deficit of $4,306.

Goodwill and Intangible Assets

Goodwill represents the excess of purchase price over the estimated fair value of net assets acquired in business combinations accounted for by the purchase method. In accordance with FASB ASC 350 Intangibles Goodwill and Other, goodwill and certain intangible assets are presumed to have indefinite useful lives and are thus not amortized, but subject to an impairment test annually or more frequently if indicators of impairment arise. We complete the annual goodwill and indefinite-lived intangible asset impairment tests at the end of each fiscal year. To test for goodwill impairment, we are required to estimate the fair market value of each of our reporting units, of which we have one. While we may use a variety of methods to estimate fair value for impairment testing, our primary method is discounted cash flows. We estimate future cash flows and allocations of certain assets using estimates for future growth rates and our judgment regarding the applicable discount rates. Changes to our judgments and estimates could result in a significantly different estimate of the fair market value of the reporting units, which could result in an impairment of goodwill or indefinite lived intangible assets in future periods.

Other intangible assets have been acquired, either individually or with a group of other assets, and were initially recognized and measured based on fair value. In accordance with FASB ASC 350 Intangible Assets, the costs of new product development and significant improvement to existing products are capitalized while routine and periodic alterations to existing products are expensed as incurred. Annual amortization of these intangible assets is computed based on the straight-line method over the remaining economic life of the asset.

Film and Television Costs

We capitalize production costs for episodic series produced in accordance with FASB ASC 926-20 Entertainment-Films - Other Assets - Film Costs. Accordingly, production costs are capitalized at actual cost and then charged against revenue based on the initial market revenue evidenced by a firm commitment over the period of commitment. We expense all capitalized costs that exceed the initial market firm commitment revenue in the period of delivery of the episodes.

We capitalize production costs for films produced in accordance with FASB ASC 926-20 Entertainment-Films - Other Assets - Film Costs. Accordingly, production costs are capitalized at actual cost and then charged against revenue quarterly as a cost of production based on the relative fair value of the film(s) delivered and recognized as revenue. We evaluate its capitalized production costs annually and limits recorded amounts by their ability to recover such costs through expected future sales.

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Additionally, for both episodic series and films, from time to time, we develop additional content, improved animation and bonus songs/features for its existing content. After the initial release of the film or episodic series, the costs of significant improvement to existing products are capitalized while routine and periodic alterations to existing products are expensed as incurred.

Debt and Attached Equity-Linked Instruments

The Company measures issued debt on an amortized cost basis, net of debt premium/discount and debt issuance costs amortized using the effective interest rate method or the straight-line method when the latter does not lead to materially different results.

The Company accounts for the proceeds from the issuance of convertible notes payable in accordance with FASB ASC 470-20 Debt with Conversion and Other Options. Pursuant to FASB ASC 470-20, the intrinsic value of the embedded conversion feature (beneficial conversion interest), which is in the money on the commitment date is included in the discount to debt and amortized to interest expense over the term of the note agreement. When the conversion option is not separated, the Company accounts for the entire convertible instrument including debt and the conversion feature as a liability.

The Company analyzes freestanding equity-linked instruments including warrants attached to debt to conclude whether the instrument meets the definition of the derivative and whether it is considered indexed to the Company’s own stock. If the instrument is not considered indexed to Company’s stock, it is classified as an asset or liability recorded at fair value. If the instrument considered indexed to Company’s stock, the Company analyzes additional equity classification requirements per ASC 815-40 Contract’s in Entity’s Own Equity. When the requirements are met the instrument is recorded as part of the Company’s equity, initially measured based on its relative fair value with no subsequent re-measurement. When the equity classification requirements are not met, the instrument is recorded as an asset or liability and is measured at fair value with subsequent changes in fair value recorded in earnings.

When required, the Company also considers the bifurcation guidance for embedded derivatives per FASB ASC 815-15 Embedded Derivatives.

Revenue Recognition

On January 1, 2018, we adopted the new accounting standard ASC 606 (Topic 606), Revenue from Contracts with Customers and all the related amendments (“new revenue standard”) using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under ASC 605, (Topic 605).

Accordingly, the Company recorded a cumulative effect adjustment to Accumulated Deficit in the amount of $206,247. The impact to the Company’s financial statements for the three and nine months ended September 30, 2018 resulting from the adoption of Topic 606 as of January 1, 2018 was a reduction of revenue in the amount $26,184 and $162,551, respectively, and a corresponding reduction in costs in the amount of $14,317 and $42,952, respectively, from the amounts reported. The amounts prior to adoption were not recognized pursuant to Topic 606 and would have been reported pursuant to Topic 605.

Changes to the opening balances in prepaid and other assets, film and television costs, total assets, accrued expenses, deferred revenue and total liabilities resulting from the adoption of the new guidance were as follows (thousands):

	December 31, 2017	Impact of Adoption	January 1, 2018
Prepaid and Other Assets	$265	$(15)	$250
Film and Television Costs, net	2,777	(219)	2,558
Total assets	27,713	(234)	27,479
Accrued Expenses	1,718	2	1,720
Deferred Revenue	5,085	(409)	4,676
Total liabilities	12,673	(407)	12,266

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We performed an analysis of our existing revenue contracts and completed our new revenue accounting policy documentation under the new standard. The Company has identified the following six material and distinct performance obligations:

•	License rights to exploit Functional Intellectual Property (Functional Intellectual Property or “Functional IP” is defined as intellectual property that has significant standalone functionality such as the ability to be played or aired. Functional intellectual property derives a substantial portion of its utility from its significant standalone functionality.)

•	License rights to exploit Symbolic Intellectual Property (Symbolic Intellectual Property or “Symbolic IP” is intellectual property that is not functional as it does not have significant standalone use and substantially all of the utility of Symbolic IP is derived from its association with the entity’s past or ongoing activities, including its ordinary business activities, such as the Company’s licensing and merchandising programs associated with its animated content.)

•	Options to renew or extend a contract at fixed terms. (While this performance obligation is not significant for our current contracts, it could become significant in the future.)

•	Options on future seasons of content at fixed terms. (While this performance obligation is not significant for our current contracts, it could become significant in the future.)

•	Fixed fee advertising revenue generated from the Genius Brands Network

•	Variable fee advertising revenue generated from the Genius Brands Network

As a result of the change, beginning January 1, 2018, we began recognizing revenue related to licensed rights to exploit Functional IP in two ways. For minimum guarantees, we will recognize fixed revenue upon delivery of content and the start of the license period. For Functional IP contracts with a variable component, we will estimate revenue such that it is probable there will not be a material reversal of revenue in future periods. Revenue under these types of contracts was previously recognized when royalty statements were received. We began recognizing revenue related to licensed rights to exploit Symbolic IP substantially similarly to Functional IP. Although it has a different recognition pattern from Functional IP, the valuation method is substantially the same, depending on the nature of the license.

We sell advertising on our Kid Genius channel in the form of either flat rate promotions or impressions served. For flat rate promotions with a fixed term, we recognize revenue when all five revenue recognition criteria under FASB ASC 606 are met. For impressions served, we deliver a certain minimum number of impressions on the channel to the advertiser for which the advertiser pays a contractual CPM per impression. Impressions served are reported to us on a monthly basis, and revenue is reported in the month the impressions are served.

We recognize revenue related to product sales when (i) the seller’s price is substantially fixed, (ii) shipment has occurred causing the buyer to be obligated to pay for product, (iii) the buyer has economic substance apart from the seller, and (iv) there is no significant obligation for future performance to directly bring about the resale of the product by the buyer.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.

Recent Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update 2017-04, “Simplifying the Test for Goodwill Impairment,” which requires an entity to perform a one-step quantitative impairment test, whereby a goodwill impairment loss will be measured as the excess of a reporting unit’s carrying amount over its fair value (not to exceed the total goodwill allocated to that reporting unit). It eliminates Step 2 of the current two-step goodwill impairment test, under which a goodwill impairment loss is measured by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The standard is effective January 1, 2020, with early adoption as of January 1, 2017 permitted. We are currently evaluating the potential impact of adopting this guidance on our consolidated financial statements.

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In July 2017, the FASB issued ASU No. 2017-11 addressing, among other matters, accounting for certain financial instruments. One of the amendments in this guidance intended to reduce the complexity associated with the issuer’s accounting for certain financial instruments with characteristics of liabilities and equity. Specifically, the Board determined that a down round feature (as defined) would no longer cause a freestanding equity-linked financial instrument (or an embedded conversion option) to be accounted for as a derivative liability at fair value with changes in fair value recognized in current earnings. ASU 2017-11 is effective for public business entities for fiscal year beginning after December 15, 2018. The Company adopted ASU 2017-11 on January 1, 2019. The adoption of ASU 2017-11 did not have a material impact on the Company’s condensed consolidated financial statements or cash flows.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which changes the fair value measurement disclosure requirements of ASC 820. The update removes some disclosures, modifies others, and adds some new disclosure requirements. The amendments in this ASU are effective for all entities for fiscal years, and interim period within those fiscal years, beginning after December 15, 2019 with early adoption permitted. We are currently evaluating the potential impact of adopting this guidance on our consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), which supersedes ASC 505-05 and expands the scope of ASC 718 to include all share-based payment arranges related to the acquisition of goods and services from both nonemployees and employee. As a result, most of the guidance in ASC 718 associated with employee share-based payments, including most of its requirements related to classification and measurement, applies to nonemployee share-based payment arrangements. ASC 2018-07 is effective for all entities for fiscal year beginning after December 15, 2018, and interim periods within that fiscal year. The Company adopted ASU No. 2018-07 on January 1, 2019. The adoption of ASU 2018-07 did not have a material impact on the Company’s condensed consolidated financial statements or condensed consolidated cash flows.

In March 2019, the FASB issued ASU No. 2019-02, Entertainment-Films-Other Assets-Film Costs (Subtopic 926-20) and Entertainment-Broadcasters Intangibles-Goodwill and Other (Subtopic 920-350). The update aligns the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. The amendments also require that an entity reassess estimates of the use of a film in a film group and account for any changes prospectively. The amendments in this update require that an entity test a film or license agreement for program material within the scope of Subtopic 920-350 for impairment at a film group level when the film or license agreement is predominantly monetized with other films and/or license agreements. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. We are currently evaluating the potential impact of adopting this guidance on our condensed consolidated financial statements.

Various other accounting pronouncements have been recently issued, most of which represented technical corrections to the accounting literature or were applicable to specific industries and are not expected to have a material effect on our financial position, results of operations, or cash flows.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

Our common stock is quoted on the Nasdaq Capital Market under the symbol “GNUS”.

As of January 27, 2020, there were approximately 269 holders of record of our common stock.

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Dividends

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.

Equity Compensation Plan Information

The following table reflects, as of December 31, 2019, compensation plans pursuant to which we are authorized to issue options, warrants or other rights to purchase shares of our common stock, including the number of shares issuable under outstanding options, warrants and rights issued under the plans and the number of shares remaining available for issuance under the plans:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders(1)	1,314,622	$7.17	852,045
Equity compensation plans not approved by shareholders	–	–	–
Total	1,314,622	$7.17	852,045

(1)	On September 6, 2018, the Board of Directors voted to amend the Company’s 2015 Stock Option Plan to increase the number of shares of common stock issuable under the plan from 1,666,667 to 2,166,667.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our directors and executive officers:

Name	Age	Position
Andy Heyward	70	Chief Executive Officer and Chairman of the Board of Directors
Robert L. Denton	60	Chief Financial Officer
Michael A. Jaffa	54	General Counsel, Corporate Secretary
Bernard Cahill *	54	Director
Joseph “Gray” Davis *	77	Director
P. Clark Hallren *	58	Director
Michael Klein	72	Director
Margaret Loesch *	74	Director
Lynne Segall*	67	Director
Anthony Thomopoulos *	82	Director

_______

* Denotes directors who are “independent” under applicable SEC and Nasdaq rules.

Our directors hold office until the earlier of their death, resignation or removal or until their successors have been elected and qualified.

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Background Information

Andy Heyward, 70, has been the Company’s Chief Executive Officer since November 2013 and the Company’s Chairman of the Board since December 2013. Mr. Heyward co-founded DIC Animation City in 1983 and served as its Chief Executive Officer until its sale in 1993 to Capital Cities/ ABC, Inc. which was eventually bought by The Walt Disney Company in 1995. Mr. Heyward ran the company while it was owned by The Walt Disney Company until 2000 when Mr. Heyward purchased DIC Entertainment L.P. and DIC Productions L.P, corporate successors to the DIC Animation City business, with the assistance of Bain Capital and served as the Chairman and Chief Executive Officer of their acquiring company DIC Entertainment Corporation, until he took the company public on the AIM. He sold the company in 2008. Mr. Heyward co-founded A Squared Entertainment LLC in 2009 and has served as its Co-President since inception. Mr. Heyward earned a Bachelor of Arts degree in Philosophy from UCLA and is a member of the Producers Guild of America, the National Academy of Television Arts and the Paley Center (formerly the Museum of Television and Radio). Mr. Heyward gave the Commencement address in 2011 for the UCLA College of Humanities and was awarded the 2002 UCLA Alumni Association’s Professional Achievement Award. He has received multiple Emmys and other awards for Children’s Entertainment. He serves on the Board of Directors of the Cedars Sinai Medical Center. Mr. Heyward has produced over 5,000 half hour episodes of award winning entertainment, among them Inspector Gadget; The Real Ghostbusters; Strawberry Shortcake; Care Bears; Alvin and the Chipmunks; Hello Kitty’s Furry Tale Theater; The Super Mario Brothers Super Show; The Adventures of Sonic the Hedgehog; Sabrina The Animated Series; Captain Planet and the Planeteers; Liberty’s Kids, and many others. Mr. Heyward was chosen as a director because of his extensive experience in children’s entertainment and as co-founder of A Squared Entertainment.

Robert L. Denton, 60, Mr. Denton has been our Chief Financial Officer since April 18, 2018. He served as the Chief Financial Officer of Atlys, Inc. a next-gen media technology company from 2011 to 2018. He has over 30 years of experience as a financial executive, specifically in the entertainment industry. He began his career in 1982 with Ernst & Young handling filings with the Securities and Exchange Commission, including initial public offerings. He left Ernst & Young in 1990 to work as Vice President and Chief Accounting Officer for LIVE Entertainment, Inc. In 1996, LIVE was acquired by Artisan Entertainment, Inc., and, in December 2000, Mr. Denton was promoted to Executive Vice President of Finance and CAO. Mr. Denton also served as the COO of Artisan Home Entertainment, where he directed all financial reporting, budgeting and forecasting, manufacturing and distribution of the Home Entertainment Division. Mr. Denton left Artisan at the end of 2003 and joined DIC Entertainment Corporation to serve as their Chief Financial Officer. At DIC, he directed the three-year financial audit, due diligence and preparation of the company’s Admission Documents, and he was responsible for all monthly financial reporting to the Board of Directors as well as the semi-annual reporting to the AIM Exchange of the London Stock Exchange. Mr. Denton left DIC in February 2009 after completing the acquisition and transition of DIC to the Cookie Jar Company. Mr. Denton served as the Chief Financial Officer of Gold Circle Films from 2009 to 2011. From 2009 to 2014, Mr. Denton also owned and operated three Assisted Living Facilities for the Elderly, to help better care for his mother. Mr. Denton is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

Michael A. Jaffa, 54, has been the General Counsel and Corporate Secretary of the Company since April 2018. From January 2017 through April 2018, Mike served as Thoughtful Media Group’s (TMG) General Counsel and Global Head of Business Affairs. TMG is a multichannel network focused on Asian markets. At TMG, Mr. Jaffa oversaw all of TMG’s legal matters, established the framework for TMG’s continued growth in international markets, including a franchise plan, the formation of a regional headquarters in South East Asia and assisted with M&A transactions. From September 2013 through December 2016, Mr. Jaffa worked as the Head of Business Affairs for DreamWorks Animation Television, and before that served in a similar role at Hasbro Studios from December 2009 through September 2013. Mr. Jaffa has over 20 years of experience handling licensing, production, merchandising, complex international transactions and employment issues for large and small entertainment companies and technology startups.

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Bernard Cahill, 54, has been a Director of the Company since December 2013. Mr. Cahill is the founding partner of ROAR, LLC, an entertainment consulting firm, which he founded in 2004 and is the founding partner of Cahill Law Offices, an entertainment law firm, which he founded in 1995. Mr. Cahill is the founder of Unicorn Games LLC, which was sold to Hasbro, Inc. in 2000. Mr. Cahill holds a Bachelor’s of Science degree in Biology from Illinois State University and a Juris Doctorate from the John Marshall Law School. Mr. Cahill is a member of the Tennessee State and Illinois State Bar. Mr. Cahill was chosen to be a director based on his expertise in the entertainment field.

Joseph “Gray” Davis, 77, has been a Director of the Company since December 2013. Mr. Davis served as the 37th governor of California from 1998 until 2003. Mr. Davis currently serves as “Of Counsel” in the Los Angeles, California office of Loeb & Loeb LLP. Mr. Davis has served on the Board of Directors of DIC Entertainment and is a member of the bi-partisan Think Long Committee, a Senior Fellow at the UCLA School of Public Affairs and Co-Chair of the Southern California Leadership Counsel. Mr. Davis received his undergraduate degree from Stanford University and received his Juris Doctorate from Columbia Law School. Mr. Davis served as lieutenant governor of California from 1995-1998, California State Controller from 1987-1995 and California State Assemblyman from 1982-1986. Mr. Davis was chosen as a director of the Company based on his knowledge of corporate governance.

P. Clark Hallren, 58, has been a Director of the Company since May 2014. Since August 2013, Mr. Hallren has been a realtor with HK Lane/Christie’s International Real Estate and since August 2012, Mr. Hallren has served as an outside consultant to individuals and entities investing or operating in the entertainment industry. From August 2012 to August 2014, Mr. Hallren was a realtor with Keller Williams Realty and from August 2009 to August 2012, Mr. Hallren founded and served as managing partner of Clear Scope Partners, an entertainment advisory company. From 1986 to August 2009, Mr. Hallren was employed by JP Morgan Securities Inc. in various capacities, including as Managing Director of the Entertainment Industries Group. In his roles with JP Morgan Securities, Mr. Hallren was responsible for marketing certain products to his clients, including but not limited to, syndicated senior debt, public and private subordinated debt, public and private equity, securitized and credit enhanced debt, interest rate derivatives, foreign currency and treasury products. Mr. Hallren holds Finance, Accounting and Economics degrees from Oklahoma State University. He also currently holds Series 7, 24 and 63 securities licenses. Mr. Hallren was chosen as a director of the Company based on his knowledge and experience in the entertainment industry as well as in banking and finance.

Michael Klein, 72, was appointed as a Director of the Company since March 7, 2019. Mr. Klein is an accomplished executive, entrepreneur, and financier with substantial experience in media and entertainment, investment banking, professional sports, venture capital funding, and real estate. Prior to starting Camden Capital Management, LLC (CCM), Mr. Klein, since 1996, has led Klein Investment Group after assuming 100% ownership of (and renaming) Iacocca Capital Partners, L.P., where he was Managing Partner from 1994 to 1996. From 1984 to 1993, Mr. Klein was a managing director at Bear Stearns & Company, where he founded and co-directed the Media-Entertainment Group, and Gruntal & Company, where he was Senior Managing Director and a member of the Executive Committee. From 1974 to 1982, Mr. Klein supplied prime time and mini-series content to the major television networks through his company, Michael Klein Productions. Also, during that time, he was an owner and a senior executive officer of the San Diego Chargers, an NFL Football franchise. Mr. Klein has significant experience in the area of corporate financings. He has executed and participated in financing deals, both public and private, ranging from $5 million to over $2 billion. His real estate ventures in Southern California include a 600-acre development in North San Diego, which he sold in various stages. He also has led several real estate ventures in Southern California including the Water Gardens phase two in Santa Monica. Mr. Klein was chosen as a director of the Company based on his knowledge and experience in the entertainment industry as well as in banking and finance.

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Margaret Loesch, 74, has been a Director of the Company since March 2015 and the Executive Chairman of the Genius Brands Network since December 2016. Beginning in 2009 through 2014, Ms. Loesch, served as Chief Executive Officer and President of The Hub Network, a cable channel for children and families, including animated features. The Company has, in the past, provided The Hub Network with certain children’s programming. From 2003 through 2009 Ms. Loesch served as Co-Chief Executive Officer of The Hatchery, a family entertainment and consumer product company. From 1998 through 2001 Ms. Loesch served as Chief Executive Officer of the Hallmark Channel, a family related cable channel. From 1990 through 1997 Ms. Loesch served as the Chief Executive Officer of Fox Kids Network, a children’s programming block and from 1984 through 1990 served as the Chief Executive Officer of Marvel Productions, a television and film studio subsidiary of Marvel Entertainment Group. Ms. Loesch obtained her Bachelor of Science from the University of Southern Mississippi. Ms. Loesch was chosen to be a director based on her 40 years of experience at the helm of major children and family programming and consumer product channels.

Lynne Segall, 67, has been a Director of the Company since December 2013. Ms. Segall has served as the Senior Vice President and 6Publisher of The Hollywood Reporter since June 2011. From 2010 to 2011, Ms. Segall was the Senior Vice President of Deadline Hollywood. From June 2006 to May 2010, Ms. Segall served as the Vice President of Entertainment, Fashion & Luxury advertising at the Los Angeles Times. In 2005, Ms. Segall received the Women of Achievement Award from The Hollywood Chamber of Commerce and the Women in Excellence Award from the Century City Chamber of Commerce. In 2006, Ms. Segall was recognized by the National Association of Women with its Excellence in Media Award. Ms. Segall was chosen to be a director based on her expertise in the entertainment industry.

Anthony Thomopoulos, 82, has been a Director of the Company since February 2014. Mr. Thomopoulos served as the Chairman of United Artist Pictures from 1986 to 1989 and formed Thomopoulos Pictures, an independent production company of both motion pictures and television programs in 1989 and has served as its Chief Executive Officer since 1989. From 1991 to 1995, Mr. Thomopoulos was the President of Amblin Television, a division of Amblin Entertainment. Mr. Thomopoulos served as the President of International Family Entertainment, Inc. from 1995 to 1997. From June 2001 to January 2004, Mr. Thomopoulos served as the Chairman and Chief Executive Officer of Media Arts Group, a NYSE listed company. Mr. Thomopoulos served as a state commissioner of the California Service Corps. under Governor Schwarzenegger from 2005 to 2008. Mr. Thomopoulos is also a founding partner of Morning Light Productions. Since he founded it in 2008, Mr. Thomopoulos has operated Thomopoulos Productions and has served as a consultant to BKSems, USA, a digital signage company. Mr. Thomopoulos is an advisor and a member of the National Hellenic Society and holds a degree in Foreign Service from Georgetown University and sat on its Board of Directors from 1978 to 1988. Mr. Thomopoulos was chosen as a director of the Company based on his entertainment industry experience.

Family Relationships

There are no family relationships between any of our directors and our executive officers. Amy Moynihan Heyward resigned from the Company’s board effective March 1, 2019.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.        any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.        any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.        being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

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4.        being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.        being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.        being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

General

We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The primary responsibility of our Board of Directors is to oversee the management of our company and, in doing so, serve the best interests of the company and our stockholders. The Board of Directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies and evaluates significant policies and proposed major commitments of corporate resources. Our Board of Directors also participates in decisions that have a potential major economic impact on our company. Management keeps the directors informed of company activity through regular communication, including written reports and presentations at Board of Directors and committee meetings.

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interest of the Company and its shareholders to partially combine these roles. Due to the small size of the Company, we believe it is currently most effective to have the Chairman and Chief Executive Officers positions combined.

The Company currently has eight directors, including Mr. Heyward, its Chairman, who also serves as the Company’s Chief Executive Officer. The Chairman and the Board are actively involved in the oversight of the Company’s day to day activities.

16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors, and any persons who own more than 10% of common stock, to file reports of ownership of, and transactions in, our common stock with the SEC and furnish copies of such reports to us. Based solely on our review of the copies of such forms and amendments thereto furnished to us and on written representations from our officers, directors, and any person whom we understand owns more than 10% of our common stock, we found that during 2019, all Section 16(a) filing were made with the SEC on a timely basis.

Code of Conduct and Ethics

We have adopted a Corporate Code of Conduct and Ethics and Whistleblower Policy that applies to all of our officers, directors and employees. A copy of the Code of Conduct and Ethics may be obtained, free of charge, by submitting a written request to the Company or on our website at www.gnusbrands.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be posted on the “Investor Relations-Corporate Governance” section of our website at www.gnusbrands.com or included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver.

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Board Committees

During 2019, our Board of Directors held 4 meetings.

The following table sets forth the three standing committees of our Board and the members of each committee and the number of meetings held by our Board of Directors and the committees during 2019:

Director	Board	Audit Committee	Compensation Committee	Nominating Committee
Andy Heyward	Chair
Bernard Cahill	X	X
Joseph “Gray” Davis	X
P. Clark Hallren	X	Chair	X
Michael Klein	X
Margaret Loesch	X
Lynne Segall	X			Chair
Anthony Thomopoulos	X	X	Chair

Meetings in 2019:	4	4	1	1

To assist it in carrying out its duties, the Board of Directors has delegated certain authority to an Audit Committee, a Compensation Committee and a Nominating Committee as the functions of each are described below.

Audit Committee

Messrs. Hallren, Cahill, and Thomopoulos serve on our Audit Committee. Our Audit Committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. The Audit Committee’s responsibilities include:

•	selecting, hiring, and compensating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	approving the audit and non-audit services to be performed by our independent auditor;

•	reviewing with the independent auditor the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies; and

•	preparing the report that the SEC requires in our annual proxy statement.

The Board of Directors has adopted an Audit Committee Charter and the Audit Committee reviews and reassesses the adequacy of the Charter on an annual basis. The Audit Committee members meet Nasdaq’s financial literacy requirements and are independent under applicable SEC and Nasdaq rules, and the board has further determined that Mr. Hallren (i) is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC and (ii) also meets Nasdaq’s financial sophistication requirements.

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Compensation Committee

Messrs. Thomopoulos and Hallren serve on the Compensation Committee and are independent under the applicable SEC and Nasdaq rules. Our Compensation Committee’s main functions are assisting our Board of Directors in discharging its responsibilities relating to the compensation of outside directors, the Chief Executive Officer and other executive officers, as well as administering any stock incentive plans, we may adopt. The Compensation Committee’s responsibilities include the following:

•	reviewing and recommending to our board of directors the compensation of our Chief Executive Officer and other executive officers, and the outside directors;

•	conducting a performance review of our Chief Executive Officer;

•	reviewing our compensation policies; and

•	if required, preparing the report of the Compensation Committee for inclusion in our annual proxy statement.

The Board of Directors has adopted a Compensation Committee Charter and the Compensation Committee reviews and reassesses the adequacy of the Charter on an annual basis.

The Compensation Committee’s policy is to offer our executive officers competitive compensation packages that will permit us to attract and retain highly qualified individuals and to motivate and reward these individuals in an appropriate fashion aligned with the long-term interests of our Company and our stockholders.

Compensation Committee Risk Assessment. We have assessed our compensation programs and concluded that our compensation practices do not create risks that are reasonably likely to have a material adverse effect on us.

Nominating Committee

Ms. Segall serves on our Nominating Committee. The Nominating Committee’s responsibilities include:

•	identify qualified individuals to serve as members of the Company’s board of directors;

•	review the qualifications and performance of incumbent directors;

•	review and consider candidates who may be suggested by any director or executive officer or by any stockholder of the Company;

•	review considerations relating to board composition, including size of the board, term and age limits, and the criteria for membership on the board;

The Board of Directors has adopted a Nominating Committee Charter which the Nominating Committee reviews and reassesses the adequacy of the Charter on an annual basis.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

This section describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers. Our compensation committee will review and approve the compensation of our executive officers and oversee our executive compensation programs and initiatives.

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Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned during the fiscal year indicated by our named officers for fiscal year 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Andy Heyward (2)	2019	287,500	–	–	–	124,000	411,500
Chief Executive Officer	2018	212,500	–	–	–	–	212,500

Robert L. Denton (3)	2019	215,625	25,000	–	21,814	–	262,439
Chief Financial Officer	2018	156,871	–	–	130,242	55,512	342,625

Michael A. Jaffa (4)	2019	215,625	25,000	–	21,814	–	262,439
General Counsel	2018	159,375	–	–	155,517	–	314,892
and Corporate Secretary

(1)	The aggregate fair value of the stock awards and stock option awards on the date of grant was computed in accordance with FASB ASC Topic 718.

(2)	In association with the Merger, Mr. Heyward was appointed Chief Executive Officer of the Company on November 15, 2013. Per his employment agreement, Mr. Heyward is entitled to an annual salary of $200,000. Mr. Heyward entered into a new five-year employment agreement on November 16, 2018. Under his new employment agreement, Mr. Heyward is entitled to an annual salary of $300,000.

On August 31, 2018, Llama Productions LLC entered into an animation production services agreement with Mr. Heyward for services as a producer. Mr. Heyward received $124,000 through the course of production of the Company’s animated series Llama Llama Season 2.

(3)	Effective April 18, 2018, the Company entered into an employment agreement with Mr. Denton, whereby Mr. Denton agreed to serve as the Company’s Chief Financial Officer (“CFO”) for a period of two years, with a mutual option for an additional one-year period, in consideration for an annual salary of $225,000. Mr. Denton received $5,550 for consulting services prior to becoming the CFO. Mr. Denton also received $49,962 in relocation expenses for his relocation from Salt Lake City, Utah to Los Angeles, California.

On September 26, 2018, the Company granted 85,088 stock options to Mr. Denton with a strike price of $2.09 and a term of five years, and vesting ranging from one to three years after the grant date anniversary.

On March 7, 2019, the Company granted 15,000 stock options to Mr. Denton with a strike price of $1.99 and a term of five years. The options vested on December 31, 2019.

(4)	Effective April 16, 2018, the Company entered into an employment agreement with Mr. Jaffa, whereby Mr. Jaffa agreed to serve as the Company’s General Counsel and Senior Vice President of Business Affairs for a period of year in consideration for an annual salary of $225,000. On June 7, 2018, Mr. Jaffa was elected as the Company’s Corporate Secretary.

On September 26, 2018, the Company granted 85,088 stock options to Mr. Jaffa with a strike price of $2.09 and a term of five years, and vesting ranging from one to three years after the grant date anniversary.

On March 7, 2019, the Company granted 15,000 stock options to Mr. Jaffa with a strike price of $1.99 and a term of five years. The options vested on December 31, 2019.

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Narrative Disclosure to Summary Compensation

Base Salary. In 2018, the Company paid $212,500 to Andy Heyward, $156,871 to Robert L. Denton and $159,375 to Michael A. Jaffa. In 2019, the Company paid $287,500 to Mr. Heyward, $215,625 to Mr. Denton and $215,625 to Mr. Jaffa. Base salaries are used to recognize experience, skills, knowledge and responsibilities required of all of our employees, including our executive officers.

All Other Compensation. On August 31, 2018, Llama Productions LLC entered into an animation production services agreement with Mr. Heyward for services as a producer for which he received $124,000 through the course of production of the Company’s animated series Llama Llama Season 2.

Pursuant to his employment agreement dated November 16, 2018, Mr. Heyward is entitled to an Executive Producer fee of $12,400 per half hour episode for each episode for which he provides services as an executive producer. The first identified series under this employment agreement is Rainbow Rangers. As of March 31, 2019, twenty-six half hours had been delivered and, accordingly, Mr. Heyward is owed $322,400. The second series identified was Rainbow Rangers Season 2. Thirteen half hours of Rainbow Rangers Season 2 were delivered in the fourth quarter of 2019 and, accordingly, Mr. Heyward is owed $161,200.

Bonus Compensation. Our named executive officers are expected to be eligible to receive an annual bonus award in accordance with their employment agreements and/or management incentive program then in effect with respect to such executive officer and based on an annualized target of base salary, as specified in their respective employment agreements, if applicable. We did not pay any bonus compensation in fiscal 2018. In fiscal 2019, Mr. Denton and Mr. Jaffa were each paid a $25,000 bonus.

Equity Based Incentive Awards. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our named executive officers to remain in our employment during the vesting period. Accordingly, our compensation committee and Board periodically review the equity incentive compensation of our named executive officers and from time to time may grant additional equity incentive awards to them in the form of stock options or other awards. As of December 31, 2019, no options granted to our named executive officers have been modified or repriced.

On September 26, 2018, Mr. Denton received 85,088 options with a value of $155,517. On March 7, 2019, Mr. Denton received 15,000 options with a value of $21,814.

On September 26, 2018, Mr. Jaffa received 85,088 options with a value of $155,517. On March 7, 2019, Mr. Jaffa received 15,000 options with a value of $21,814.

Employment Agreements

On November 16, 2018, the Company entered into an amended and restated employment agreement with Andy Heyward (the “Andy Heyward Employment Agreement”), whereby Mr. Heyward agreed to serve as the Company’s Chief Executive Officer for a period of five years, subject to renewal, in consideration for an annual salary of $300,000, and an award of 70,000 stock options. Mr. Heyward is also eligible to be paid a producing fee equal to $12,400 per half hour episode for each series produced, controlled and distributed by the Company, and for which he provides material production services provided as the executive producer. Additionally, under the terms of the Andy Heyward Employment Agreement, Mr. Heyward shall be eligible for an annual bonus if the Company meets certain criteria, as established by the Board of Directors. Mr. Heyward shall be entitled to reimbursement of reasonable expenses incurred in connection with his employment and the Company may take out and maintain during the term of his tenure a life insurance policy in the amount of $1,000,000. During the term of his employment and under the terms of the Andy Heyward Employment Agreement, Mr. Heyward shall be entitled to be designated as composer on all music contained in the programming produced by the Company and to receive composer’s royalties from applicable performing rights societies. Upon a change in control or sale of the Company, or termination without cause or resignation with good cause, all of Mr. Heyward’s options would vest on an accelerated basis. In the event of Mr. Heyward’s death or resignation, all compensation then currently due would be payable to his estate.

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On March 26, 2018, the Company entered into an agreement with Michael A. Jaffa in which Mr. Jaffa would assume the role of General Counsel and Senior Vice President of Business Affairs commencing on April 16, 2018. Mr. Jaffa will be entitled to be paid a salary at the annual rate of $225,000 per year. The term of the agreement is one year with a mutual option for two additional one-year periods. In addition, Mr. Jaffa will be entitled to receive a grant of stock options and an annual discretionary bonus based on his performance. In the event of Mr. Jaffa’s death or resignation, all compensation then currently due would be payable to his estate.

On March 30, 2018, the Company entered into an Employment Agreement with Robert L. Denton (the “Robert Denton Employment Agreement”), whereby Mr. Denton agreed to serve as the Company’s Chief Financial Officer, effective as of April 18, 2018 for a period of two years with a mutual option for an additional one-year period, in consideration for an annual salary of $225,000. Under the terms of the Robert Denton Employment Agreement, Mr. Denton shall be entitled to an annual discretionary bonus based on his performance. The Robert Denton Employment Agreement may be terminated either (i) upon the end of the term, (ii) at any time by the Company for “Cause” (as defined in the Robert Denton Employment Agreement) or (iii) upon an event of retirement, death or disability. Upon the termination or expiration of Mr. Denton’s employment with the Company and for a period of three years thereafter, certain amounts paid to Mr. Denton, including any discretionary bonus and stock based compensation, but excluding his base salary and reimbursement of certain expenses, will be subject to the Company’s clawback right upon the occurrence of certain events which are adverse to the Company, including a restatement of financial statements. In the event of Mr. Denton’s death or resignation, all compensation then currently due would be payable to his estate.

Retirement Benefits

As of December 31, 2019, the Company did not provide any retirement plans to its executive officers or employees.

Potential Payments upon Termination or Change-in-Control

As of December 31, 2019, the Company did not provide for any potential payments upon termination or change of control.

Outstanding Equity Awards at Fiscal Year

The following table sets forth outstanding stock option awards as of December 31, 2019 to each of the named executive officers. As of December 31, 2019, the Company has not granted any stock awards to its executive officers other than to Mr. Denton and Mr. Jaffa as noted below.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)		Option exercise price ($)	Option expiration date
Andy Heyward	125,000	–	–		$6.00	12/14/2020
	250,000	–	–		$9.00	12/14/2020
	68,750	–	–		$12.00	12/14/2020
	5,000	–	–		$2.82	10/18/2020
Robert L. Denton			85,088	(1)	$2.09	9/25/2023
			15,000	(2)	$1.99	3/7/2024
Michael A. Jaffa (2)			85,088	(1)	$2.09	9/25/2023
			15,000	(2)	$1.99	3/7/2024

__________________

(1)       Mr. Denton’s and Mr. Jaffa’s options vest one third per year for three years.

(2)       Mr. Denton’s and Mr. Jaffa’s options vested as of December 31, 2019

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Director Compensation

The following table sets forth with respect to the named directors, compensation information inclusive of equity awards and payments made for the year ended December 31, 2019 in the director's capacity as director.

Name	Year	Fees Earned ($) (1)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Andy Heyward	2019	–	–	–	–	–

Bernard Cahill	2019	7,500	–	–	–	7,500

Joseph “Gray” Davis	2019	20,000	–	–	–	20,000

P. Clark Hallren	2019	20,000	–	–	–	20,000

Amy Moynihan Heyward	2019	2,500	–	–	–	2,500

Margaret Loesch	2019	17,500	–	–	–	17,500

Lynne Segall	2019	17,500	–	–	–	17,500

Anthony Thomopoulos	2019	17,500	–	–	–	17,500

Michael Klein (2)	2019	12,500	–	–	–	12,500

______________________

(1)	Directors, other than Mr. Heyward, earn $5,000 for each meeting attended physically, $2,500 per meeting for each meeting attended telephonically, and nothing for non-attendance. These cash payments are paid to the Board member at the subsequent board meeting.

(2)	Mr. Klein was appointed to our Board effective March 7, 2019.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of shares of our $0.001 par value common stock as of January 27, 2020, known by us through transfer agent and other records held by: (i) each person who beneficially owns 5% or more of the shares of common stock then outstanding; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our current directors and executive officers as a group.

The information in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. To our knowledge and unless otherwise indicated, each stockholder has sole voting power and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable. Percentage ownership is based on 25,549,152 shares of common stock outstanding as of January 27, 2020. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o 190 N. Canon Drive, Floor 4, Beverly Hills, CA 90210.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)
Directors and Named Executive Officers
Andy Heyward	3,021,949	(2)	11.53%
Robert L. Denton	43,363	(12)	*
Michael Klein	175,000	(18)	*
Bernard Cahill	31,314	(3)	*
Joseph “Gray” Davis	13,335	(4)	*
P. Clark Hallren	13,335	(4)	*
Michael Jaffa	43,363	(13)	*
Margaret Loesch	13,335	(4)	*
Lynne Segall	13,335	(4)	*
Anthony Thomopoulos	13,450	(5)	*

All current executive officers and directors as a group (consisting of 10 persons)	3,381,779		12.77%

5% Stockholders
A Squared Holdings LLC	990,728		3.88%
Silverado Holdings LDC. (6)	1,590,476	(7)	6.23%
Brio Capital Management LLC (8)	913,123	(9)	3.48%
Anson Investments Master Fund, LP (10)	2,305,099	(11)	8.43%
HBA Entertainment Trade Co. Limited (14)	1,414,030	(15)	5.53%
Iroquois Capital Management LLC and related entities (16)	1,755,945	(17)	6.23%
Leister Capital Limited (19)	1,585,714	(20)	5.82%
Hana Resources (BAHAMAS) LTD. (21)	1,585,714	(22)	5.82%

___________________

* Indicates ownership less than 1%

(1)	Applicable percentage ownership is based on 25,549,152 shares of common stock outstanding as of January 27, 2020, together with securities exercisable or convertible into shares of common stock within 60 days of January 27, 2020. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that a person has the right to acquire beneficial ownership of upon the exercise or conversion of options, convertible stock, warrants or other securities that are currently exercisable or convertible or that will become exercisable or convertible within 60 days of January 27, 2020 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the number of shares beneficially owned and percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

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(2)	Consists of (i) 990,728 shares of common stock held by A Squared Holdings LLC over which Andy Heyward holds sole voting and dispositive power; (ii) 1,377,237 shares of common stock held by Andy Heyward; (iii) 1,234 shares held by Heyward Living Trust; (iv) 448,750 options to acquire shares of common stock issuable now or within 60 days of January 27, 2020 upon the exercise of stock options; (v) 204,000 shares of the 330,033 shares of common stock issuable upon the conversion of the $500,000 of Senior Convertible Notes. The Senior Convertible Notes may not be converted to the extent that the holder or any of its affiliates would own more than 9.99% of the outstanding common stock of the Company after such conversion. Accordingly 126,033 shares Senior Convertible Notes are not included in the calculation. Also not included in the calculation are (i) 476,190 shares of common stock issuable upon conversion of 100 shares of the Company’s Series A Convertible Preferred Stock which may not be converted to the extent that the holder or any of its affiliates would own more than 9.99% of the outstanding common stock of the Company after such conversion; (ii) 166,667 shares issuable upon exercise of warrants held by Andy Heyward. The warrants may not be exercised to the extent that the holder or any of its affiliates would own more than 4.99% of the outstanding common stock of the Company after such exercise. The number of shares deemed beneficially owned is limited accordingly.

(3)	Includes (i) 13,812 shares of common stock owned directly by Bernard Cahill; (ii) 4,167 shares of common stock owned by Mr. Cahill’s spouse, and (iii) 13,335 shares of common stock issuable now or within 60 days of January 27, 2020 upon the exercise of stock options granted to Mr. Cahill.

(4)	Consists of 13,335 shares of common stock issuable now or within 60 days of January 27, 2020 upon the exercise of stock options granted.

(5)	Consists of (i) 115 shares of common stock and (ii) 13,335 shares of common stock issuable now or within 60 days of January 27, 2020 upon the exercise of stock options granted to Mr. Thomopoulos.

(6)	The address of this beneficial owner is Omar Hodge Bldg. 2nd Floor, Tortola, BVI. Silverado Holdings LDC has the sole voting and dispositive power over the shares.

(7)	Consists of 1,590,476 shares of common stock. Not included are 50,000 shares issuable upon exercise of warrants. The warrants may not be exercised to the extent that the holder or any of its affiliates would own more than 4.99% of the outstanding common stock of the Company after such exercise. The number of shares deemed beneficially owned is limited accordingly.

(8)	The address of this beneficial owner is 100 Merrick Road, Suite, 401 W. Rockville Center, NY 11570. Brio Capital Master Fund Ltd. has sole voting and dispositive power over the shares.

(9)	Includes shares of common stock, shares of common stock issuable upon conversion of Series A Convertible Preferred Stock, and shares of common stock issuable upon exercise of certain warrants held by Brio Capital Master Fund Ltd. This stockholder owns (i) 238,095 shares of common stock, (ii) 275,028 shares upon the conversion of the $416,667 of Senior Convertible Notes and (iii) warrants which are exercisable into 400,000 shares of common stock. The Series A Convertible Preferred Stock and the Senior Convertible Notes may not be converted to the extent that the holder or any of its affiliates would own more than 9.99% of the outstanding common stock of the Company after such conversion, and the Series A Convertible Preferred Stock may not be voted to the extent that the holder or any of its affiliates would control more than 9.99% of the voting power of the Issuer. The number of shares deemed beneficially is limited accordingly. The warrants may not be exercised to the extent that the holder or any of its affiliates would own more than 4.99% of the outstanding common stock of the Company after such exercise. The number of shares deemed beneficially owned is limited accordingly.

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(10)	The address of this beneficial owner is 155 University Avenue, Suite 207, Toronto, Ontario, Canada, M5H 3B7. Anson Investments Master Fund LP has sole voting and dispositive power over the shares.

(11)	Includes (i) 500,000 shares of common stock (ii) 900,000 shares of common stock issuable upon the conversion of $1,500,000 of Senior Convertible Notes and (iii) 815,000 shares of common stock issuable upon exercise of certain warrants. The Convertible Notes may not be converted to the extent that the holder or any of its affiliates would own more than 9.99% of the outstanding common stock of the Company after such conversion. Not included are 1,452,474 shares of common stock issuable upon exercise of certain warrants held by Anson Investments Master Fund, LP. The warrants may not be exercised to the extent that the holder or any of its affiliates would own more than 4.99% of the outstanding common stock of the Company after such exercise. The number of shares deemed beneficially owned is limited accordingly.

(12)	Consists of 28,363 shares of common stock issuable upon exercise of stock options granted to Mr. Denton on June 7, 2018 and 15,000 shares of common stock issuable upon exercise of stock options granted to Mr. Denton on March 7, 2019.

(13)	Consists of 28,363 shares of common stock issuable upon exercise of stock options granted to Mr. Jaffa on June 7, 2018 and 15,000 shares of common stock issuable upon exercise of stock options granted to Mr. Jaffa on March 7, 2019.

(14)	The address of this beneficial owner is No. 6 A, Building 45 Mei Zhi Guo Garden, Suzhou, Jiangsu, China. George Yu has sole voting and dispositive power over the shares.

(15)	Consists of shares of common stock.

(16)	The address of this beneficial owner is 205 East 42nd Street, 20th Floor, New York, New York 10017. Based on the Schedule 13G jointly filed with the SEC by Iroquois Capital Management L.L.C. (“Iroquois”), Richard Abbe and Kimberly Page on February 14, 2019.

(17)	Consists of (i) 1,081,688 shares of common stock, (ii) 74,257 shares of common stock issuable upon the conversion of $112,500 of Senior Secured Convertible Notes and (iii) 600,000 shares of common stock issuable upon the exercise of certain warrants. Senior Secured Convertible Notes may not be converted to the extent that the holder or any of its affiliates would own more than 9.99% of the outstanding common stock of the Company after such conversion. The number of shares deemed beneficially is limited accordingly. The warrants may not be exercised to the extent that the holder or any of its affiliates would own more than 4.99% of the outstanding common stock of the Company after such exercise. The number of shares deemed beneficially owned is limited accordingly.

(18)	Consists of 55,000 shares of common stock and 120,000 shares of common stock issuable upon exercise of certain warrants.

(19)	The address of this beneficial owner is Omar Hodge Building 2nd Floor, Tortola, BVI. Leister Capital Limited has sole voting and dispositive power over the shares.

(20)	Consists of 1,585,714 shares of common stock

(21)	The address of this beneficial owner is Winterbotham Place Marlborough And Queens Streets, Nassau, Bahamas. Hana Resources (BAHAMAS), LTD has sole voting and dispositive power over the shares.

(22)	Consists of 1,585,714 shares of common stock

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Party Transactions

Commission regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee of the Company, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control. Described below are certain transactions or relationships between us and certain related persons.

On August 31, 2018, Llama Productions LLC entered into an animation production services agreement with Mr. Heyward for services as a producer for which he is to receive $124,000 through the course of production of the Company’s animated series Llama Llama Season 2. As of September 30, 2019, Mr. Heyward was paid $124,000.

Pursuant to his employment agreement dated November 16, 2018, Mr. Heyward is entitled to an Executive Producer fee of $12,400 per half hour episode for each episode he provides services as an executive producer. The first identified series under this employment agreement is Rainbow Rangers. As of September 30, 2019, twenty-six half hours had been delivered and, accordingly, Mr. Heyward is owed $322,400.

Pursuant to his employment agreement dated November 16, 2018, Mr. Heyward is entitled to an Executive Producer fee of $12,400 per half hour episode for each episode he provides services as an executive producer. The second identified series under this employment agreement is the twenty-six half hour episodes of Rainbow Rangers: Season 2. During the six months ended December 31, 2019, 13 episodes had been delivered and accordingly Mr. Heyward is owed $161,200.

On September 17, 2019, Mr. Heyward purchased $500,000 of the Secured Convertible Notes from another holder. The Company did not receive any proceeds from this transaction.

As of December 31, 2019, Andy Heyward is owed $98,395 for reimbursable expenses.

On October 2, 2019, the Company and Mr. Heyward entered into a stock purchase agreement (the “Stock Purchase Agreement”) pursuant to which Mr. Heyward agreed to purchase 1,000,000 shares of Common Stock, in a private placement for an aggregate purchase price of $760,000, or $0.76 per share (the “Private Placement”). The Private Placement closed on October 3, 2019.

Except as otherwise indicated herein, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable upon the exercise of the Warrants. For additional information regarding the issuance of these securities, see “Prospectus Summary—Registered Direct Offering of Common Stock and Concurrent Private Placement of Warrants” on page 4 of this prospectus. We are registering the shares of common stock issuable upon exercise of the Warrants in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the Warrants, the transactions contemplated pursuant to the Purchase Agreement and other financings completed by us, the selling stockholders have not had any material relationship with us within the past three years.

The following table sets forth certain information with respect to each selling stockholder, including (i) the shares of our common stock beneficially owned by the selling stockholder prior to this offering, (ii) the number of shares being offered by the selling stockholder pursuant to this prospectus and (iii) the selling stockholder’s beneficial ownership after completion of this offering. The registration of the shares of common stock issuable to the selling stockholders upon the exercise of the Warrants does not necessarily mean that the selling stockholders will sell all or any of such shares, but the number of shares and percentages set forth in the final two columns below assume that all shares of common stock being offered by the selling stockholders are sold.

The table is based on information supplied to us by the selling stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder, shares of common stock subject to warrants held by that selling stockholder that are exercisable within 60 days after January 27, 2020, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership after this offering is based on 25,549,152 shares of common stock outstanding on January 27, 2020.

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This prospectus covers the resale of 477,474 shares of our common stock that may be sold or otherwise disposed of by the selling stockholders. Such shares are issuable to the selling stockholders upon the exercise of the Warrants. The Warrants are immediately exercisable on the date of their issuance and expire five (5) years from the date it became exercisable. All of the Warrants have an exercise price of $0.76 per share. See “Prospectus Summary —Registered Direct Offering of Common Stock and Concurrent Private Placement of Warrants” above for a complete description of the Warrants. The selling stockholders may sell all, some or none of their shares in this offering, but the number of shares and percentages set forth in the final two columns below assume that all shares of common stock being offered by the selling stockholders are sold. See “Plan of Distribution.”

Selling Security Holder (1)	Number of Shares of Common Stock Beneficially Owned Prior to Offering (2)	Number of Shares of Common Stock Underlying Warrants Offered Hereby (3)	Number of Shares of Common Stock Beneficially Owned After Offering		% of Shares of Common Stock Beneficially Owned After Offering

Anson Investments Master Fund LP (4)	2,305,099	477,474	1,827,625	(5)	7.02%

(1)	This table and the information in the notes below are based upon information supplied by the selling stockholder, including reports and amendments thereto filed with the SEC on Schedule 13D and Schedule 13G.

(2)	The shares of common stock underlying options or warrants are convertible or exercisable within 60 days of January 27, 2020.

(3)	The actual number of shares of common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our common stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar events with respect to the common stock.

(4)	Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the securities held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Adam Spears are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Spears each disclaim beneficial ownership of these shares of common stock except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Ave; George Town, Grand Cayman.

(5)	Includes (i) 500,000 shares of common stock, (ii) 990,099 shares of common stock issuable upon the conversion of $1,500,000 of Senior Convertible Notes and (iii) 815,000 shares of common stock issuable upon exercise of certain other warrants held by Anson Investments Master Fund, LP. The Convertible Notes may not be converted to the extent that the holder or any of its affiliates would own more than 9.99% of the outstanding common stock of the Company after such conversion. The terms of all the warrants beneficially owned include a blocker provision that restricts exercise to the extent the securities beneficially owned by the selling stockholder and its affiliates would represent beneficial ownership in excess of 4.99% of shares of our common stock outstanding immediately after giving effect to such exercise, subject to the holder’s option, which may only be exercised to the extent beneficial ownership by Anson Investments Master Fund LP, in the aggregate, does not exceed 4.99% of our common stock. The number of shares included in this column does not reflect the limitations described above.

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PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR CAPITAL STOCK

General

Our authorized capital stock consists of 243,333,334 shares of capital stock, of which 233,333,334 are shares of common stock, par value $0.001 per share, and 10,000,000 are shares of preferred stock, par value $0.001.

Capital Stock Issued and Outstanding

As of January 27, 2020, we have issued and outstanding:

•	25,549,152 shares of common stock; and

•	430 shares of shares of Series A Convertible Preferred Stock which are convertible into 2,047,619 shares of common stock.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

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Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Series A Convertible Preferred Stock

We have designated six thousand (6,000) shares of preferred stock as Series A Convertible Preferred Stock. Each share of Series A Preferred Stock is convertible into shares of our common stock based on a conversion calculation equal to the Base Amount divided by the conversion price. The Base Amount is defined as the sum of (i) the aggregate stated value of the Series A Preferred Stock to be converted and (ii) all unpaid dividends thereon. The stated value of each share of the Series A Preferred Stock is $1,000 and the initial conversion price was $6.00 per share, subject to adjustment in the event of stock splits, dividends and recapitalizations. Additionally, in the event we issue shares of our common stock or common stock equivalents at a per share price that is lower than the conversion price then in effect, the conversion price shall be adjusted to such lower price, subject to certain exceptions. Any reduction in the conversion price could result in substantial dilution to our then-existing common stockholders as well as give rise to a beneficial conversion feature reported on our statement of operations.

Accordingly, the conversion price of the Series A Convertible Preferred Stock had been adjusted downwards multiple times in connection with various equity financings and in connection with the closing of the Registered Offering, the conversion price of the Series A Convertible Preferred Stock was adjusted to $0.76. We are prohibited from effecting a conversion of the Series A Preferred Stock to the extent that as a result of such conversion, the holder would beneficially own more than 9.99% in the aggregate of the issued and outstanding shares of our common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred Stock. The shares of Series A Preferred Stock possess no voting rights except as required by law.

On November 20, 2019, we entered into a settlement agreement and release (“Settlement Agreement”) with certain holders of our Series A Convertible Preferred Stock (each, a “Preferred Holder” and collectively, the “Preferred Holders”) constituting 58% of the outstanding Series A Preferred Stock in connection with a dispute that arose between the parties with respect to certain rights under the Certificate of Designations, Preferences and Rights of our 0% Series A Convertible Preferred Stock filed with the Nevada Secretary of State on May 14, 2014 (the “Certificate of Designations”). Pursuant to the Settlement Agreement, we agreed to adjust the conversion price of the Series A Convertible Preferred Stock to $0.21 and the parties agreed to terminate and deem null and void that certain Securities Purchase Agreement, dated as of May 14, 2014, by and among the Preferred Holders and the other parties signatories thereto, with respect to the Preferred Holders. The Preferred Holders, constituting the holders of at least a majority of the outstanding Preferred Shares (the “Required Holders”), agreed and consented to an amendment and restatement of the Certificate of Designations. The parties also agreed to customary releases and a covenant not to sue as further contained in the Settlement Agreement. Accordingly, on November 21, 2019, we filed an Amended and Restated Certificate of Designation (the “Amended and Restated Certificate”) for our Series A Convertible Preferred Stock. The amendments, among other things, had the effect of setting the conversion price of the Series A Convertible Preferred Stock at $0.21.

Description of Warrants pursuant to which the Offered Shares of Common Stock May Be Issued

In the Private Placement completed concurrently with the Registered Direct Offering, we issued to the Investor who participated in the Registered Offering Warrants exercisable for one share of common stock for each share purchased in the Registered Offering for an aggregate of 477,474 shares of common stock at an exercise price of $0.76 per share, subject to adjustment for stock splits, reverse splits, stock dividends, and similar capital transactions as described in the Warrants. Each Warrant is immediately exercisable on the date of its issuance and will expire five (5) years from the date it became exercisable. A holder of Warrants will have the right to exercise such Warrants on a “cashless” basis if at any time after the six-month anniversary of the closing date of the Offerings there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the Warrants by the holder. A holder of Warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of either 4.99% of the number of our shares of our common stock outstanding immediately after giving effect to such exercise; provided, however, that upon at least 61 days prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of common stock outstanding. The Warrants and the shares of our common stock issuable from time to time upon the exercise of the Warrants were not registered under the Securities Act, were not offered pursuant to a registration statement and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder. Shares of common stock underlying the Warrants are being registered for resale by the selling stockholders pursuant to the Registration Statement of which this prospectus forms a part.

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Nevada Anti-Takeover Law and Certain Charter and Bylaw Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, or an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•	20% or more but less than 33 1/3%;

•	33 1/3% or more but less than or equal to 50%; or

•	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

•	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

•	does business in Nevada directly or through an affiliated corporation.

On November 20, 2013, we amended our bylaws to provide that the provisions of NRS 78.378 and 78.3793 (“Acquisition of a Controlling Interest”) shall not apply to the Company or to any acquisition of a controlling interest in the Company by any existing or future stockholder.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of January 27, 2020, we had 269 stockholders of record, not including persons or entities that hold our stock in nominee or “street name” through various brokerage firms.

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A corporation affected by these provisions may not engage in a combination within two years after the interested stockholder first became an interested stockholder, unless either (i) the combination or transaction by which the interested stockholder first became an interested stockholder is approved by the board of directors before the interested stockholder first became an interested stockholder, or (ii) the combination is approved by the board of directors and by the affirmative vote of the corporation’s stockholders representing at least 60% of the outstanding voting power of the corporation not beneficially owned by the interested stockholder or the interested stockholder’s affiliates. Generally, if approval is not obtained, then after the expiration of the two-year period, the business combination may be consummated with the approval of the board of directors of the combination or transaction by which the interested stockholder first became an interested stockholder before the person became an interested stockholder, or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•	the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or within two years immediately before, or in the transaction in which he, she or it became an interested stockholder, whichever is higher;

•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an interested stockholder of assets of the corporation having:

•	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10% or more of the earning power or net income of the corporation.

Articles of Incorporation and Bylaws

Pursuant to our Articles of Incorporation, the existence of authorized but unissued common stock and undesignated preferred stock may enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Articles of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our Company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer LLC, 18 Lafayette Place, Woodmere, NY 11598.

58

Nasdaq Capital Market Listing

Our common stock is publicly traded on the Nasdaq Capital Market under the symbol “GNUS.”

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Nevada law. We also maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York, will pass upon the validity of the shares of common stock being offered by this prospectus.

EXPERTS

The consolidated financial statements of Genius Brands International, Inc. as of December 31, 2018 and 2017 and for the years then ended incorporated by reference herein have been audited by Squar Milner LLP, an independent registered public accounting firm, as stated in their report thereon, and have been incorporated by reference herein in reliance upon such report and upon authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. You can read our SEC filings over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Internet address is www.gnusbrands.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information found on our website is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference any documents that we file in the future with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus until the termination of the offering of all of the securities registered pursuant to the registration statement of which this prospectus is a part (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act).

59

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (310) 373-4222 or by writing to us at the following address:

Genius Brands International, Inc.

190 N. Canon Drive, 4th Floor

Beverly Hills, CA 90210

Attn: Robert Denton

We maintain a website at http://www.gnusbrands.com. You may access our definitive proxy statements on Schedule 14A, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and periodic amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, in any other subsequently filed document that also is or is deemed to be incorporated by reference herein and in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

60

GENIUS BRANDS INTERNATIONAL, INC.

F-1

Genius Brands International, Inc.

Condensed Consolidated Balance Sheets

As of September 30, 2019, and December 31, 2018

ASSETS	September 30, 2019	December 31, 2018
	(unaudited)
Current Assets:
Cash and Cash Equivalents	$633,561	$2,684,483
Restricted Cash	–	400,543
Accounts Receivable, net	3,921,433	2,160,296
Other Receivable	2,310	20,902
Inventory	12,518	15,816
Prepaid and Other Assets	441,474	297,542
Total Current Assets	5,011,296	5,579,582

Property and Equipment, net	74,387	75,634
Right Of Use Assets, net	4,115,532	–
Film and Television Costs, net	9,450,233	8,166,131
Lease Deposits	368,001	325,000
Intangible Assets, net	61,039	89,988
Goodwill	10,365,806	10,365,806
Total Assets	$29,446,294	$24,602,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$1,214,756	$285,563
Accrued Expenses	150,956	52,865
Participations Payable	2,010,439	1,078,557
Deferred Revenue	737,783	874,503
Senior Secured Convertible Notes, net	3,050,312	1,831,847
Lease Liability	518,314	–
Due To Related Parties	933,596	346,759
Accrued Salaries and Wages	242,419	137,825
Total Current Liabilities	8,858,575	4,607,919

Long Term Liabilities:
Deferred Revenue	4,193,832	4,051,253
Lease Liability	3,683,115	–
Production Facility, net	3,050,416	2,178,198
Disputed Trade Payable	925,000	925,000
Total Liabilities	20,710,938	11,762,370

Stockholders’ Equity
Preferred Stock, $0.001 par value, 10,000,000 shares authorized 2,120 and 2,120 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	2	2
Common Stock, $0.001 par value, 233,333,334 shares authorized, 11,933,365 and 9,457,859 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	11,934	9,458
Additional Paid in Capital	70,903,988	63,537,915
Accumulated Deficit	(62,175,450)	(50,702,486)
Accumulated Other Comprehensive Income (Loss)	(5,118)	(5,118)
Total Stockholders’ Equity	8,735,356	12,839,771

Total Liabilities and Stockholders’ Equity	$29,446,294	$24,602,141

The accompanying notes are an integral part of these financial statements.

F-2

Genius Brands International, Inc.

Condensed Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2019 and September 30, 2018

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenues:
Licensing & Royalties	$174,261	$210,675	$674,107	$302,140
Television & Home Entertainment	3,147,411	196,519	4,292,972	234,474
Advertising Sales	147,034	115,628	184,716	154,563
Product Sales	290	353	2,396	1,622
Total Revenues	3,468,996	523,175	5,154,191	692,799

Operating Expenses:
Marketing and Sales	97,541	92,946	405,751	334,302
Direct Operating Costs	2,841,358	476,199	3,929,187	1,206,147
General and Administrative	2,092,734	1,207,894	5,298,865	3,858,650
Total Operating Expenses	5,031,633	1,777,039	9,633,803	5,399,099

Loss from Operations	(1,562,637)	(1,253,864)	(4,479,612)	(4,706,300)

Other Income (Expense):
Other Income	1,294	9,489	17,081	9,769
Loss on Extinguished Debt	(1,080,664)	–	(4,432,819)	–
Other Income - Sub-Lease	117,416	–	314,869	–
Interest Expense	(30,642)	(577,477)	(697,386)	(578,570)
Net Other Income (Expense)	(992,596)	(567,988)	(4,798,255)	(568,801)

Loss Before Income Tax Expense	(2,555,233)	(1,821,852)	(9,277,867)	(5,275,101)

Income Tax Expense	–	–	–	–

Net Loss	(2,555,233)	(1,821,852)	(9,277,867)	(5,275,101)

Beneficial Conversion Feature on Preferred Stock	(1,686,667)	(353,333)	(2,008,907)	(353,333)

Net Loss Applicable to Common Shareholders	$(4,241,900)	$(2,175,185)	$(11,286,774)	$(5,628,434)

Net Loss per Common Share (Basic And Diluted)	$(0.38)	$(0.24)	$(1.07)	$(0.66)

Weighted Average Shares Outstanding (Basic and Diluted)	11,241,440	9,062,966	10,538,309	8,556,232

The accompanying notes are an integral part of these financial statements.

F-3

Genius Brands International, Inc.

Condensed Consolidated Statements of Comprehensive Loss

Three and Nine Months Ended September 30, 2019 and September 30, 2018

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net Loss	$(2,555,233)	$(1,821,852)	$(9,277,867)	$(5,275,101)
Beneficial Conversion Feature on Preferred Stock	(1,686,667)	(353,333)	(2,008,907)	(353,333)
Comprehensive Net Loss to Common Shareholders	$(4,241,900)	$(2,175,185)	$(11,286,774)	$(5,628,434)

The accompanying notes are an integral part of these financial statements.

F-4

Genius Brands International, Inc.

Condensed Consolidated Statements of Stockholders' Equity

Nine Months Ended September 30, 2019 and September 30, 2018

(unaudited)

	Common Stock		Preferred Stock		Additional Paid-In	Accumulated	Other Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Total
Balance, December 31, 2018	9,457,859	$9,458	2,120	$2	$63,537,915	$(50,702,486)	$(5,118)	$12,839,771

Cumulative effect of adoption ASC 842	–	–	–	–	–	(4,306)	–	(4,306)
Warrants Issued As Part Of Debt Extinguishment	–	–	–	–	1,287,962	–	–	1,287,962
Value Of Beneficial Conversion Feature resulting from debt extinguishment	–	–	–	–	(213,700)	–	–	(213,700)
Proceeds from Securities Purchase Agreement, Net	945,894	946	–	–	1,756,606	–	–	1,757,552
Issuance of Common Stock for Services	28,965	29	–	–	71,939	–	–	71,968
Share Based Compensation	–	–	–	–	35,749	–	–	35,749
Value of Beneficial Conversion Feature	–	–	–	–	322,240	(322,240)	–	–
Net Loss	–	–	–	–	–	(5,007,482)	–	(5,007,482)

Balance, March 31, 2019	10,432,718	10,433	2,120	2	66,798,711	(56,036,514)	(5,118)	10,767,514

Issuance of Common Stock for Services	43,022	43	–	–	80,800	–	–	80,843
Share Based Compensation	–	–	–	–	57,407	–	–	57,407
Net Loss	–	–	–	–	–	(1,715,152)	–	(1,715,152)

Balance, June 30, 2019	10,475,740	10,476	2,120	2	66,936,918	(57,751,666)	(5,118)	9,190,612

Issuance of Common Stock for Services	511,731	512	–	–	423,776	–	–	424,288
Share Based Compensation	–	–	–	–	49,263	–	–	49,263
Value of Beneficial Conversion Feature	–	–	–	–	1,686,667	(1,686,667)	–	–
Warrants Issued As Part Of Debt Extinguishment	–	–	–	–	957,867	–	–	957,867
Proceeds From Warrant Exchange, net	945,894	946	–	–	667,613	–	–	668,559
Value of Warrant Inducement	–	–	–	–	181,884	(181,884)	–	–
Net Loss	–	–	–	–	–	(2,555,233)	–	(2,555,233)

Balance, September 30, 2019	11,933,365	$11,934	2,120	$2	$70,903,988	$(62,175,450)	$(5,118)	$8,735,356

F-5

Genius Brands International, Inc.

Condensed Consolidated Statement of Stockholders' Equity (continued)

Nine Months Ended September 30, 2019 and September 30, 2018

(unaudited)

	Common Stock		Preferred Stock		Additional Paid-In	Accumulated	Other Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Total

Balance, December 31, 2017	7,610,794	$7,611	3,530	$4	$56,588,846	$(41,551,497)	$(5,118)	$15,039,846

Retained Earnings Adjustment (ASC 606)	–	–	–	–	–	173,112	–	173,112
Issuance of Common Stock in Registered Direct Offering, net	592,000	592	–	–	1,595,749	–	–	1,596,341
Share Based Compensation	–	–	–	–	47,852	–	–	47,852
Net Loss	–	–	–	–	–	(1,263,464)	–	(1,263,464)

Balance, March 31, 2018	8,202,794	8,203	3,530	4	58,232,447	(42,641,849)	(5,118)	15,593,687

Retained Earnings Adjustment (ASC 606)	–	–	–	–	–	33,135	–	33,135
Conversion of Preferred Shares	470,001	470	(1,410)	(2)	(468)	–	–	–
Issuance of Common Stock for Services	277,508	277	–	–	779,723	–	–	780,000
Share Based Compensation	–	–	–	–	20,870	–	–	20,870
Net Loss	–	–	–	–		(2,189,783)	–	(2,189,783)

Balance, June 30, 2018	8,950,303	8,950	2,120	2	59,032,572	(44,798,497)	(5,118)	14,237,909

Issuance of Common Stock for Services	321,697	322	–	–	782,680	–	–	783,002
Share Based Compensation	–	–	–	–	44,682	–	–	44,682
Value of Beneficial Conversion Feature	–	–	–	–	353,333	(353,333)	–	–
Value of Beneficial Conversion Feature On Secured Convertible Notes	–	–	–	–	1,471,111	–	–	1,471,111
Value of Beneficial Conversion Feature On Senior Secured Notes	–	–	–	–	1,561,111	–	–	1,561,111
Net Loss	–	–	–	–	–	(1,821,852)	–	(1,821,852)

Balance, September 30, 2018	9,272,000	$9,272	2,120	$2	$63,245,489	$(46,973,682)	$(5,118)	$16,275,963

The accompanying notes are an integral part of these audited financial statements.

F-6

Genius Brands International, Inc.

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2019 and September 30, 2018

(unaudited)

	September 30, 2019	September 30, 2018
Cash Flows from Operating Activities:
Net Loss	$(9,277,867)	$(5,275,101)

Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Amortization of Film and Television Costs	1,907,222	1,033,392
Depreciation and Amortization Expense	216,410	69,530
Accretion of Discount on Secured Convertible Notes	288,609	399,123
Bad Debt	–	2,400
Stock Issued for Services	119,798	–
Stock Compensation Expense	142,420	113,405
Loss On Extinguished Debt	4,432,819	–

Decrease (Increase) in Operating Assets:
Accounts Receivable, net	(1,761,137)	2,054,496
Other Receivable	18,592	256,872
Inventory, net	3,298	1,407
Prepaid Expenses & Other Assets	(143,932)	(204,437)
Lease Deposits	(43,001)	(325,000)
Film and Television Costs, net	(2,324,023)	(3,014,150)

Increase (Decrease) in Operating Liabilities:
Accounts Payable	182,577	(92,751)
Accrued Salaries & Wages	104,594	(36,998)
Deferred Revenue	5,859	(85,610)
Participations Payable	1,220,536	304,217
Due To Related Party	134,800	–
Accrued Expenses	136,010	(687,503)
Net Cash Used in Operating Activities	(4,636,416)	(5,486,708)

Cash Flows from Investing Activities:
Investment in Intangible Assets, net	–	(21,358)
Investment in Property & Equipment	(26,976)	(21,628)
Net Cash Used in Investing Activities	(26,976)	(42,986)

Cash Flows from Financing Activities:
Payments on Lease liability	(115,567)	–
Proceeds from Sale of Securities Purchase Agreement, Net	1,757,552	1,596,341
Proceeds From Warrant Exchange	668,558	–
Repayment of Secured Convertible Notes	(970,834)	4,186,054
Repayment of Production Facility, Net	872,218	(2,676,748)
Net Cash Provided by Financing Activities	2,211,927	3,105,647

Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(2,451,465)	(2,424,047)
Beginning Cash, Cash Equivalents, and Restricted Cash	3,085,026	7,498,073
Ending Cash, Cash Equivalents, and Restricted Cash	$633,561	$5,074,026

Supplemental Disclosures of Cash Flow Information:
Cash Paid for Interest	$435,129	$104,758

Schedule of Non-Cash Financing and Investing Activities
Issuance of Common Stock for production services	$457,301	$1,563,002
Beneficial Conversion Feature	$2,008,907	$353,333
Capitalization of Operating Lease Right to Use Asset	$2,245,093	$–

The accompanying notes are an integral part of these financial statements.

F-7

Genius Brands International, Inc.

Notes to Condensed Consolidated Financial Statements

September 30, 2019

(unaudited)

Note 1: Organization and Business

Organization and Nature of Business

Genius Brands International, Inc. (“we,” “us,” “our,” or the “Company”) is a global content and brand management company that creates and licenses multimedia content. Led by experienced industry personnel, we distribute our content in all formats as well as a broad range of consumer products based on our characters. In the children's media sector, our portfolio features “content with a purpose” for toddlers to tweens, which provides enrichment as well as entertainment. New intellectual property titles include the preschool property Rainbow Rangers, which debuted in November 2018 on Nickelodeon and which was renewed for a second season and preschool property Llama Llama, which debuted on Netflix in January 2018 and was renewed by Netflix for a second season. Our library titles include the award winning Baby Genius, adventure comedy Thomas Edison's Secret Lab® and Warren Buffett's Secret Millionaires Club, created with and starring iconic investor Warren Buffett, which is distributed across our Genius Brands Network on Comcast’s Xfinity on Demand, AppleTV, Roku, Amazon Fire, YouTube, Amazon Prime, Cox, Dish, Sling and Zumo as well as Connected TV. We are also developing an all-new animated series, Stan Lee's Superhero Kindergarten with Stan Lee's Pow! Entertainment.

In addition, we act as licensing agent for Penguin Young Readers, a division of Penguin Random House LLC who owns or controls the underlying rights to Llama Llama, leveraging our existing licensing infrastructure to expand this brand into new product categories, new retailers, and new territories.

The Company commenced operations in 2006, assuming all the rights and obligations of its then Chief Executive Officer, under an Asset Purchase Agreement between the Company and Genius Products, Inc., in which the Company obtained all rights, copyrights, and trademarks to the brands “Baby Genius,” “Kid Genius,” “123 Favorite Music” and “Wee Worship,” and all then existing productions under those titles. In 2011, the Company reincorporated in Nevada and changed its name to Genius Brands International, Inc. In connection with the reincorporation, the Company changed its trading symbol to “GNUS.”

In 2013, the Company entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with A Squared Entertainment LLC, a Delaware limited liability company (“A Squared”), A Squared Holdings LLC, a California limited liability company and sole member of A Squared (the “Parent Member”) and A2E Acquisition LLC, its newly formed, wholly-owned Delaware subsidiary (“Acquisition Sub”). Upon closing of the transactions, A Squared, as the surviving entity, became a wholly owned subsidiary of the Company.

Liquidity

Historically, the Company has incurred net losses. For the three months ended September 30, 2019 and September 30, 2018, the Company reported net losses of $2,555,233 and $1,821,852, respectively. For the nine months ended September 30, 2019 and September 30, 2018, the Company reported net losses of $9,277,867 and $5,275,101, respectively. The Company reported net cash used in operating activities of $4,636,416 and $5,486,708 for the nine months ended September 30, 2019, and September 30, 2018, respectively. As of September 30, 2019, the Company had an accumulated deficit of $62,175,450 and total stockholders’ equity of $8,735,356. At September 30, 2019, the Company had current assets of $5,011,296, including cash and cash equivalents of $633,561 and current liabilities of $8,858,575. The Company had negative working capital of $3,847,279 as of September 30, 2019, compared to working capital of $971,663 as of December 31, 2018.

F-8

On February 19, 2019, the Company entered into a securities purchase agreement with a certain accredited investor pursuant to which it sold 945,894 shares of its common stock, par value $0.001 per share ( the “Common Stock”), and warrants to purchase up to 945,894 shares of Common Stock, or the registered warrants, to such investor (the “February 2019 Offering”). The Company received $1,757,552 of net proceeds from this offering. Each share of Common Stock was accompanied by a registered warrant to purchase one share of Common Stock at an exercise price of $2.12. Each share of Common Stock and accompanying registered warrant were sold at a combined purchase price of $2.12. The shares of Common Stock and registered warrants were purchased together and were issued separately and were immediately separable upon issuance. In a concurrent private placement, the Company also sold to the purchaser in the February 2019 Offering, unregistered warrants to purchase up to an additional 945,894 shares of our Common Stock.

Amendment, Waiver and Consent

In connection with the February 2019 Offering and concurrent private placement, the Company entered into an amendment, waiver and consent agreement, or the “February Amendment, Waiver and Consent Agreement,” with certain holders of its 10% Secured Convertible Notes which were issued pursuant to a securities purchase agreement, dated August 17, 2018, by and among the Company and the purchasers identified on the signature pages thereto, or the notes purchase agreement. Pursuant to the February Amendment, Waiver and Consent Agreement, such holders agreed to amend the notes purchase agreement, waive any applicable rights and remedies under the notes purchase agreement, and consent to the February 2019 Offering and concurrent private placement. In consideration for such February Amendment, Waiver and Consent Agreement, the Company agreed to issue all holders of its 10% Secured Convertible Notes warrants to purchase up to an aggregate amount of 1,800,000 shares of our Common Stock. Such warrants have an exercise price of $2.55 per share, will become exercisable commencing six months and one day from the date of issuance and will expire five (5) years from the date of issuance.

The issuance of the warrants resulted in a modification of debt in accordance with ASC 470 and is characterized as an extinguishment of debt in accordance with ASC-470-50-40. In accordance with ASC-470-50-40-2 the Company derecognized the existing debt as if it was extinguished and recorded the new debt, with the difference between the reacquisition price of the new debt and the net carrying amount of the extinguished debt, $2,064,193 being recorded as a loss on the extinguishment of debt.

On July 22, 2019, in connection with a proposed public offering of shares of Common Stock (the “August 2019 Offering”), the Company entered into an amendment, waiver and consent agreement (the “July Amendment, Waiver and Consent”) with certain holders constituting (i) a majority-in-interest of the holders of its Secured Convertible Notes and (ii) 51% in interest of the shares of Common Stock issued pursuant to a securities purchase agreement, dated as of January 8, 2018, by and among the Company and the purchasers identified on the signature pages thereto (the “January 2018 Purchase Agreement”). Pursuant to the July Amendment, Waiver and Consent, such holders agreed to amend the August 2018 Purchase Agreement, the January 2018 Purchase Agreement and the Secured Convertible Notes, waive any applicable rights and remedies under each of the August 2018 Purchase Agreement and the January 2018 Purchase Agreement, and consent to the August 2019 Offering in consideration for (i) a reduction in the conversion price of the Secured Convertible Notes from $2.50 per share to an amount equal to $1.515 and (ii) the issuance to the August 2018 Purchasers of new warrants to purchase the same number of shares of Common Stock that were issued to each August 2018 Purchaser pursuant to the August 2018 Purchase Agreement (for an aggregate of 1,800,000 shares of Common Stock to all August 2018 Purchasers) at an exercise price per share equal to $1.14 and will become exercisable commencing six (6) months and one day from the date of issuance and will expire (5) years from the date of issuance.

The issuance of the warrants resulted in a modification of debt in accordance with ASC 470 and is characterized as an extinguishment of debt in accordance with ASC-470-50-40. In accordance with ASC-470-50-40-2, the Company derecognized the existing debt as if it was extinguished and recorded the new debt. The difference between the reacquisition price of the debt including the fair value of the warrants issued and the net carrying amount of the extinguished debt amounted to $957,867. This amount was recorded as a loss on debt extinguishment.

On August 20, 2019, pursuant to the Secured Convertible Notes, the Company elected to make six equal monthly principal payments of $750,000. The first payment with interest was paid on August 23, 2019.

F-9

On September 17, 2019, the Company’s Chief Executive Officer (“CEO”), Andy Heyward, purchased $500,000 of the Secured Convertible Notes from another holder. The Company did not receive any proceeds from this transaction.

On September 18, 2019, the Company entered into a private transaction (the “Private Transaction”) pursuant to a Warrant Exercise Agreement (the “Agreement”) with the holder of the Company’s existing warrants (the “Original Warrants”). The Original Warrants were originally issued on February 19, 2019, to purchase an aggregate of 945,894 shares of Common Stock, at an exercise price of $2.12 per share and were to expire on February 19, 2020.

Pursuant to the Agreement, the holder of the Original Warrants and the Company agreed that such Original Warrant holder would exercise its Original Warrants in full and the Company would amend the Original Warrants to reduce the exercise price thereof to $0.76 (the “Amended Exercise Price”). The Company received $718,879 from the exercise of the Original Warrants before paying the placement agent fee of $50,321. The induced exercise resulted in the Company recognizing and recording an “imputed dividend” of $181,884. The amount was determined as the difference in warrants’ value due to the reduction in the exercise price. It was recorded by debiting Accumulated Deficit and crediting Additional Paid-In Capital.

As a result, the conversion price of the Series A Convertible Preferred Stock decreased to $0.76.

On September 20, 2019, the Company and the holders of $1,958,334 of the Secured Convertible Notes, extended the maturity date of those Secured Convertible Notes until January 31, 2020. The Company also agreed to pay the 10% interest to the holders monthly instead of quarterly.

On September 20, 2019, the Company and the holders of $687,500 of the Secured Convertible Notes, extended the maturity date of those Secured Convertible Notes until August 20, 2021. The Company also agreed to pay the 10% interest to the holders monthly instead of quarterly.

The extension of maturity dates was characterized as a modification of debt in accordance with ASC-470-50-40. To account for the debt modification, the Company established a new effective interest rate that will amortize pre-modification debt to revised future cash flows. No gain or loss is recognized immediately due to the debt modification transaction.

Going Concern

The Company’s current assets are not sufficient to repay its outstanding Secured Convertible Notes and fund its planned operations, and accordingly, there is substantial doubt about our ability to continue as a going concern. If the Company defaults in its payment obligations under the Secured Convertible Notes and the indebtedness under the Secured Convertible Notes were to be accelerated, there can be no assurance that the Company’s assets would be sufficient to repay such indebtedness in full at such time or it may not be able to obtain debt or equity financing on favorable terms or if at all to repay the Secured Convertible Notes. As a result, the Company could be forced into bankruptcy or liquidation.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer or Listing

On September 4, 2019, the Company received a notification letter from The Nasdaq Stock Market (“Nasdaq”) informing the Company that for the last 30 consecutive business days, the bid price of the Company’s Common Stock had closed below $1.00 per share, which is the minimum required closing bid price for continued listing on The Nasdaq Capital Market pursuant to Listing Rule 5550(a)(2).

F-10

This notice has no immediate effect on the Company's Nasdaq listing or trading of its Common Stock. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until March 2, 2020, to regain compliance. To regain compliance, the closing bid price of the Company’s Common Stock must be at least $1.00 per share for a minimum of ten consecutive business days. If the Company does not regain compliance by March 2, 2020, the Company may be eligible for additional time to regain compliance or if the Company is otherwise not eligible, the Company may request a hearing before a Hearings Panel.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying 2019 and 2018 condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Genius Brands International, Inc., its wholly owned subsidiaries A Squared LLC, Llama Productions LLC and Rainbow Rangers Productions LLC, as well as its interest in Stan Lee Comics, LLC (“Stan Lee Comics”). All significant inter-company balances and transactions have been eliminated in consolidation.

The condensed consolidated financial statements have been prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 Business Combinations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Financial Statement Reclassification

Certain account balances from prior periods have been reclassified in these condensed consolidated financial statements to conform to current period classifications.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid debt instruments with initial maturities of three months or less to be cash equivalents. As of September 30, 2019, Restricted Cash totaled $0. As of December 31, 2018, Restricted Cash totaled $400,543. Restricted Cash represents funds held in a cash account to be used solely for the production of Llama Llama as a condition of its loan agreement with Bank Leumi USA.

F-11

Allowance for Doubtful Accounts

Accounts receivable are presented on the consolidated balance sheets net of estimated uncollectible amounts. The Company assesses its accounts receivable balances on a quarterly basis to determine collectability and records an allowance for estimated uncollectible accounts in an amount approximating anticipated losses based on historical experience and future expectations. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful. The Company had an allowance for doubtful accounts of $0 for each of the periods ended September 30, 2019 and December 31, 2018.

Inventory

Inventory is stated at the lower of average cost or net realizable value and consist of finished goods such as DVDs, CDs and other products. A reserve for slow-moving and obsolete inventory is established for all inventory deemed potentially non-saleable. The current inventory is considered properly valued and saleable. The Company concluded that there was an appropriate reserve for slow moving and obsolete inventory of $26,097 at each of the periods ended September 30, 2019 and December 31, 2018.

Property and Equipment

Property and equipment are recorded at cost. Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from two to seven years. Maintenance, repairs, and renewals, which neither materially add to the value of the assets nor appreciably prolong their lives, are charged to expense as incurred. Gains and losses from any dispositions of property and equipment are reflected in the consolidated statement of operations.

Right of Use Leased Assets

In February 2016, the FASB issued Accounting Standards Update 2016-02, “Leases.” The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for annual and interim reporting periods beginning after December 15, 2018. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period.

In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842), Targeted Improvements, which allows for an additional optional transition method where comparative periods presented in the financial statements in the period of adoption will not be restated and instead those periods will be presented under existing guidance in accordance with ASC 840, Leases. Management used this optional transition method. As of January 1, 2019, management recorded lease liability of $2,071,903, right-of-use asset of $2,153,747, accumulated amortization of $124,070, a reversal of previously recorded deferred rent of $37,920 and the increase in accumulated deficit of $4,306.

Goodwill and Intangible Assets

Goodwill represents the excess of purchase price over the estimated fair value of net assets acquired in business combinations accounted for by the purchase method. In accordance with FASB ASC 350 Intangibles Goodwill and Other, goodwill and certain intangible assets are presumed to have indefinite useful lives and are thus not amortized, but subject to an impairment test annually or more frequently if indicators of impairment arise. The Company completes the annual goodwill and indefinite-lived intangible asset impairment tests at the end of each fiscal year. To test for goodwill impairment, we are required to estimate the fair market value of each of our reporting units, of which we have one. While we may use a variety of methods to estimate fair value for impairment testing, our primary method is discounted cash flows. We estimate future cash flows and allocations of certain assets using estimates for future growth rates and our judgment regarding the applicable discount rates. Changes to our judgments and estimates could result in a significantly different estimate of the fair market value of the reporting units, which could result in an impairment of goodwill or indefinite lived intangible assets in future periods.

F-12

Other intangible assets have been acquired, either individually or with a group of other assets, and were initially recognized and measured based on fair value. Annual amortization of these intangible assets is computed based on the straight-line method over the remaining economic life of the asset.

Debt and Attached Equity-Linked Instruments

The Company measures issued debt on an amortized cost basis, net of debt premium/discount and debt issuance costs amortized using the effective interest rate method or the straight-line method when the latter does not lead to materially different results.

The Company accounts for the proceeds from the issuance of convertible notes payable in accordance with FASB ASC 470-20 Debt with Conversion and Other Options. Pursuant to FASB ASC 470-20, the intrinsic value of the embedded conversion feature (beneficial conversion interest), which is in the money on the commitment date is included in the discount to debt and amortized to interest expense over the term of the note agreement. When the conversion option is not separated, the Company accounts for the entire convertible instrument including debt and the conversion feature as a liability.

The Company analyzes freestanding equity-linked instruments including warrants attached to debt to conclude whether the instrument meets the definition of the derivative and whether it is considered indexed to the Company’s own stock. If the instrument is not considered indexed to Company’s stock, it is classified as an asset or liability recorded at fair value. If the instrument considered indexed to Company’s stock, the Company analyzes additional equity classification requirements per ASC 815-40 Contract’s in Entity’s Own Equity. When the requirements are met the instrument is recorded as part of the Company’s equity, initially measured based on its relative fair value with no subsequent re-measurement. When the equity classification requirements are not met, the instrument is recorded as an asset or liability and is measured at fair value with subsequent changes in fair value recorded in earnings.

When required, the Company also considers the bifurcation guidance for embedded derivatives per FASB ASC 815-15 Embedded Derivatives.

Film and Television Costs

The Company capitalizes production costs for episodic series produced in accordance with FASB ASC 926-20 Entertainment-Films - Other Assets - Film Costs. Accordingly, production costs are capitalized at actual cost and then charged against revenue based on the initial market revenue evidenced by a firm commitment over the period of commitment. The Company expenses all capitalized costs that exceed the initial market firm commitment revenue in the period of delivery of the episodes.

The Company capitalizes production costs for films produced in accordance with FASB ASC 926-20 Entertainment - Films - Other Assets - Film Costs. Accordingly, production costs are capitalized at actual cost and then charged against revenue quarterly as a cost of production based on the relative fair value of the film(s) delivered and recognized as revenue. The Company evaluates its capitalized production costs annually and limits recorded amounts by their ability to recover such costs through expected future sales.

Additionally, for both episodic series and films, from time to time, the Company develops additional content, improved animation and bonus songs/features for its existing content. After the initial release of the film or episodic series, the costs of significant improvement to existing products are capitalized while routine and periodic alterations to existing products are expensed as incurred.

F-13

Revenue Recognition

On January 1, 2018, the Company adopted the new accounting standard ASC 606 (Topic 606), Revenue from Contracts with Customers and all the related amendments (“new revenue standard”) using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606.

Accordingly, the Company recorded a cumulative effect adjustment to Accumulated Deficit in the amount of $206,247. The impact to the Company’s financial statements for the three and nine months ended September 30, 2018 resulting from the adoption of Topic 606 as of January 1, 2018 was a reduction of revenue in the amounts of $26,184 and $162,551, respectively, and a corresponding reduction in costs in the amounts of $14,317 and $42,952, respectively, from the amounts reported. The amounts prior to adoption were not recognized pursuant to Topic 606 and would have been reported pursuant to Topic 605.

The Company has identified the following six material and distinct performance obligations:

•	License rights to exploit Functional Intellectual Property (Functional Intellectual Property or “Functional IP” is defined as intellectual property that has significant standalone functionality, such as the ability to be played or aired. Functional intellectual property derives a substantial portion of its utility from its significant standalone functionality.)

•	License rights to exploit Symbolic Intellectual Property (Symbolic Intellectual Property or “Symbolic IP” is intellectual property that is not functional as it does not have significant standalone use and substantially all of the utility of Symbolic IP is derived from its association with the entity’s past or ongoing activities, including its ordinary business activities, such as the Company’s licensing and merchandising programs associated with its animated content.)

•	Options to renew or extend a contract at fixed terms. (While this performance obligation is not significant for the Company’s current contracts, it could become significant in the future.)

•	Options on future seasons of content at fixed terms. (While this performance obligation is not significant for the Company’s current contracts, it could become significant in the future.)

•	Fixed fee advertising revenue generated from the Genius Brands Network

•	Variable fee advertising revenue generated from the Genius Brands Network

As a result of the change, beginning January 1, 2018, the Company began recognizing revenue related to licensed rights to exploit Functional IP in two ways. For minimum guarantees, the Company recognizes fixed revenue upon delivery of content and the start of the license period. For Functional IP contracts with a variable component, the Company estimates revenue such that it is probable there will not be a material reversal of revenue in future periods. Revenue under these types of contracts was previously recognized when royalty statements were received. The Company began recognizing revenue related to licensed rights to exploit Symbolic IP substantially similarly to Functional IP. Although it has a different recognition pattern from Functional IP, the valuation method is substantially the same, depending on the nature of the license.

F-14

The Company sells advertising on its Kid Genius channel in the form of either flat rate promotions or impressions served. For flat rate promotions with a fixed term, the Company recognizes revenue when all five revenue recognition criteria under FASB ASC 606 are met. For impressions served, the Company delivers a certain minimum number of impressions on the channel to the advertiser for which the advertiser pays a contractual CPM per impression. Impressions served are reported to the Company on a monthly basis, and revenue is reported in the month the impressions are served.

The Company recognizes revenue related to product sales when (i) the seller’s price is substantially fixed, (ii) shipment has occurred causing the buyer to be obligated to pay for product, (iii) the buyer has economic substance apart from the seller, and (iv) there is no significant obligation for future performance to directly bring about the resale of the product by the buyer.

Direct Operating Costs

Direct operating costs include costs of our product sales, non-capitalizable film costs, film and television cost amortization expense, and participation expense related to agreements with various animation studios, post-production studios, writers, directors, musicians or other creative talent with which we are obligated to share net profits of the properties on which they have rendered services.

Share-Based Compensation

As required by FASB ASC 718 - Stock Compensation, the Company recognizes an expense related to the fair value of our share-based compensation awards, including stock options, using the Black-Scholes calculation as of the date of grant. The Company has elected to use the graded attribution method for awards which are in-substance, multiple awards based on the vesting schedule.

Earnings Per Share

Basic earnings (loss) per common share (“EPS”) is calculated by dividing net income (loss) applicable to common shareholders by the weighted average number of shares of common stock outstanding for the period. Diluted EPS is calculated by dividing net income (loss) applicable to common shareholders by the weighted average number of shares of common stock outstanding, plus the assumed exercise of all dilutive securities using the treasury stock or “as converted” method, as appropriate. During periods of net loss, all common stock equivalents are excluded from the diluted EPS calculation because they are antidilutive.

Income Taxes

Deferred income tax assets and liabilities are recognized based on differences between the financial statement and tax basis of assets and liabilities using presently enacted tax rates. At each balance sheet date, the Company evaluates the available evidence about future taxable income and other possible sources of realization of deferred tax assets and records a valuation allowance that reduces the deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that more likely than not will be realized.

Concentration of Risk

The Company’s cash is maintained at three financial institutions and from time to time the balances for this account exceed the Federal Deposit Insurance Corporation’s (“FDIC”) insured amount. Balances on interest bearing deposits at banks in the United States are insured by the FDIC up to $250,000 per account. As of September 30, 2019, the Company had one account with a combined uninsured balance of $279,412. As of December 31, 2018, the Company had three accounts with a combined uninsured balance of $2,183,875.

F-15

For the three and nine months ended September 30, 2019, the Company had two customers whose total revenue each exceeded 10% of the total consolidated revenue. Those customers accounted for 94% and 78% of the total revenue for the three and nine months ended September 30, 2019, respectively. The Company had one customer that represented 85% of accounts receivable as of September 30, 2019. The Company had one customer who accounted for 98% of accounts receivable balance as of December 31, 2018.

Fair value of financial instruments

The carrying amounts of cash, receivables, accounts payable, and accrued liabilities approximate fair value due to the short-term maturity of the instruments. The carrying amount of the Production Loan Facility approximates fair value since the debt carries a variable interest rate that is tied to either the current Prime or LIBOR rates plus an applicable spread.

The Company adopted FASB ASC 820 as of January 1, 2008, for financial instruments measured at fair value on a recurring basis. FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Recent Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update 2017-04, “Simplifying the Test for Goodwill Impairment,” which requires an entity to perform a one-step quantitative impairment test, whereby a goodwill impairment loss will be measured as the excess of a reporting unit’s carrying amount over its fair value (not to exceed the total goodwill allocated to that reporting unit). It eliminates Step 2 of the current two-step goodwill impairment test, under which a goodwill impairment loss is measured by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The standard is effective January 1, 2020, with early adoption as of January 1, 2017 permitted. We are currently evaluating the potential impact of adopting this guidance on our consolidated financial statements.

In July 2017, the FASB issued ASU No. 2017-11 addressing, among other matters, accounting for certain financial instruments. One of the amendments in this guidance intended to reduce the complexity associated with the issuer’s accounting for certain financial instruments with characteristics of liabilities and equity. Specifically, the Board determined that a down round feature (as defined) would no longer cause a freestanding equity-linked financial instrument (or an embedded conversion option) to be accounted for as a derivative liability at fair value with changes in fair value recognized in current earnings. ASU 2017-11 is effective for public business entities for fiscal year beginning after December 15, 2018. The Company adopted ASU 2017-11 on January 1, 2019. The adoption of ASU 2017-11 did not have a material impact on the Company’s condensed consolidated financial statements or cash flows.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which changes the fair value measurement disclosure requirements of ASC 820. The update removes some disclosures, modifies others, and adds some new disclosure requirements. The amendments in this ASU are effective for all entities for fiscal years, and interim period within those fiscal years, beginning after December 15, 2019 with early adoption permitted. We are currently evaluating the potential impact of adopting this guidance on our condensed consolidated financial statements.

F-16

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), which supersedes ASC 505-05 and expands the scope of ASC 718 to include all share-based payment arranges related to the acquisition of goods and services from both nonemployees and employee. As a result, most of the guidance in ASC 718 associated with employee share-based payments, including most of its requirements related to classification and measurement, applies to nonemployee share-based payment arrangements. ASC 2018-07 is effective for all entities for fiscal year beginning after December 15, 2018, and interim periods within that fiscal year. The Company adopted ASU No. 2018-07 on January 1, 2019. The adoption of ASU 2018-07 did not have a material impact on the Company’s condensed consolidated financial statements or cash flows.

In March 2019, the FASB issued ASU No. 2019-02, Entertainment-Films-Other Assets-Film Costs (Subtopic 926-20) and Entertainment-Broadcasters Intangibles-Goodwill and Other (Subtopic 920-350). The update aligns the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. The amendments also require that an entity reassess estimates of the use of a film in a film group and account for any changes prospectively. The amendments in this update require that an entity test a film or license agreement for program material within the scope of Subtopic 920-350 for impairment at a film group level when the film or license agreement is predominantly monetized with other films and/or license agreements. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. We are currently evaluating the potential impact of adopting this guidance on our condensed consolidated financial statements.

Various other accounting pronouncements have been recently issued, most of which represented technical corrections to the accounting literature or were applicable to specific industries and are not expected to have a material effect on our financial position, results of operations, or cash flows.

Note 3: Property and Equipment, Net

The Company has property and equipment as follows as of September 30, 2019 and December 31, 2018:

	September 30, 2019	December 31, 2018
Furniture and Equipment	$19,419	$12,385
Computer Equipment	144,643	138,883
Leasehold Improvements	14,182	–
Software	15,737	15,737
Property and Equipment, Gross	193,981	167,005
Less Accumulated Depreciation	(119,594)	(91,371)
Property and Equipment, Net	$74,387	$75,634

During the three months ended September 30, 2019 and 2018, the Company recorded depreciation expense of $9,378 and $7,955, respectively. During the nine months ended September 30, 2019 and 2018, the Company recorded depreciation expense of $28,223 and $31,653, respectively.

F-17

Note 4: Right Of Use Leased Asset

In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842), Targeted Improvements, which allows for an additional optional transition method where comparative periods presented in the financial statements in the period of adoption will not be restated and instead those periods will be presented under existing guidance in accordance with ASC 840, Leases. Management used this optional transition method. As of January 1, 2019, management recorded lease liability of $2,071,903, right-of-use asset of $2,153,747, accumulated amortization of $124,070, a reversal of previously recorded deferred rent of $37,920 and the increase in accumulated deficit of $4,306.

September 30, 2019
Right Of Use Leased Assets
Office Lease Asset	$4,387,955
Printer Lease Asset	12,374
Right Of Use Asset, Gross	4,400,329

Less Accumulated Amortization
Office Lease Accumulated Amortization	278,066
Printer Lease Accumulated Amortization	6,731
Accumulated Amortization	284,797

Right Of Use Asset, Net	$4,115,532

During the three months ended September 30, 2019, the Company recorded amortization expense of $70,020. During the nine months ended September 30, 2019, the Company recorded amortization expense of $159,238.

Note 5: Film and Television Costs, Net

As of September 30, 2019, the Company had net Film and Television Costs of $9,450,233, compared to $8,166,131 at December 31, 2018. The increase relates primarily to the production and development of Rainbow Rangers season 2 and Llama Llama Season 2, offset by the amortization of film costs associated with the revenue recognized for Thomas Edison’s Secret Lab, Llama Llama Seasons 1 and 2, and Rainbow Rangers season 1.

During the three months ended September 30, 2019 and 2018, the Company recorded Film and Television Cost amortization expense of $1,285,237 and $268,425, respectively. During the nine months ended September 30, 2019 and 2018, the Company recorded Film and Television Cost amortization expense of $1,907,222 and $1,033,392, respectively.

F-18

The following table highlights the activity in Film and Television Costs of September 30, 2019, and December 31, 2018:

Total
Film and Television Costs, Net as of December 31, 2017	$2,777,088
Cumulative Effect of Adoption of ASC 606	(219,472)
Additions to Film and Television Costs	6,644,728
Capitalized Interest	43,510
Film Amortization Expense	(1,079,723)
Film and Television Costs, Net as of December 31, 2018	8,166,131
Additions to Film and Television Costs	3,140,559
Capitalized Interest	50,765
Film Amortization Expense	(1,907,222)
Film and Television Costs, Net as of September 30, 2019	$9,450,233

Note 6: Goodwill and Intangible Assets, Net

Goodwill

In 2013, the Company recognized $10,365,806 in Goodwill, representing the excess of the fair value of the consideration for the Merger over net identifiable assets acquired. Pursuant to FASB ASC 350-20, Goodwill is not subject to amortization but is subject to annual review to determine if certain events warrant impairment to the Goodwill asset. Through September 30, 2019, the Company has not recognized any impairment to Goodwill.

Intangible Assets, Net

The Company had the following intangible assets as of September 30, 2019, and December 31, 2018:

	September 30, 2019	December 31, 2018
Trademarks (a)	$129,831	$129,831
Product Masters (a)	64,676	64,676
Other Intangible Assets (a)	272,528	272,529
Intangible Assets, Gross	467,035	467,036
Less Accumulated Amortization (b)	(405,996)	(377,048)
Intangible Assets, Net	$61,039	$89,988

(a)	Pursuant to FASB ASC 350-30-35, the Company reviews these intangible assets periodically to determine if the value should be retired or impaired due to recent events. Through September 30, 2019, the Company has not recognized any impairment expense related to these assets.
(b)	During the three months ended September 30, 2019 and September 30, 2018, the Company recognized $9,456 and $9,560, respectively, in amortization expense related to the Trademarks, Product Masters, and Other Intangible Assets. During the nine months ended September 30, 2019 and September 30, 2018, the Company recognized $28,949 and $37,877, respectively, in amortization expense related to the Trademarks, Product Masters, and Other Intangible Assets.

F-19

Expected future intangible asset amortization as of September 30, 2019 is as follows:

Fiscal Year:
2019	$9,456
2020	37,835
2021	9,698
2022	1,861
2023	1,465
2024	724
Total	$61,039

Note 7: Deferred Revenue

As of September 30, 2019, and December 31, 2018, the Company had total short term and long term deferred revenue of $4,931,615 and $4,925,756, respectively. Deferred revenue includes both (i) variable fee contracts with licensees and customers in which the Company had collected advances and minimum guarantees against future royalties and (ii) fixed fee contracts. The Company recognizes revenue related to these contracts when all revenue recognition criteria have been met. Included in the deferred revenue balance as of September 30, 2019 and December 31, 2018 is $3,371,312, which is the remaining balance from the total $3,489,583 advance against future royalty that Sony paid to the Company for both the foreign and domestic distribution rights.

Note 8: Accrued Liabilities – Current

As of September 30, 2019, and December 31, 2018, the Company has the following current accrued liabilities:

	September 30, 2019	December 31, 2018
Other Accrued Expenses (a)	$150,956	$52,865
Accrued Salaries and Wages (b)	242,419	137,825
Total Accrued Liabilities – Current	$393,375	$190,690

(a)	Represents accrued interest, insurance liability and lease deposit on sub-lease.
(b)	Represents accrued salaries and wages and accrued vacation payable to employees for 2019 and accrued vacation payable to employees in 2018

Note 9: Secured Convertible Notes

On August 17, 2018, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Investors”), pursuant to which the Company agreed to sell (i) an aggregate principal amount of $4.50 million in secured convertible notes, convertible into shares of our Common Stock, at a conversion price of $2.50 per share (the “Secured Convertible Notes”) and (ii) warrants to purchase 1,800,000 shares of our Common Stock at an exercise price of $3.00 per share (the “Warrants,” and, together with the Secured Convertible Notes, the “Securities”). The Company received approximately $4,500,000 in gross proceeds from the Offering.

F-20

The Secured Convertible Notes are the Company’s senior secured obligations and are secured by certain tangible and intangible property of the Company as described in the Purchase Agreement. The Secured Convertible Notes matured on August 20, 2019. The Secured Convertible Notes bear interest at a rate of 10% per annum and are convertible at any time until a Secured Convertible Note is no longer outstanding, in whole or in part, at the option of the holders into shares of Common Stock at a conversion price of $2.50 per share. As further described below, pursuant to the July Amendment, Waiver and Consent (as defined below), the conversion price of the Secured Convertible Notes was reduced to an amount equal to $1.515 per share. The Secured Convertible Notes have a beneficial ownership limitation such that none of the Investors have the right to convert any portion of their Secured Convertible Notes if the Investor (together with its affiliates or any other persons acting together as a group with the Investor) would beneficially own in excess of 9.99% of the number of shares of the Company’s Common Stock outstanding immediately after giving effect to the issuance of the Company’s Common Stock issuable upon conversion of such Secured Convertible Notes. In addition, the Secured Convertible Notes provide for a conversion cap, as amended by the July Amendment Waiver and Consent, such that the Company may not issue any shares of its Common Stock upon conversion of Secured Convertible Notes which would exceed the aggregate number of shares of the Company’s Common Stock it could issue upon conversion of the Secured Convertible Notes without breaching its obligations, if any, under Nasdaq Stock Market LLC rules and regulations, except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the then applicable trading market for issuances of shares of Common Stock upon conversion of the Secured Convertible Notes in excess of such amount.

The Secured Convertible Notes matured on August 20, 2019. The Company failed to meet certain conditions under the terms of the Secured Convertible Notes and is obligated to repay in cash the then outstanding principal amount of the Secured Convertible Notes in full by the six-month anniversary of the date of maturity. On August 20, 2019, pursuant to the Secured Convertible Notes, the Company elected to make six equal monthly principal payments of $750,000. The first payment with interest was paid on August 23, 2019. As further described below, holders of the Secured Convertible Notes agreed to extend the maturity date of the Secured Convertible Notes. Subject to certain equity conditions, we may force a conversion of the debt into equity. We may redeem the Secured Convertible Notes at any time prior to maturity.

The Secured Convertible Notes contain certain negative covenants, including prohibitions on the incurrence of indebtedness or liens. The Secured Convertible Notes also contain standard and customary events of default including, but not limited to, failure to make payments when due, failure to observe or perform covenants or agreements contained in the Secured Convertible Notes or the bankruptcy or insolvency of the Company or any of our subsidiaries. The Company was in compliance with these covenants as of September 30, 2019.

On the date of issuance, the Secured Convertible Notes were convertible into Common Stock at $2.50 per share, or at a conversion price below the closing market price of $2.55. This “discount” is considered a beneficial conversion feature for accounting purposes. The allocation of carrying basis between the Warrants issued and the Secured Convertible Notes was determined based on relative fair value. The discount of the initial conversion price from market related to the beneficial conversion feature of the debt was $1,561,111, and such amount was recorded as a reduction of debt and increase in additional paid-in capital. The discount will be amortized as additional interest over the term of the loan.

The Warrants entitle the holders to purchase 1,800,000 shares of Common Stock. The Warrants were not exercisable until after six months from the date of issuance and expire five and half years from the date of issuance. The Warrants have an exercise price of $3.00 per share. In the event of a “Fundamental Transaction” (as defined in the Warrants), the Investors have the right to receive the value of the Warrants as determined in accordance with the Black Scholes option pricing model. The Warrants are considered indexes to the Company’s own stock pursuant to ASC 815-40. The Warrants also met the additional equity classification requirements and accordingly are accounted for as part of the Company’s equity.

In conjunction with the February 2019 Offering and concurrent private placement, the Company entered into an amendment, waiver and consent agreement, or the “Amendment, Waiver and Consent Agreement,” with certain holders of its 10% Secured Convertible Notes due August 20, 2019, which were issued pursuant to a securities purchase agreement, dated August 17, 2018, by and among the Company and the purchasers identified on the signature pages thereto, or the notes purchase agreement. Pursuant to the Amendment, Waiver and Consent Agreement, such holders agreed to amend the notes purchase agreement, waive any applicable rights and remedies under the notes purchase agreement, and consent to the February 2019 Offering and concurrent private placement. In consideration for such Amendment, Waiver and Consent Agreement, the Company agreed to issue such holders warrants to purchase up to an aggregate amount of 1,800,000 shares of Common Stock. Such warrants have an exercise price of $2.55 per share, will become exercisable commencing six months and one day from the date of issuance and will expire five (5) years from the date of issuance.

F-21

The issuance of the warrants resulted in a modification of debt in accordance with ASC 470 and is characterized as an extinguishment of debt in accordance with ASC-470-50-40. In accordance with ASC-470-50-40-2 the Company derecognized the existing debt as if it was extinguished and recorded the new debt, with the difference between the reacquisition price of the new debt and the net carrying amount of the extinguished debt, $2,064,193 being recorded as a loss on the extinguishment of debt.

In addition, the warrants were accounted for as equity instruments in accordance with ASC 815-40 and valued using the Black Scholes option pricing model. The fair value of $1,287,962 was recorded as part of the loss on extinguishment of debt.

On July 22, 2019, in connection with a proposed public offering of shares of Common Stock (the “August 2019 Offering”), the Company entered into an amendment, waiver and consent agreement (the “July Amendment, Waiver and Consent”) with certain holders constituting (i) a majority-in-interest of the holders of its Secured Convertible Notes and (ii) 51% in interest of the shares of Common Stock issued pursuant to a securities purchase agreement, dated as of January 8, 2018, by and among the Company and the purchasers identified on the signature pages thereto (the “January 2018 Purchase Agreement”). Pursuant to the July Amendment, Waiver and Consent, such holders agreed to amend the August 2018 Purchase Agreement, the January 2018 Purchase Agreement and the Secured Convertible Notes, waive any applicable rights and remedies under each of the August 2018 Purchase Agreement and the January 2018 Purchase Agreement, and consent to the August 2019 Offering in consideration for (i) a reduction in the conversion price of the Secured Convertible Notes from $2.50 per share to an amount equal to $1.515 and (ii) the issuance to the August 2018 Purchasers of new warrants to purchase the same number of shares of Common Stock that were issued to each August 2018 Purchaser pursuant to the August 2018 Purchase Agreement (for an aggregate of 1,800,000 shares of Common Stock to all August 2018 Purchasers) at an exercise price per share equal to $1.14 and will become exercisable commencing six (6) months and one day from the date of issuance and will expire five (5) years from the date of issuance.

The issuance of the new warrants resulted in a modification of debt in accordance with ASC 470 and is characterized as an extinguishment of debt in accordance with ASC-470-50-40. In accordance with ASC-470-50-40-2, the Company derecognized the existing debt as if it was extinguished and recorded the new debt. The difference between the reacquisition price of the debt including the fair value of the warrants issued and the net carrying amount of the extinguished debt amounted to $957,867. This amount was recorded as a loss on debt extinguishment.

In addition, the conversion option was accounted for as part of the debt’s carrying value in accordance with the bifurcation guidance per ASC 815 as it applies to the debt’s conversion feature. The conversion option was valued using the Black Scholes option pricing model. The fair value of $77,172 was recorded as part of the loss on extinguishment of debt. The conversion option will be amortized using the straight-line method over the remaining terms.

On August 20, 2019, pursuant to the Secured Convertible Notes, the Company elected to make six equal monthly principal payments of $750,000. The first payment with interest was paid on August 23, 2019.

On September 17, 2019, the Company’s CEO, Andy Heyward, purchased $500,000 of the Secured Convertible Notes from another holder. The Company did not receive any proceeds from this transaction.

On September 20, 2019, the Company and the holders of $1,958,334 of the Secured Convertible Notes, extended the maturity date of those Secured Convertible Notes until January 31, 2020. The Company also agreed to pay the 10% interest to the holders monthly instead of quarterly.

On September 20, 2019, the Company and the holders of $687,500 of the Secured Convertible Notes, extended the maturity date of those Secured Convertible Notes until August 20, 2021. The Company also agreed to pay the 10% interest to the holders monthly instead of quarterly.

F-22

The remaining balance of $883,332 under the Secured Convertible Notes that were not extended will be paid in four monthly installments of $220,883. The September and October payments, including interest, have been paid.

Note 10: Production Loan Facility

On August 8, 2016, Llama Productions closed a $5,275,000 multiple draw-down, secured, non-recourse, non-revolving credit facility (the “Facility”) with Bank Leumi USA to produce its animated series Llama Llama (the “Series”), which is configured as fifteen half-hour episodes comprised of thirty 11 minute programs that were delivered to Netflix in Fall 2017. The Facility is secured by the license fees the Company will receive from Netflix for the delivery of the Series as well as the Company’s copyright in the Series. The Facility has a term of 40 months and has an interest rate of either Prime plus 1% or one, three, or six-month LIBOR plus 3.25%. As a condition of the loan agreement with Bank Leumi, the Company deposited $1,000,000 into a cash account to be used solely to produce the Series. Additionally, the Facility contains certain standard affirmative and negative non-financial covenants such as maintaining certain levels of production insurance and providing standard financial reports. As of September 30, 2019, the Company was in compliance with these covenants.

On September 28, 2018, Llama Productions LLC, a California limited liability company (“Llama”) and a wholly-owned subsidiary of the Company, entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Bank Leumi USA (the “Lender”), pursuant to which the Lender agreed to make a secured loan in an aggregate amount not to exceed $4,231,989 to Llama (the “Loan”). The proceeds of the Loan will be used to pay the majority of the expenses of producing, completing and delivering two 22-minute episodes and sixteen 11- minute episodes of the second season of the animated series Llama Llama to be initially exhibited on Netflix.

To secure payment of the Loan, Llama has granted to the Lender a continuing security interest in and against, generally, all of its tangible and intangible assets, which includes all seasons of the Llama Llama animated series.

Under the Loan and Security Agreement, Llama can request revolving loan advances under (a) the Prime Rate Loan facility and (b) the LIBOR Loan facility, each as further described in the Loan and Security Agreement attached as an exhibit hereto. Prime Rate Loan advances shall bear interest, on the outstanding balance thereof, at a fluctuating per annum rate equal to 1.0% plus the Prime Rate (as such term is defined in the Loan and Security Agreement), provided that in no event shall the interest rate applicable to Prime Rate Loans be less than 4.0% per annum. LIBOR Loan advances shall bear interest, on the outstanding balance thereof, for the period commencing on the funding date and ending on the date which is one (1), three (3) or six (6) months thereafter, at a per annum rate equal to 3.25% plus the LIBOR determined for the applicable Interest Period (as such terms are defined in the Loan and Security Agreement), provided that in no event shall the interest rate applicable to LIBOR Loans be less than 3.25% per annum. The Maturity Date of the Prime Rate Loan facility and LIBOR Loan facility is March 31, 2021. Interest rates on advances under the Loan and Security Agreement were between 5.75% and 6.14% for both the three and nine months ended September 30, 2019.

On August 16, 2019, the Loan was amended to reduce the total commitment by $400,000 to $3,831,989. In connection with the amendment, the $400,000 of cash held as collateral (recorded as Restricted Cash) was released to the Company.

As of September 30, 2019, the Company had gross outstanding borrowing under the facility of $3,182,985 against which financing costs of $132,569 were applied resulting in net borrowings of $3,050,416. As of December 31, 2018, the Company had gross outstanding borrowings under the facility of $2,241,759 against which financing costs of $63,561 were applied resulting in net borrowings of $2,178,198.

F-23

Note 11: Disputed Trade Payable

As part of the merger in 2013, the Company assumed certain liabilities from a previous member of A Squared which has claimed certain liabilities totaling $925,000. The Company disputes the basis for this liability. As of December 31, 2017, the Company believes that the statute of limitations applicable to the assertion of any legal claim relating to the collection of these liabilities has expired and therefore believes this liability is not owed.

Note 12: Stockholders’ Equity

Common Stock

The holders of the Company’s Common Stock are entitled to one vote per share. In addition, the holders of the Company’s Common Stock will be entitled to receive ratably such dividends, if any, as may be declared by the Company’s Board of Directors (the “Board”) out of legally available funds; however, the current policy of the Board is to retain earnings, if any, for operations and growth.

As of September 30, 2019, the total number of authorized shares of Common Stock was 233,333,334.

On January 8, 2018, the Company entered into the January 2018 Private Placement. Pursuant to a Securities Purchase Agreement, the Company issued to the Investors approximately 592,000 shares of Common Stock at a per share price of $3.00 and warrants to purchase approximately 592,000 shares of Common Stock. The warrants were immediately exercisable, will be exercisable for a period of five years from the closing date and have an exercise price of $3.00 per share. The closing of the sale of these securities under the Securities Purchase Agreement occurred on January 10, 2018.

On February 19, 2019, the Company entered into a securities purchase agreement with a certain accredited investor pursuant to which we sold 945,894 shares of Common Stock and warrants to purchase up to 945,894 shares of our Common Stock, or the registered warrants, to such investor (the “February 2019 Offering”). The Company received $1,757,552 in net proceeds from this offering. Each share of Common Stock was accompanied by a registered warrant to purchase one share of Common Stock at an exercise price of $2.12. Each share of Common Stock and accompanying registered warrant were sold at a combined purchase price of $2.12. The shares of Common Stock and registered warrants were purchased together and were issued separately and were immediately separable upon issuance. In a concurrent private placement, the Company also sold to the purchaser in the February 2019 Offering, warrants to purchase up to 945,894 shares of our Common Stock, or the private warrants.

On September 18, 2019, the Company entered into a private transaction (the “Private Transaction”) pursuant to a Warrant Exercise Agreement (the “Agreement”) with the holder of the Company’s existing warrants (the “Original Warrants”). The Original Warrants were originally issued on February 19, 2019, to purchase an aggregate of 945,894 shares of Common Stock, at an exercise price of $2.12 per share and were to expire on February 19, 2020.

Pursuant to the Agreement, the holder of the Original Warrants and the Company agreed that such Original Warrant holder would exercise its Original Warrants in full and the Company would amend the Original Warrants to reduce the exercise price thereof to $0.76 (the “Amended Exercise Price”). The Company received $718,879 from the exercise of the Original Warrants before paying the placement agent fee of $50,321. The induced exercise resulted in the Company recognizing and recording an “imputed dividend” of $181,884. As a result, the conversion price of the Series A Convertible Preferred Stock decreased to $0.76. This decrease resulted in a beneficial conversion feature of $706,667, which was recognized on September 18, 2019.

As of September 30, 2019 and December 31, 2018, there were 11,933,365 and 9,457,859 shares of Common Stock outstanding, respectively.

F-24

Series A Convertible Preferred Stock

The Company has 10,000,000 shares of preferred stock authorized with a par value of $0.001 per share. The Board is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

As of both September 30, 2019 and December 31, 2018, there were 2,120 shares of Series A Convertible Preferred Stock outstanding.

On May 12, 2014, the Board authorized the designation of a class of preferred stock as “Series A Convertible Preferred Stock.” On May 14, 2014, the Company filed the Certificate of Designation, Preferences and Rights of the 0% Series A Convertible Preferred Stock with the Secretary of State of the State of Nevada.

Each share of the Series A Convertible Preferred Stock is convertible into shares of the Company’s Common Stock, par value $0.001 per share, based on a conversion calculation equal to the Base Amount divided by the conversion price. The Base Amount is defined as the sum of (i) the aggregate stated value of the Series A Convertible Preferred Stock to be converted and (ii) all unpaid dividends thereon. The stated value of each share of the Series A Convertible Preferred Stock is $1,000 and the initial conversion price was $6.00 per share, subject to adjustment in the event of stock splits, dividends and recapitalizations. Additionally, in the event the Company issues shares of its Common Stock or common stock equivalents at a per share price that is lower than the conversion price then in effect, the conversion price shall be adjusted to such lower price, subject to certain exceptions. The Company is prohibited from effecting a conversion of the Series A Convertible Preferred Stock to the extent that as a result of such conversion, the investor would beneficially own more than 9.99% in the aggregate of the issued and outstanding shares of the Company’s Common Stock, calculated immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series A Convertible Preferred Stock. The shares of Series A Convertible Preferred Stock possess no voting rights.

On May 14, 2014, the Company entered into securities purchase agreements with certain accredited investors pursuant to which the Company sold an aggregate of 6,000 shares of its then newly designated Series A Convertible Preferred Stock at a price of $1,000 per share for gross proceeds to us of $6,000,000. Related to the sale, the Company incurred offering costs of $620,085 resulting in net proceeds of $5,379,915. The transaction closed on May 15, 2014.

As the conversion price of the Series A Convertible Preferred Stock on a converted basis was below the market price of the common shares on the closing date, this resulted in a beneficial conversion feature recorded as an “imputed” dividend of $2,010,000. In addition, during the fourth quarter of 2015, in connection with the 2015 Private Placement in which the Company’s Common Stock was sold at $3.00 per share, the conversion price of the Series A Convertible Preferred Stock decreased to $3.00. This decrease resulted in an additional beneficial conversion feature of $3,383,850 recognized as of the time of the 2015 Private Placement.

On August 17, 2018, in connection with the Securities Purchase Agreement in which the Secured Convertible Notes are convertible into shares of the Company’s Common Stock at $2.50 per share. As a result, the conversion price of the Series A Convertible Preferred Stock decreased to $2.50. This decrease resulted in a beneficial conversion feature of $353,333, which was recognized on August 17, 2018.

On February 19, 2019, the Company entered into a Securities Purchase Agreement with a certain accredited investor pursuant to which the Company sold 945,894 shares of Common Stock and warrants to purchase up to 945,894 shares of the Company’s Common Stock at $2.12 per share. As a result, the conversion price of the Series A Convertible Preferred Stock decreased to $2.12. This decrease resulted in a beneficial conversion feature of $322,240, which was recognized February 19, 2019.

F-25

On July 22, 2019, in connection with a proposed public offering of shares of Common Stock, the Company entered into an amendment, waiver and consent agreement (the “July Amendment, Waiver and Consent”) with certain holders constituting (i) a majority-in-interest of the holders of its Secured Convertible Notes and (ii) 51% in interest of the shares of Common Stock issued pursuant to a securities purchase agreement, dated as of January 8, 2018, by and among the Company and the purchasers identified on the signature pages thereto (the “January 2018 Purchase Agreement”). Pursuant to the July Amendment, Waiver and Consent, such holders agreed to amend the August 2018 Purchase Agreement, the January 2018 Purchase Agreement and the Secured Convertible Notes, waive any applicable rights and remedies under each of the August 2018 Purchase Agreement and the January 2018 Purchase Agreement, and consent to the August 2019 Offering in consideration for (i) a reduction in the conversion price of the Secured Convertible Notes from $2.50 per share to an amount equal to $1.515 and (ii) the issuance to the August 2018 Purchasers of new warrants to purchase the same number of shares of Common Stock that were issued to each August 2018 Purchaser pursuant to the August 2018 Purchase Agreement (for an aggregate of 1,800,000 shares of Common Stock to all August 2018 Purchasers) at an exercise price per share equal to $1.14 and will become exercisable commencing six (6) months and one day from the date of issuance and will expire five (5) years from the date of issuance. As a result, the conversion price of the Series A Convertible Preferred Stock decreased to $1.14. This decrease resulted in a beneficial conversion feature of $980,000, which was recognized on July 22, 2019.

On September 18, 2019, the Company entered into a private transaction (the “Private Transaction”) pursuant to a Warrant Exercise Agreement (the “Agreement”) with the holder of the Company’s existing warrants (the “Original Warrants”). The Original Warrants were originally issued on February 19, 2019, to purchase an aggregate of 945,894 shares of Common Stock, at an exercise price of $2.12 per share and were to expire on February 19, 2020.

Pursuant to the Agreement, the holder of the Original Warrants and the Company agreed that such Original Warrant holder would exercise its Original Warrants in full and the Company would amend the Original Warrants to reduce the exercise price thereof to $0.76 (the “Amended Exercise Price”). The Company received $718,879 from the exercise of the Original Warrants before paying the placement agent fee of $50,321. The induced exercise resulted in the Company recognizing and recording an “imputed dividend” of $181,884. As a result, the conversion price of the Series A Convertible Preferred Stock decreased to $0.76. This decrease resulted in a beneficial conversion feature of $706,667, which was recognized on September 18, 2019.

In the future, issuance of Common Stock or the grant of any rights to purchase our Common Stock or other securities convertible into our Common Stock for a per share price less than the then existing conversion price of the Series A Convertible Preferred Stock would result in an adjustment to the then current conversion price of the Series A Convertible Preferred Stock. This reduction would give rise to a beneficial conversion feature recorded as an “imputed” dividend.

Note 13: Stock Options

On September 18, 2015, the Company adopted the Genius Brands International, Inc. 2015 Incentive Plan (the “2015 Plan”). The 2015 Plan was approved by our stockholders in September 2015. The 2015 Plan as approved by the stockholders authorized the issuance up to an aggregate of 150,000 shares of Common Stock. On December 14, 2015, the Board of Directors voted to amend the 2015 Plan to increase the total number of shares that can be issued under the 2015 Plan by 1,293,334 from 150,000 shares to 1,443,334 shares. The increase in shares available for issuance under the 2015 Plan was approved by stockholders on February 3, 2016. On May 18, 2017, the Board of Directors voted to amend the 2015 Plan to increase the total number of shares that can be issued under the 2015 Plan by 223,333 shares from 1,443,334 shares to an aggregate of 1,667,667 shares. The increase in shares available for issuance under the 2015 Plan was approved by the stockholders on July 25, 2017. On September 6, 2018, the Board of Directors voted to amend the 2015 Plan to increase the total number of shares that can be issued under the 2015 Plan by 500,000 shares from 1,667,667 shares to an aggregate of 2,167,667 shares. The increase in shares available for issuance under the 2015 Plan was approved by the Company’s stockholders on October 2, 2018.

F-26

The following table summarizes the changes in the Company’s stock option plan during the nine months ended September 30, 2019:

	Options Outstanding Number of Shares	Exercise Price per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value	Weighted Average Exercise Price per Share
Balance at December 31, 2018	1,259,415	$2.09 -12.00	2.50 years	$–	$7.39
Options Granted	81,000	$1.99	3.0 years	$–	$1.99
Options Exercised	–	–	–	–	–
Options Cancelled	40,793	$1.99-2.70	4.92	–	4.39
Options Expired	–	–	–	–	–
Balance at September 30, 2019	1,299,622	$2.09 -12.00	1.64 years	$–	$7.23

Exercisable December 31, 2018	1,070,869	$2.70 - 9.00	2.96 years	$–	$7.44
Exercisable September 30, 2019	1,131,172	$2.82 - 9.00	1.31 years	$–	$8.00

During the nine months ended September 30, 2019, the Company granted options to purchase 81,000 shares of Common Stock to certain officers and employees. These stock options vest on December 31, 2019. The fair value of these options was determined to be $117,797 using the Black-Scholes option pricing model based on the following assumptions:

Exercise Price	$1.99
Dividend Yield	0%
Volatility	125%
Risk-free interest rate	2.44%
Expected life of options	3 years

During the nine months ended September 30, 2019, the Company recognized $142,420 in share-based compensation expense. The unvested share-based compensation as of September 30, 2019 was $192,434, which will be recognized through the second quarter of 2021 assuming the underlying grants are not cancelled or forfeited.

Note 14: Warrants

The Company has warrants outstanding to purchase up to 10,345,281 and 5,899,389 shares as of September 30, 2019 and December 31, 2018, respectively.

In connection with the sale of the Company’s Series A Convertible Preferred Stock in May 2014, Chardan Capital Markets LLC (“Chardan”) acted as sole placement agent in consideration for which it received a cash fee of $535,000 and a warrant to purchase up to 100,002 shares of the Company’s Common Stock. These warrants are exercisable immediately, have an exercise price of $6.00 per share, and have a five-year term.

F-27

In connection with the 2015 Private Placement, the Company issued to accredited investors the Original Warrants to purchase up to an aggregate of 1,443,362 shares of Common Stock for a purchase price of $3.00 per share. The Original Warrants are exercisable into shares of Common Stock for a period of five (5) years from issuance at an initial exercise price of $3.30 per share, subject to adjustment in the event of stock splits, dividends and recapitalizations. The Original Warrants are exercisable immediately. The Company is prohibited from effecting an exercise of the warrants to the extent that as a result of such exercise, the holder would beneficially own more than 4.99% (subject to increase up to 9.99% upon 61 days’ notice) in the aggregate of the issued and outstanding shares of Common Stock, calculated immediately after giving effect to the issuance of shares of Common Stock upon exercise of the warrant.

In connection with the 2015 Private Placement, Chardan acted as sole placement agent in consideration for which it received a cash fee of $300,000 and a warrant to purchase up to 141,668 shares of the Company’s Common Stock. These warrants are exercisable immediately, have an exercise price of $3.60 per share, and have a five-year term.

On February 9, 2017, the Company entered into the Private Transaction pursuant to the Warrant Exercise Agreement with certain holders of the Original Warrants. Pursuant to the Warrant Exercise Agreement, the holders of the Original Warrants and the Company agreed that such Original Warrant holders would exercise their Original Warrants in full, and the Company would issue to each such holder new warrants, with the new warrants being identical to the Original Warrants except that the termination date of such new warrants is February 10, 2022 (the “Reload Warrants”). In addition, depending on the number of Original Warrants exercised by all holders of the Original Warrants, the Company also agreed to issue to the holders another new warrant, identical to the Original Warrant except that the exercise price of such warrant is $5.30 and such warrant is not exercisable until August 10, 2017 (the “Market Price Warrants” and together with the Reload Warrants, the “New Warrants”).

The Company received gross proceeds of $3,866,573 from the exercise of the Original Warrants and issued Reload Warrants to purchase an aggregate of 799,991 shares of the Company’s Common Stock and Market Price Warrants to purchase an aggregate of 371,699 shares of the Company’s Common Stock. In association with the Private Transaction, the Company recorded warrant exchange expense of $1,402,174 representing the difference in the fair market value of the Original Warrants and the New Warrants, as an adjustment to additional paid-in-capital.

Chardan acted as financial advisor on the Private Transaction in consideration for which Chardan received $363,617 and Chardan and its designees were New Warrants for 115,000 shares of the Company’s Common Stock.

On October 3, 2017, the Company sold, in a registered direct offering, 1,647,691 shares of Common Stock at an offering price of $3.90 per share and, in a concurrent private placement, warrants to purchase an aggregate of 1,647,691 shares of Common Stock for gross proceeds of approximately $6,425,995 before deducting the placement agent fee and related offering expenses.

On January 10, 2018, the Company issued warrants for 592,000 shares of the Company’s Common Stock in connection with the January 2018 Private Placement. The warrants were issued to the parties who purchased the Company’s Common Stock, as well as to Chardan and its designees who acted as placement agents of the deal. The warrants expire in five years and were exercisable immediately at an exercise price of $3.00 per share.

On August 17, 2018, the Company issued warrants for 1,800,000 shares of the Company’s Common Stock in conjunction with the August 17, 2018 Securities Purchase Agreement. The warrants were issued to the parties who purchased the Company’s Secured Convertible Notes. The Warrants are not exercisable until after six months from the date of issuance and expire five and half years from the date of issuance. The Warrants have an exercise price of $3.00 per share. In the event of a “Fundamental Transaction” (as defined in the Warrants), the Investors have the right to receive the value of the Warrants as determined in accordance with the Black Scholes option pricing model. The Warrants are considered indexed to the Company’s own stock pursuant to ASC 815-40. The Warrants also met additional equity classification requirements and accordingly are accounted for as part of Company’s equity.

F-28

On February 19, 2019, the Company entered into a securities purchase agreement with a certain accredited investor pursuant to which we sold 945,894 shares of Common Stock and warrants to purchase up to 945,894 shares of our Common Stock, or the registered warrants, to such investor (the “February 2019 Offering”). The Company received $1,757,552 in net proceeds from this offering. Each share of Common Stock was accompanied by a registered warrant to purchase one share of Common Stock at an exercise price of $2.12. Each share of Common Stock and accompanying registered warrant were sold at a combined purchase price of $2.12. The shares of Common Stock and registered warrants were purchased together and were issued separately and were immediately separable upon issuance. In a concurrent private placement, the Company also sold to the purchaser in the February 2019 Offering, warrants to purchase up to 945,894 shares of our Common Stock, or the private warrants.

In connection with the February 2019 Offering and concurrent private placement, we entered into an amendment, waiver and consent agreement, or the “Amendment, Waiver and Consent Agreement,” with certain holders of our 10% Secured Convertible Notes, which were issued pursuant to a securities purchase agreement, dated August 17, 2018, by and among the Company and the purchasers identified on the signature pages thereto, or the notes purchase agreement. Pursuant to the Amendment, Waiver and Consent Agreement, such holders agreed to amend the notes purchase agreement, waive any applicable rights and remedies under the notes purchase agreement, and consent to the February 2019 Offering and concurrent private placement. In consideration for such Amendment, Waiver and Consent Agreement, we agreed to issue such holders warrants to purchase up to an aggregate amount of 1,800,000 shares of our Common Stock. Such warrants have an exercise price of $2.55 per share, will become exercisable commencing six months and one day from the date of issuance and will expire five (5) years from the date of issuance.

The allocation of carrying basis between the Warrants issued and the Secured Convertible Notes was determined based on relative valuation. The carrying basis attributable to the Warrants to acquire Common Stock was $1,287,962 and was calculated using the Black-Scholes option pricing model.

On July 22, 2019, the Company entered into an amendment, waiver and consent agreement (the “Amendment, Waiver and Consent”) with certain holders constituting (i) a majority-in-interest of the holders of our 10% Secured Convertible Notes due August 20, 2019 (the “Notes”), which were issued pursuant to a securities purchase agreement, dated as of August 17, 2018 and as amended on February 14, 2019, by and among the Company and the purchasers identified on the signature pages thereto (the “August 2018 Purchase Agreement”) and (ii) 51% in interest of the shares of Common Stock issued pursuant to a securities purchase agreement, dated as of January 8, 2018, by and among the Company and the purchasers identified on the signature pages thereto (the “January 2018 Purchase Agreement”). Pursuant to the Amendment, Waiver and Consent, such holders have agreed to (i) amend the definition of “Exempt Issuance” in each of the August 2018 Purchase Agreement and January 2018 Purchase Agreement to include an agreement to issue or announce the issuance or proposed issuance of Common Stock or Common Stock Equivalents (as that term is defined in each of the August 2018 Purchase Agreement and January 2018 Purchase Agreement) in a public offering for an effective per share purchase price of Common Stock of less than $2.50 (the “Offering”), (ii) waive any applicable rights and remedies under the August 2018 Purchase Agreement and January 2018 Purchase Agreement, and (iii) consent to the Offering. In consideration for the Amendment, Waiver and Consent, the Company agreed to reduce the conversion price of the Notes from $2.50 per share of Common Stock to $1.515 (the “Note Amendment”) and issue all of the purchasers under the August 2018 Purchase Agreement warrants to purchase up to an aggregate of 1,800,000 shares of our Common Stock (the “Waiver Warrants”). The Waiver Warrants will have an exercise price of $1.14 per share, will become exercisable commencing six months and one day from the date of issuance and will expire five (5) years from the date of issuance.

On September 18, 2019, the Company entered into a private transaction (the “Private Transaction”) pursuant to a Warrant Exercise Agreement (the “Agreement”) with the holder of the Company’s existing warrants (the “Original Warrants”). The Original Warrants were originally issued on February 19, 2019, to purchase an aggregate of 945,894 shares of Common Stock at an exercise price of $2.12 per share and were to expire on February 19, 2020.

F-29

Pursuant to the Agreement, the holder of the Original Warrants and the Company agreed that such Original Warrant holder would exercise its Original Warrants in full and the Company would amend the Original Warrants to reduce the exercise price thereof to $0.76. The Company received $718,879 from the exercise of the Original Warrants before paying the placement agent fee of $50,321. The induced exercise resulted in the Company recognizing and recording an “imputed dividend” of $181,884.

The following table summarizes the changes in the Company’s outstanding warrants during the nine months ended September 30, 2019:

	Warrants Outstanding Number of Shares	Exercise Price per Share	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value
Balance at December 31, 2018	5,899,389	$3.30 – 6.00	3.74 years	$3.35		$–
Warrants Granted	5.491,788	$1.14 – 2.55	4.89 years	$3.00		$–
Warrants Exercised	945,894	$0.76	–	$0.76		$–
Warrants Expired	100,002	$6.00	–	$6.00		$–
Balance at September 30, 2019	10,345,281	$1.14 – 5.30	3.86 years	$2.80		$–
					$
Exercisable December 31, 2018	5,899,389	$3.30 – 6.00	3.74 years	$3.53		$–
Exercisable September 30, 2019	8,545,281	$2.12 – 5.30	3.55 years	$3.15		$–

Note 15: Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740 Income Taxes (“Topic 740”), which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company’s financial statements. ASC 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

The Company includes interest and penalties arising from the underpayment of income taxes in the consolidated statements of operation in the provision for income taxes. As of September 30, 2019, and December 31, 2018, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company files income tax returns in the U.S. federal jurisdiction and in the state of California and Massachusetts. The Company is currently subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities since inception of the Company.

F-30

Note 16: Commitment and Contingencies

In February 2016, the FASB issued Accounting Standards Update 2016-02, “Leases.” The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. For practically all leases, a lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for annual and interim reporting periods beginning after December 15, 2018.

In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842), Targeted Improvements, which allows for an additional optional transition method where comparative periods presented in the financial statements in the period of adoption will not be restated and instead those periods will be presented under existing guidance in accordance with ASC 840, Leases. Management will use this optional transition method. As of January 1, 2019, management recorded lease liability of $2,071,903, right-of-use asset of $2,153,747, accumulated amortization of $124,070, a reversal of previously recorded deferred rent of $37,920 and the increase in accumulated deficit of $4,306.

As of September 30, 2019, weighted-average lease term for operating leases equals to 86 months. Weighted-average discount rate equals to 10.30%.

On February 6, 2018, the Company entered into an operating lease for 6,969 square feet of general office space at 131 South Rodeo Drive, Suite 250, Beverly Hills, CA 90212 pursuant to a 91-month lease that commenced on May 25, 2018. We pay rent of $364,130 annually, subject to annual escalations of 3.5%.

On December 28, 2018, the Company entered into a lease for 5,765 square feet of general office space at 8383 Wilshire Blvd., Suite 412, Beverly Hills, CA 90211 pursuant to a 6-month lease that commenced January 28, 2019. We paid rent of $24,501 monthly through August 31, 2019.

Effective January 21, 2019, the Company entered into a sublease for the 6,969 square feet of general office space located at 131 South Rodeo Drive, Suite 250, Beverly Hills, CA 90212 pursuant to an 83-month sublease that commenced on February 4, 2019. The subtenant will pay us rent of $422,321 annually, subject to annual escalations of 3.5%.

On January 30, 2019, the Company entered into an operating lease for 5,838 square feet of general office space at 190 N. Canon Drive, 4th FL, Beverly Hills, CA 90210 pursuant to a 96-month lease that commenced on September 1, 2019. We pay rent of $392,316 annually, subject to annual escalations of 3.5%.

In addition, the Company has contractual commitments for employment agreements of certain employees.

Rental expenses incurred for operating leases during the three months ended September 30, 2019 and September 30, 2018 were $210,062 and $130,173, respectively. Rental expenses incurred for operating leases during the nine months ended September 30, 2019 and September 30, 2018 were $531,519 and $241,578, respectively. During the three months ended September 30, 2019, we received sub-lease income of $117,416. During the nine months ended September 30, 2019, we received sub-lease income of $314,869.

The following is a schedule of future minimum contractual obligations as of September 30, 2019, under the Company’s operating leases and employment agreements:

	2019	2020	2021	2022	2023	2024	Thereafter	Total
Operating Leases	136,257	652,764	744,056	840,125	871,679	904,423	1,871,252	6,020,556
Employment Contracts	56,250	393,595	322,950	322,950	282,581	–	–	1,378,326
Total	192,507	1,046,359	1,067,006	1,163,075	1,154,260	904,423	1,871,252	7,398,882

F-31

Note 17: Related Party Transactions

On April 21, 2016, the Company entered into a merchandising and licensing agreement with Andy Heyward Animation Art (“AHAA”), whose principal is Andy Heyward, the Company’s Chief Executive Officer. The Company entered into a customary merchandise license agreement with AHAA for the use of characters and logos related to Warren Buffett’s Secret Millionaires Club and Stan Lee’s Mighty 7 in connection with certain products to be sold by AHAA. The terms and conditions of such license are customary within the industry, and the Company earns an arm-length industry standard royalty on all sales made by AHAA utilizing the licensed content. No amounts were earned during the nine months ended September 30, 2019 and 2018, under this agreement.

On October 1, 2016, Llama Productions LLC entered into an animation production services agreement with Mr. Heyward for services as a producer for which he is to receive $186,000 through the course of production of the Company’s animated series Llama Llama. From October 1, 2016 through December 31, 2017, Mr. Heyward has been paid $186,000.

On August 31, 2018, Llama Productions LLC entered into an animation production services agreement with Mr. Heyward for services as a producer for which he is to receive $124,000 through the course of production of the Company’s animated series Llama Llama Season 2. As of September 30, 2019, Mr. Heyward was paid $124,000.

Pursuant to his employment agreement dated November 16, 2018, Mr. Heyward is entitled to an Executive Producer fee of $12,400 per half hour episode for each episode he provides services as an executive producer. The first identified series under this employment agreement is Rainbow Rangers. As of September 30, 2019, twenty-six half hours had been delivered and accordingly Mr. Heyward is owed $322,400, which is included in the Due To Related Parties line item on our consolidated balance sheet.

Pursuant to his employment agreement dated November 16, 2018, Mr. Heyward is entitled to an Executive Producer fee of $12,400 per half hour episode for each episode he provides services as an executive producer. The second identified series under this employment agreement is the twenty-six half hour episodes of Rainbow Rangers: Season 2. During the three months ended September 30, 2019, 10 episodes had been delivered and accordingly Mr. Heyward is owed $62,000, which is included in the Due To Related Parties line item on our consolidated balance sheet

On July 25, 2016, the Company entered into a consulting agreement with Foothill Entertainment, Inc. (“Foothill”), an entity whose Chairman is Gregory Payne, our former corporate secretary. The Company has engaged Foothill Entertainment, Inc. for a term of six months to assist in the distribution and commercial exploitation of its audiovisual content as well as for the preparation and attendance on behalf of the Company at the MIPJR and MIPCOM markets in Cannes. The agreement continues on a month-to-month basis following the initial term. Foothill receives $12,500 per month for these services. Subsequent to the end of the period, the consulting agreement with Foothill was terminated effective January 31, 2018.

As of December 31, 2017, Mr. Payne, individually and via his ownership position in Foothill, owed to the Company $5,558 for expenditures made during the fourth quarter of 2017 related to the Brand Licensing Europe (“BLE”) and MIPCOM tradeshows. In addition, during the fourth quarter of 2017, Foothill acted as an agent on the Company’s behalf in licensing certain of our animated programs to certain broadcast networks for which Foothill owed to the Company $7,517 in license fees to be paid by the broadcaster to Foothill. Subsequent to the end of the period, the Company received a payment of $7,517 from Foothill as satisfaction of the open licensing invoice. Additionally, on February 28, 2018, Mr. Payne and the Company entered into an agreement whereby, among other things, Mr. Payne was entitled to be reimbursed for 100% of his expenses incurred at the BLE and MIPCOM tradeshows resulting in the Company owing $827 to Mr. Payne. As of December 31, 2018, no amounts are due to or from Mr. Payne or Foothill.

On September 17, 2019, Mr. Heyward purchased $500,000 of the Secured Convertible Notes from another holder. The Company did not receive any proceeds from this transaction.

F-32

As of September 30, 2019, Andy Heyward is owed $47,963 for reimbursable expenses which are included in the Due To Related Parties line item on our condensed consolidated balance sheet

As of September 30, 2019, $1,233 of accrued interest on the Secured Convertible Notes is included in the Due To Related Parties line item on our condensed consolidated balance sheet.

Note 18: Subsequent Events

Pursuant to FASB ASC 855, Management has evaluated all events and transactions that occurred from September 30, 2019 through the date of issuance of these financial statements. During this period, we did not have any significant subsequent events, except as disclosed below:

Stock Purchase Agreement

On October 2, 2019, the Company and Mr. Heyward entered into a stock purchase agreement (the “Stock Purchase Agreement”) pursuant to which Mr. Heyward agreed to purchase 1,000,000 shares of Common Stock, in a private placement for an aggregate purchase price of $760,000, or $0.76 per share (the “Private Placement”). The Private Placement closed on October 3, 2019. The shares issued in the Private Placement were offered and sold in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 of Regulation D promulgated by the SEC under the Securities Act.

Conversion of Series A Convertible Preferred Stock

On October 4, 2019, 100 shares of the Company’s Series A Convertible Preferred Stock were converted into 131,579 shares of the Company’s Common Stock.

On October 17, 2019, 100 shares of the Company’s Series A Convertible Preferred Stock were converted into 131,579 shares of the Company’s Common Stock.

On October 22, 2019, 25 shares of the Company’s Series A Convertible Preferred Stock were converted into 32,895 shares of the Company’s Common Stock.

Stock Issued For Services

On October 18, 2019, in exchange for freelance animation services, the Company issued a total of 534,247 shares of Common Stock to a vendor

Securities Purchase Agreement

On October 28, 2019, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a certain investor named therein (the “Investor”), pursuant to which the Company agreed to issue and sell, in a registered direct offering by the Company directly to the Investor (the “Registered Offering”), an aggregate of 663,158 shares (the “Shares”) of Common Stock, at an offering price of $0.76 per share for gross proceeds of approximately $504,000 before deducting the placement agent fee and related offering expenses. The placement agent received a cash fee of $35,280 and warrants to purchase 46,421 shares of Common Stock at an exercise price of $0.836 per share.

The Shares were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-214805), which was filed with the Securities and Exchange Commission (the “Commission”) on November 25, 2016 and was declared effective by the Commission on December 19, 2016 (the “Registration Statement”).

F-33

Concurrent Private Placement

In a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offerings”), the Company agreed to issue to the Investor who participated in the Registered Offering warrants (the “Warrants” and collectively with the Shares, the “Securities”) exercisable for one share of Common Stock for an aggregate of 477,474 shares of Common Stock at an exercise price of $0.76 per share. Each Warrant will be immediately exercisable on the date of its issuance and will expire five years from the date it becomes exercisable. Subject to limited exceptions, a holder of a Warrant will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided further that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

F-34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Genius Brands International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Genius Brands International, Inc. and its subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive loss, stockholders' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses, negative cash flows from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States of America) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Squar Milner LLP

We have served as the Company's auditor since 2016.

Los Angeles, California

April 1, 2019

F-35

Genius Brands International, Inc. And Subsidiaries

Consolidated Balance Sheets

As of December 31, 2018, and December 31, 2017

	December 31, 2018	December 31, 2017
ASSETS

Current Assets:
Cash and Cash Equivalents	$2,684,483	$6,929,399
Restricted Cash	400,543	568,673
Accounts Receivable, net	2,160,296	2,893,902
Other Receivable	20,902	160,545
Inventory, net	15,816	17,589
Prepaid and Other Assets	297,542	264,818
Total Current Assets	5,579,582	10,834,926

Property and Equipment, net	75,634	94,666
Accounts Receivable	–	1,687,500
Other Receivable	–	96,327
Film and Television Costs, net	8,166,131	2,777,088
Lease Deposits	325,000	–
Intangible Assets, net	89,988	1,856,280
Goodwill	10,365,806	10,365,805
Total Assets	$24,602,141	$27,712,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$694,740	$453,201
Accrued Expenses	52,865	1,020,457
Participations Payable	669,380	697,513
Deferred Revenue	874,503	453,927
Senior Secured Convertible Notes, net	1,831,847	–
Due To Related Parties	346,759	–
Accrued Salaries and Wages	137,825	168,549
Total Current Liabilities	4,607,919	2,793,647

Long Term Liabilities:
Deferred Revenue	4,051,253	4,631,456
Production Facility, net	2,178,198	4,322,643
Disputed Trade Payable	925,000	925,000
Total Liabilities	11,762,370	12,672,746

Stockholders’ Equity
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, respectively; 2,120 and 3,530 shares issued and outstanding, respectively	2	4
Common Stock, $0.001 par value, 233,333,334 shares authorized, respectively; 9,457,859 and 7,610,794 shares issued and outstanding, respectively	9,458	7,611
Additional Paid in Capital	63,537,915	56,588,846
Accumulated Deficit	(50,702,486)	(41,551,497)
Accumulated Other Comprehensive Loss	(5,118)	(5,118)
Total Equity	12,839,771	15,039,846

Total Liabilities and Stockholders’ Equity	$24,602,141	$27,712,592

The accompanying notes are an integral part of these financial statements.

F-36

Genius Brands International, Inc. And Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2018 and 2017

	Twelve Months Ended
	December 31, 2018	December 31, 2017
Revenues:
Licensing & Royalties	$449,385	$472,134
Television & Home Entertainment	323,709	4,815,491
Advertising Sales	217,999	38,779
Product Sales	2,359	9,324
Total Revenues	993,452	5,335,728

Operating Expenses:
Marketing and Sales	738,122	662,373
Direct Operating Costs	1,536,722	4,257,427
General and Administrative	4,982,779	5,329,718
Impairment Loss	1,740,000	–
Total Operating Expenses	8,997,623	10,249,518

Loss from Operations	(8,004,171)	(4,913,790)

Other Income (Expense):
Other Income	19,646	8,281
Interest Expense	(1,019,376)	(3,227)
Net Other Income (Expense)	(999,730)	5,054

Loss before Income Tax Expense	(9,003,901)	(4,908,736)

Income Tax Expense	–	–

Net Loss	(9,003,901)	(4,908,736)

Beneficial Conversion Feature on Preferred Stock	(353,333)	–

Net Loss Applicable to Common Shareholders	$(9,357,234)	$(4,908,736)

Net Loss per Common Share (Basic And Diluted)	$(1.07)	$(0.81)

Weighted Average Shares Outstanding (Basic and Diluted)	8,758,694	6,084,732

The accompanying notes are an integral part of these financial statements.

F-37

Genius Brands International, Inc. And Subsidiaries

Consolidated Statements of Comprehensive Loss

Years Ended December 31, 2018 and 2017

	Twelve Months Ended
	December 31, 2018	December 31, 2017
Net Loss	$(9,003,901)	$(4,908,736)
Beneficial Conversion Feature on Preferred Stock	(353,333)	–
Other Comprehensive Loss, Net of Tax:	–	(2,360)
Comprehensive Net Loss to Common Shareholders	$(9,357,234)	$(4,911,096)

The accompanying notes are an integral part of these financial statements.

F-38

Genius Brands International, Inc. And Subsidiaries

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2018 and 2017

	Common Stock		Preferred Stock		Additional Paid-In Capital	Accumulated Deficit	Other Comprehensive Loss	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2016	4,010,649	$4,011	4,895	$5	$46,697,029	$(36,642,761)	$(2,758)	$10,055,526

Issuance of Common Stock in Warrant Exchange, net	1,171,689	1,172	–	–	3,400,752	–	–	3,401,924
Issuance of Common Stock in Registered Direct Offering, net	1,647,691	1,648	–	–	5,697,886	–	–	5,699,534
Conversion of Preferred Shares	455,000	455	(1,365)	(1)	(454)	–	–
Issuance of Common Stock for Services	24,534	24	–	–	129,976	–	–	130,000
Issuance of Common Shares for Debt Extinguishment	301,231	301	–	–	(301)	–	–	–
Share Based Compensation	–	–	–	–	663,958	–	–	663,958
Net Loss	–	–	–	–	–	(4,908,736)	–	(4,908,736)
Comprehensive Loss	–	–	–	–	–	–	(2,360)	(2,360)
Balance, December 31, 2017	7,610,794	7,611	3,530	4	56,588,846	(41,551,497)	(5,118)	15,039,846

Cumulative effect of adoption ASC 606	–	–	–	–	–	206,245	–	206,245
Issuance of Common Stock in Registered Direct Offering, net	592,000	592	–	–	1,595,749	–	–	1,596,341
Conversion of Preferred Shares	470,001	470	(1,410)	(2)	(469)	–	–	–
Issuance of Common Stock for Services	785,064	785	–	–	1,984,822	–	–	1,985,607
Share Based Compensation	–	–	–	–	(16,588)	–	–	(16,588)
Value of Beneficial Conversion Feature	–	–	–	–	353,333	(353,333)	–	–
Value of Beneficial Conversion Feature on Secured Convertible Notes	–	–	–	–	1,561,111	–	–	1,561,111
Discount on Senior Secured Notes	–	–	–	–	1,471,111	–	–	1,471,111
Net Loss	–	–	–	–	–	(9,003,901)	–	(9,003,901)
Balance, December 31, 2018	9,457,859	$9,458	2,120	$2	$63,537,915	$(50,702,486)	$(5,118)	$12,839,771

The accompanying notes are an integral part of these financial statements.

F-39

Genius Brands International, Inc. And Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2018 and 2017

	December 31, 2018	December 31, 2017
Cash Flows from Operating Activities:
Net Loss	$(9,003,901)	$(4,908,736)

Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Amortization of Film and Television Costs	1,079,723	2,534,835
Depreciation and Amortization Expense	88,309	125,918
Accretion of Discount on Preferred Convertible Notes	678,015	–
Bad Debt Expense	2,400	66,502
Stock Issued for Services	322,605	130,000
Stock Compensation Expense	(16,588)	663,958
Loss on Impairment of Assets	1,740,000	–

Decrease (Increase) in Operating Assets:
Accounts Receivable, net	2,418,706	(4,527,354)
Other Receivable	235,970	(256,872)
Inventory, net	1,773	(11,027)
Prepaid Expenses & Other Assets	(18,049)	94,577
Lease Deposits	(325,000)	–
Film and Television Costs, net	(5,025,236)	(2,825,426)

Increase (Decrease) in Operating Liabilities:
Accounts Payable	241,537	(266,645)
Accrued Salaries and Wages	(30,724)	35,722
Deferred Revenue	249,524	489,189
Participations Payable	(28,133)	–
Due To Related Parties	346,759	–
Disputed Trade Payable - Long Term	–	–
Accrued Expenses	(965,700)	1,468,489
Net Cash Used in Operating Activities	(8,008,010)	(7,186,870)

Cash Flows from Investing Activities:
Investment in Intangible Assets, net	(21,358)	(44,793)
Investment in Property and Equipment, net	(21,627)	(62,400)
Net Cash Used in Investing Activities	(42,985)	(107,193)

Cash Flows from Financing Activities:
Proceeds from Warrant Exchange, Net	–	3,401,924
Proceeds from Sale of Common Stock, Net	1,596,340	5,699,534
Proceeds from Senior Secured Convertible Notes, net	4,186,054	–
Repayment of Production Facility, Net	(2,144,445)	2,802,756
Net Cash Provided by Financing Activities	3,637,949	11,904,214

Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(4,413,046)	4,610,151
Beginning Cash, Cash Equivalents, and Restricted Cash	7,498,072	2,887,921
Ending Cash, Cash Equivalents, and Restricted Cash	$3,085,026	$7,498,072

Supplemental Disclosures of Cash Flow Information:
Cash Paid for Interest	$271,244	$3,227

Schedule of Non-Cash Financing and Investing Activities
Issuance of Common Stock for services rendered	$1,985,607	$–
Issuance of Common Stock in Relation to Sony Transaction	$–	$1,489,583
Beneficial Conversion Feature	$353,333	$0

The accompanying notes are an integral part of these financial statements.

F-40

Genius Brands International, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2018

Note 1: Organization and Business

Organization and Nature of Business

Genius Brands International, Inc. (“we,” “us,” “our,” or the “Company”) is a global content and brand management company that creates and licenses multimedia content. Led by industry veterans, we distribute our content in all formats as well as a broad range of consumer products based on our characters. In the children's media sector, our portfolio features “content with a purpose” for toddlers to tweens, which provides enrichment as well as entertainment. New intellectual property titles include the preschool property Rainbow Rangers, which debuted in November 2018 on Nickelodeon and preschool property Llama Llama; which debuted on Netflix in January 2018 and was renewed by Netflix for a second season. Our library titles include the award winning Baby Genius, - adventure comedy Thomas Edison's Secret Lab® and Warren Buffett's Secret Millionaires Club, created with and starring iconic investor Warren Buffett which is distributed across our Genius Brands Network on Comcast’s Xfinity on Demand, AppleTV, Roku, Amazon Fire, YouTube, Amazon Prime, Cox, Dish, Sling and Zumo as well as Connected TV.

In addition, we act as licensing agent for Penguin Young Readers, a division of Penguin Random House LLC who owns or controls the underlying rights to Llama Llama, leveraging our existing licensing infrastructure to expand this brand into new product categories, new retailers, and new territories.

The Company commenced operations in January 2006, assuming all the rights and obligations of its then Chief Executive Officer, under an Asset Purchase Agreement between the Company and Genius Products, Inc., in which the Company obtained all rights, copyrights, and trademarks to the brands “Baby Genius,” “Kid Genius,” “123 Favorite Music” and “Wee Worship,” and all then existing productions under those titles. In October 2011, the Company (i) changed its domicile to Nevada from California, and (ii) changed its name to Genius Brands International, Inc. from Pacific Entertainment Corporation (the “Reincorporation”). In connection with the Reincorporation, the Company changed its trading symbol from “PENT” to “GNUS”.

Liquidity and Going Concern

Historically, the Company has incurred net losses. For the years ended December 31, 2018 and 2017, the Company reported net losses of $9,003,901 and $4,908,736, respectively. The Company reported net cash used in operating activities of $8,008,010 and $7,186,870 for the years ended December 31, 2018 and 2017, respectively. As of December 31, 2018, the Company had an accumulated deficit of $50,702,486 and total stockholders’ equity of $12,839,771. As a result, the Company will require additional capital to fund its operations and execute its business plan. As of December 31, 2018, the Company had cash, cash equivalents, and restricted cash of $3,085,026, which is not sufficient to fund the Company’s planned operations and production through one year after the date the consolidated financial statements are issued, and accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

F-41

The analysis used to determine the Company’s ability as a going concern does not include cash sources outside the Company’s direct control that management expects to be available within the next 12 months. Management is in negotiations to obtain new long-term financing and has a long history of successful capital raises with its investment bank group that will be leading the upcoming round. Both the Company and the Investment banking group are confident in their ability to raise sufficient capital to meet the Company’s obligations and fund its production slate for the coming twelve months. There is inherent uncertainty and business risks that the Company will be able to raise such additional capital. The Company also expects revenue from operations to increase in the third quarter and for the subsequent quarters based on executed licensing agreements. These consolidated financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary in the event the Company can no longer continue as a going concern.

During 2018, the company completed three transactions that enhanced cash and working capital balances:

January 2018 Private Placement

On January 8, 2018, the Company entered into a Securities Purchase Agreement with certain accredited investors pursuant to which the Company sold approximately $1,596,341 net, of common stock and warrants to such investors (the “January 2018 Private Placement”). The Company issued and sold warrants to purchase 592,000 shares of common stock at an exercise price of $3.00 per share. In addition, the company issued to Chardan Capital Markets, LLC, as placement agent, warrants to purchase 93,000 shares of common stock at an exercise price of $3.00 per share.

Securities Purchase Agreement

On August 17, 2018, the Company entered into a Securities Purchase Agreement (the “August 2018 Purchase Agreement”) with certain investors, pursuant to which the Company agreed to sell (i) an aggregate principal amount of $4.50 million in secured convertible notes, convertible into shares of our common stock, at a conversion price of $2.50 per share (the “Secured Convertible Notes”) and (ii) warrants to purchase 1,800,000 shares of our common stock at an exercise price of $3.00 per share (the “Warrants,” and, together with the Secured Convertible Notes, the “Securities”). The Company received approximately $4,186,054 in net proceeds from the offering.

Production Loans

On September 28, 2018, Llama Productions LLC, a California limited liability company (“Llama”) a wholly-owned subsidiary of the Company, entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Bank Leumi USA (the “Lender”), pursuant to which the Lender agreed to make a secured loan in the aggregate amount of $4,186,054, to Llama (the “Loan”). The proceeds of the Loan were or will be used to pay the majority of the expenses of producing, completing and delivering two 22-minute episodes and sixteen 11-minute episodes of the second season of the animated series Llama Llama to be initially exhibited on Netflix.

In addition, on September 28, 2018, Llama and Lender entered into Amendment No. 2 to the Loan and Security Agreement, effective as of August 27, 2018, by and between Llama and the Lender (the “Amendment”). Pursuant to the Amendment, the original Loan and Security Agreement, dated as of August 5, 2016 and amended as of November 7, 2017 (the “Original Loan and Security Agreement”), was amended to (i) reduce the loan commitment thereunder to $1,768,010, which is a reduction of $3,075,406 from the original loan commitment under the Original Loan and Security Agreement and (ii) include the Llama Llama season two obligations under the Loan and Security Agreement as obligations under the Original Loan and Security Agreement.

The Maturity Date of the Prime Rate Loan facility and LIBOR Loan facility is March 31, 2021.

Subsequent to the end of the year, on February 19, 2019, the Company entered into a Securities Purchase Agreement with an accredited investor pursuant to which the Company sold approximately $2,000,000 of common stock and warrants to such investor (the “February 2019 Private Placement”). See note 17.

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While the Company believes that its anticipated cash balances, working capital, and deal pipeline will be sufficient to fund operations for the next twelve months, there can be no assurance that cash flows from operations will continue to improve in the near future or will not deteriorate during that period. If the Company is unable to attain profitable operations and attain positive operating cash flows, it may need to (i) seek additional funding, (ii) scale back its development or production plans, or (iii) reduce certain operations.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying 2018 and 2017 consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Genius Brands International, Inc., its wholly-owned subsidiaries A Squared LLC, Llama Productions LLC and Rainbow Rangers Productions LLC, as well as its interest in Stan Lee Comics, LLC (“Stan Lee Comics”). All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Financial Statement Reclassification

Certain account balances from prior periods have been reclassified in these consolidated financial statements to conform to current period classifications.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid debt instruments with initial maturities of three months or less to be cash equivalents. As of December 31, 2018, and 2017, restricted cash totaled $400,543 and $568,673 which represented funds held in a cash account to be used solely for the production of Llama Llama as a condition of its loan agreement with Bank Leumi USA.

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Allowance for Doubtful Accounts

Accounts receivable are presented on the balance sheets net of estimated uncollectible amounts. The Company assesses its accounts receivable balances on a quarterly basis to determine collectability and records an allowance for estimated uncollectible accounts in an amount approximating anticipated losses based on historical experience and future expectations. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful. The Company had an allowance for doubtful accounts of $0 and $110,658 as of December 31, 2018 and December 31, 2017.

Inventories

Inventories are stated at the lower of average cost or net realizable value and consist of finished goods such as DVDs, CDs and other products. A reserve for slow-moving and obsolete inventory is established for all inventory deemed potentially non-saleable. The current inventory is considered properly valued and saleable. The Company concluded that there was an appropriate reserve for slow moving and obsolete inventory of $26,097 at both December 31, 2018 and December 31, 2017.

Property and Equipment

Property and equipment are recorded at cost. Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from two to seven years. Maintenance, repairs, and renewals, which neither materially add to the value of the assets nor appreciably prolong their lives, are charged to expense as incurred. Gains and losses from any dispositions of property and equipment are reflected in the statement of operations.

Goodwill and Intangible Assets

Goodwill represents the excess of purchase price over the estimated fair value of net assets acquired in business combinations accounted for by the purchase method. In accordance with FASB ASC 350 Intangibles Goodwill and Other, goodwill and certain intangible assets are presumed to have indefinite useful lives and are thus not amortized, but subject to an impairment test annually or more frequently if indicators of impairment arise. The Company completes the annual goodwill and indefinite-lived intangible asset impairment tests at the end of each fiscal year. To test for goodwill impairment, we are required to estimate the fair market value of each of our reporting units, of which we have one. While we may use a variety of methods to estimate fair value for impairment testing, our primary method is discounted cash flows. We estimate future cash flows and allocations of certain assets using estimates for future growth rates and our judgment regarding the applicable discount rates. Changes to our judgments and estimates could result in a significantly different estimate of the fair market value of the reporting units, which could result in an impairment of goodwill or indefinite lived intangible assets in future periods.

Other intangible assets have been acquired, either individually or with a group of other assets, and were initially recognized and measured based on fair value. Annual amortization of these intangible assets is computed based on the straight-line method over the remaining economic life of the asset.

Film and Television Costs

The Company capitalizes production costs for episodic series produced in accordance with FASB ASC 926-20 Entertainment-Films - Other Assets - Film Costs. Accordingly, production costs are capitalized at actual cost and then charged against revenue based on the initial market revenue evidenced by a firm commitment over the period of commitment. The Company expenses all capitalized costs that exceed the initial market firm commitment revenue in the period of delivery of the episodes.

The Company capitalizes production costs for films produced in accordance with FASB ASC 926-20 Entertainment-Films - Other Assets - Film Costs. Accordingly, production costs are capitalized at actual cost and then charged against revenue quarterly as a cost of production based on the relative fair value of the film(s) delivered and recognized as revenue. The Company evaluates its capitalized production costs annually and limits recorded amounts by their ability to recover such costs through expected future sales.

F-44

Additionally, for both episodic series and films, from time to time, the Company develops additional content, improved animation and bonus songs/features for its existing content. After the initial release of the film or episodic series, the costs of significant improvement to existing products are capitalized while routine and periodic alterations to existing products are expensed as incurred.

Debt and Attached Equity-Linked Instruments

The Company measures issued debt on an amortized cost basis, net of debt premium/discount and debt issuance costs amortized using the effective interest rate method or the straight-line method when the latter does not lead to materially different results.

The Company accounts for the proceeds from the issuance of convertible notes payable in accordance with FASB ASC 470-20 Debt with Conversion and Other Options. Pursuant to FASB ASC 470-20, the intrinsic value of the embedded conversion feature (beneficial conversion interest), which is in the money on the commitment date is included in the discount to debt and amortized to interest expense over the term of the note agreement. When the conversion option is not separated, the Company accounts for the entire convertible instrument including debt and the conversion feature as a liability.

The Company analyzes freestanding equity-linked instruments including warrants attached to debt to conclude whether the instrument meets the definition of the derivative and whether it is considered indexed to the Company’s own stock. If the instrument is not considered indexed to Company’s stock, it is classified as an asset or liability recorded at fair value. If the instrument considered indexed to Company’s stock, the Company analyzes additional equity classification requirements per ASC 815-40 Contract’s in Entity’s Own Equity. When the requirements are met the instrument is recorded as part of the Company’s equity, initially measured based on its relative fair value with no subsequent re-measurement. When the equity classification requirements are not met, the instrument is recorded as an asset or liability and is measured at fair value with subsequent changes in fair value recorded in earnings.

When required, the Company also considers the bifurcation guidance for embedded derivatives per FASB ASC 815-15 Embedded Derivatives.

Revenue Recognition

On January 1, 2018, the Company adopted the new accounting standard ASC 606 (Topic 606), Revenue from Contracts with Customers and all the related amendments (“new revenue standard”) using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under ASC 605, (Topic 605).

Accordingly, on January 1, 2018 the Company recorded a cumulative effect adjustment to beginning accumulated deficit in the amount of $206,245. The impact to our financial statements for the year ended December 31, 2018 resulting from the adoption of Topic 606 as of January 1, 2018 was a reduction of revenue in the amount of $188,734 and a corresponding reduction in costs in the amount of $52,269 from the amounts reported. The amounts prior to adoption were not recognized pursuant to Topic 606 and would have been reported pursuant to Topic 605.

Changes to the opening balances in prepaid and other assets, film and television costs, total assets, accrued expenses, deferred revenue and total liabilities resulting from the adoption of the new guidance were as follows (thousands):

	December 31,	Impact of	January 1
	2017	Adoption	2018

Prepaid and Other Assets	$265	$15	$280
Film and Television Costs, net	$2,777	$(219)	$2,558
Total assets	$27,713	$(204)	$27,509

Participations Payable	$1,718	$(1)	$1,717
Deferred Revenue	$5,085	$(409)	$4,676
Total liabilities	$12,673	$(410)	$12,263

F-45

The Company performed its analysis of its existing revenue contracts and has completed its new revenue accounting policy documentation under the new standard. The Company has identified the following six material and distinct performance obligations:

•	License rights to exploit Functional Intellectual Property (Functional Intellectual Property or “functional IP” is defined as intellectual property that has significant standalone functionality, such as the ability be played or aired. Functional intellectual property derives a substantial portion of its utility from its significant standalone functionality.)

•	License rights to exploit Symbolic Intellectual Property (Symbolic Intellectual Property or “symbolic IP” is intellectual property that is not functional as it does not have significant standalone use and substantially all of the utility of symbolic IP is derived from its association with the entity’s past or ongoing activities, including its ordinary business activities, such as the Company’s licensing and merchandising programs associated with its animated content.)

•	Options to renew or extend a contract at fixed terms. (While this performance obligation is not significant for the Company’s current contracts, it could become significant in the future.)

•	Options on future seasons of content at fixed terms. (While this performance obligation is not significant for the Company’s current contracts, it could become significant in the future.)

•	Fixed fee advertising revenue generated from the Genius Brands Network

•	Variable fee advertising revenue generated from the Genius Brands Network

As a result of the change, beginning January 1, 2018, the Company began recognizing revenue related to licensed rights to exploit functional IP in two ways. For minimum guarantees, the Company recognizes fixed revenue upon delivery of content and the start of the license period. For functional IP contracts with a variable component, the Company estimates revenue such that it is probable there will not be a material reversal of revenue in future periods. Revenue under these types of contracts was previously recognized when royalty statements were received. The Company began recognizing revenue related to licensed rights to exploit symbolic IP substantially similarly to functional IP. Although it has a different recognition pattern from functional IP, the valuation method is substantially the same, depending on the nature of the license.

The Company sells advertising on its Kid Genius channel in the form of either flat rate promotions or impressions served. For flat rate promotions with a fixed term, the Company recognizes revenue when all five revenue recognition criteria under FASB ASC 606 are met. For impressions served, the Company delivers a certain minimum number of impressions on the channel to the advertiser for which the advertiser pays a contractual CPM per impression. Impressions served are reported to the Company on a monthly basis, and revenue is reported in the month the impressions are served.

The Company recognizes revenue related to product sales when (i) the seller’s price is substantially fixed, (ii) shipment has occurred causing the buyer to be obligated to pay for product, (iii) the buyer has economic substance apart from the seller, and (iv) there is no significant obligation for future performance to directly bring about the resale of the product by the buyer.

Prior to the adoption of Topic 606,we recognized revenue in accordance with FASB ASC 926-605 Entertainment-Films - Revenue Recognition. Accordingly, we recognize revenue when (i) persuasive evidence of a sale with a customer exists, (ii) the film is complete and has been delivered or is available for delivery, (iii) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale, (iv) the arrangement fee is fixed or determinable, and (v) collection of the arrangement fee is reasonably assured.

F-46

Our licensing and royalty revenue represent revenue generated from license agreements that are held in conjunction with third parties that are responsible for collecting fees due and remitting to us our share after expenses. Revenue from licensed products is recognized when realized or realizable based on royalty reporting received from licensees. Licensing income that we recognize as an agent is in accordance with FASB ASC 605-45 Revenue Recognition - Principal Agent. Accordingly, our revenue is our gross billings to our customers less the amounts we pay to suppliers for their products and services.

We sell advertising on our Genius Brands Network in the form of either flat rate promotions or impressions served. For flat rate promotions with a fixed term, we recognize revenue when all five revenue recognition criteria under FASB ASC 605 are met. For impressions served, we deliver a certain minimum number of impressions on the channel to the advertiser for which the advertiser pays a contractual CPM per impression. Impressions served are reported to us on a monthly basis, and revenue is reported in the month the impressions are served.

Prior to the adoption of Topic 606, recognized revenue related to product sales when (i) the seller’s price is substantially fixed, (ii) shipment has occurred causing the buyer to be obligated to pay for product, (iii) the buyer has economic substance apart from the seller, and (iv) there is no significant obligation for future performance to directly bring about the resale of the product by the buyer as required by FASB ASC 605 Revenue Recognition.

Direct Operating Costs

Direct operating costs include costs of our product sales, non-capitalizable film costs, film and television cost amortization expense, and participation expense related to agreements with various animation studios, post-production studios, writers, directors, musicians or other creative talent with which we are obligated to share net profits of the properties on which they have rendered services.

Share-Based Compensation

As required by FASB ASC 718 - Stock Compensation, the Company recognizes an expense related to the fair value of our share-based compensation awards, including stock options, using the Black-Scholes calculation as of the date of grant. The Company has elected to use the graded attribution method for awards which are in-substance, multiple awards based on the vesting schedule. The Company’s accounting policy elected for forfeitures is not to estimate the number of awards that are expected to vest. Instead, the Company accounts for forfeitures when they occur. The Company issues authorized shares available for the issuance under 2015 Plan upon employees’ exercise of their stock options.

Earnings Per Share

Basic earnings (loss) per common share (“EPS”) is calculated by dividing net income (loss) applicable to common shareholders by the weighted average number of shares of common stock outstanding for the period. Diluted EPS is calculated by dividing net income (loss) applicable to common shareholders by the weighted average number of shares of common stock outstanding, plus the assumed exercise of all dilutive securities using the treasury stock or “as converted” method, as appropriate. During periods of net loss, all common stock equivalents are excluded from the diluted EPS calculation because they are antidilutive.

Income Taxes

Deferred income tax assets and liabilities are recognized based on differences between the financial statement and tax basis of assets and liabilities using presently enacted tax rates. At each balance sheet date, the Company evaluates the available evidence about future taxable income and other possible sources of realization of deferred tax assets and records a valuation allowance that reduces the deferred tax assets to an amount that represents management’s best estimate of the amount of such deferred tax assets that more likely than not will be realized.

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Concentration of Risk

The Company’s cash is maintained at two financial institutions and from time to time the balances for this account exceed the Federal Deposit Insurance Corporation’s (“FDIC”) insured amount. Balances on interest bearing deposits at banks in the United States are insured by the FDIC up to $250,000 per account. As of December 31, 2018, the Company had three accounts with a combined uninsured balance of $2,183,875. As of December 31, 2017, the Company had four accounts with a combined uninsured balance of $6,379,322.

For fiscal year 2018, the Company had one customer whose total revenue exceeded 10% of the total consolidated revenue. This customer accounted for 20% of total revenue and represented 8.5% of accounts receivable. For fiscal year 2017, the Company had one customer whose total revenue exceeded 10% of the total consolidated revenue. That customer accounted for 84% of total revenue and represented 98% of accounts receivable.

The major customer for the year ended December 31, 2018 is not the same as the major customer at December 31, 2017. There is significant financial risk associated with a dependence upon a small number of customers. The Company periodically assesses the financial strength of these customers and establishes allowances for any anticipated bad debt. At December 31, 2018 and 2017, no allowance for bad debt has been established for the major customers as these amounts are expected to be fully collectible.

Fair value of financial instruments

The carrying amounts of cash, receivables, accounts payable, and accrued liabilities approximate fair value due to the short-term maturity of the instruments. The carrying amount of long-term receivables approximate fair value due to the contractual nature of the obligation, payment schedule, and the current interest and inflation rate environments. The carrying amount of the Production Loan Facility approximates fair value since the debt carries a variable interest rate that is tied to either the current Prime or LIBOR rates plus an applicable spread.

We previously adopted FASB ASC 820 for financial instruments measured at fair value on a recurring basis. FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (ASU) 2016-02, “Leases.” The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for annual and interim reporting periods beginning after December 15, 2018.

In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842), Targeted Improvements, which allows for an additional optional transition method where comparative periods presented in the financial statements in the period of adoption will not be restated and instead those periods will be presented under existing guidance in accordance with ASC 840, Leases. Management will use this optional transition method. As of January 1, 2019, management recorded lease liability of $2,071,903, right-of-use asset of $2,029,677, a reversal of previously recorded deferred rent of $37,920 and the increase in accumulated deficit of $4,306.

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In November 2016, the FASB issued Accounting Standards Update 2016-18, “Statement of Cash Flows - Restricted Cash a consensus of the FASB Emerging Issues Task Force.” This standard requires restricted cash and cash equivalents to be included with cash and cash equivalents on the statement of cash flows under a retrospective transition approach. The guidance became effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We have prospectively adopted ASU 2016-18. The impact to our consolidated financial position, results of operations and cash flows was minimal.

In January 2017, the FASB issued Accounting Standards Update 2017-04, “Simplifying the Test for Goodwill Impairment”, which requires an entity to perform a one-step quantitative impairment test, whereby a goodwill impairment loss will be measured as the excess of a reporting unit’s carrying amount over its fair value (not to exceed the total goodwill allocated to that reporting unit). It eliminates Step 2 of the current two-step goodwill impairment test, under which a goodwill impairment loss is measured by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. The standard is effective January 1, 2020, with early adoption as of January 1, 2017 permitted. We are currently evaluating the potential impact of adopting this guidance on our consolidated financial statements.

In July 2017, the FASB issued ASU No. 2017-11 addressing, among other matters, accounting for certain financial instruments. One of the amendments in this guidance intended to reduce the complexity associated with the issuer’s accounting for certain financial instruments with characteristics of liabilities and equity. Specifically, the Board determined that a down round feature (as defined) would no longer cause a freestanding equity-linked financial instrument (or an embedded conversion option) to be accounted for as a derivative liability at fair value with changes in fair value recognized in current earnings. ASU 2017-11 is effective for public business entities for fiscal year beginning after December 15, 2018. We are currently evaluating the potential impact of adopting this guidance on our consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which changes the fair value measurement disclosure requirements of ASC 820. The update removes some disclosures, modifies others, and add some new disclosure requirements. The amendments in this ASU are effective for all entities for fiscal years, and interim period within those fiscal years, beginning after December 15, 2019 with early adoption permitted. We are currently evaluating the potential impact of adopting this guidance on our consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), which supersedes ASC 505-05 and expands the scope of ASC 718 to include all share-based payment arranges related to the acquisition of goods and services from both nonemployees and employee. As a result, most of the guidance in ASC 718 associated with employee share-based payments, including most of its requirements related to classification and measurement, applies to nonemployee share-based payment arrangements. ASC 2018-07 is effective for all entities for fiscal year beginning after December 15, 2018, and interim periods within that fiscal year. We are currently evaluating the potential impact of adopting this guidance on our consolidated financial statements.

In March 2019, the FASB issued ASU No. 2019-02, Entertainment-Films-Other Assets-Film Costs (Subtopic 926-20) and Entertainment-Broadcasters Intangibles-Goodwill and Other (Subtopic 920-350). The update aligns the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. The amendments also require that an entity reassess estimates of the use of a film in a film group and account for any changes prospectively. The amendments in this update require that an entity test a film or license agreement for program material within the scope of Subtopic 920-350 for impairment at a film group level when the film or license agreement is predominantly monetized with other films and/or license agreements. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. We are currently evaluating the potential impact of adopting this guidance on our consolidated financial statements.

Various other accounting pronouncements have been recently issued, most of which represented technical corrections to the accounting literature or were applicable to specific industries/transactions or special circumstances and are not expected to have a material effect on our financial position, results of operations, or cash flows.

F-49

Note 3: Property and Equipment, Net

The Company has property and equipment as follows as of December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017

Furniture and Equipment	$12,385	$12,385
Computer Equipment	138,883	117,256
Leasehold Improvements	–	176,903
Software	15,737	15,737
Property and Equipment, Gross	167,005	322,281
Less Accumulated Depreciation	(91,371)	(227,615)
Property and Equipment, Net	$75,634	$94,666

During the years ended December 31, 2018 and December 31, 2017, the Company recorded depreciation expense of $40,659 and $70,396.

Note 4: Film and Television Costs, Net

As of December 31, 2018, the Company had net Film and Television Costs of $8,166,131 compared to $2,777,088 at December 31, 2017. The increase relates primarily to the production and development of Rainbow Rangers Season 1 and Llama Llama Season 2 offset by the amortization of film costs associated with the revenue recognized for Space Pop, Thomas Edison's Secret Lab, and Llama Llama Season 1 and Rainbow Rangers.

During the years ended December 31, 2018 and December 31, 2017, the Company recorded Film and Television Cost amortization expense of $1,079,723 and $2,534,835, respectively.

The following table highlights the activity in Film and Television Costs as of December 31, 2018 and 2017:

Total

Film and Television Costs, Net as of December 31, 2016	$2,260,964
Additions to Film and Television Costs	2,863,076
Capitalized Interest	187,883
Film Amortization Expense	(2,534,835)
Film and Television Costs, Net as of December 31, 2017	2,777,088
Cumulative Effect of Adoption of ASC 606	(219,472)
Additions to Film and Television Costs	6,644,728
Capitalized Interest	43,510
Film Amortization Expense	(1,079,723)
Film and Television Costs, Net as of December 31, 2018	$8,166,131

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Note 5: Goodwill and Intangible Assets, Net

Goodwill

In 2013, the Company recognized $10,365,805 in Goodwill, representing the excess of the fair value of the consideration over net identifiable assets acquired. Pursuant to FASB ASC 350-20, Goodwill is not subject to amortization but is subject to annual review to determine if certain events warrant impairment to the Goodwill asset. Through December 31, 2018, the Company has not recognized any impairment to Goodwill.

Intangible Assets, Net

The Company had the following intangible assets as of December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017

Identifiable Artistic-Related Assets (a)	–	$1,740,000
Trademarks (b)	$129,831	129,831
Product Masters (b)	64,676	64,676
Other Intangible Assets (b)	272,529	251,171
Intangible Assets, Gross	467,036	2,185,678
Less Accumulated Amortization (c)	(377,048)	(329,398)
Intangible Assets, Net	$89,988	$1,856,280

(a) In connection with the Merger in 2013, the Company acquired $1,740,000 of Identifiable Artistic-Related Assets. These assets, related to certain properties owned by A Squared and assumed by the Company, were valued using an independent firm. Based on certain legal, regulatory, contractual, and economic factors, the Company has deemed these assets to be indefinite-lived. Hence, pursuant to FASB ASC 350-30, these assets are not subject to amortization and are tested annually for impairment. As of December 31, 2018, the Company performed an analysis and determined the Identifiable Artistic-Related Intangible Assets no longer have value and as a result has recognized $1,740,000 of impairment expense related to the Identifiable Artistic-Related Intangible Assets.

(b) Pursuant to FASB ASC 350-30-35, the Company reviews these intangible assets periodically to determine if the value should be retired or impaired due to recent events. Through December 31, 2018, the Company has not recognized any impairment expense related to these assets.

(c) During the years ended December 31, 2018 and December 31, 2017, the Company recognized, $47,650 and $55,520, respectively, in amortization expense related to the Trademarks, Product Masters, and Other Intangible Assets.

Expected future intangible asset amortization as of December 31, 2018 is as follows:

Fiscal Year:
2019	$38,405
2020	37,825
2021	9,698
2022	1,861
2023	1,465
Remaining	734
Total	$89,988

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Note 6: Deferred Revenue

As of December 31, 2018, and 2017, the Company had total short term and long term deferred revenue of $4,925,756 and $5,085,383, respectively. Deferred revenue includes both (i) variable fee contracts with licensees and customers in which the Company had collected advances and minimum guarantees against future royalties and (ii) fixed fee contracts. The Company recognizes revenue related to these contracts when all revenue recognition criteria have been met. Included in the deferred revenue balance as of December 31, 2018 is the $2,000,000 advance against future royalty that Sony paid to the Company in the first quarter of 2017 as well as $1,489,583 attributable to the expansion of distribution rights acquired by Sony through the January 2017 Sony Transactions.

Note 7: Accrued Liabilities - Current

As of December 31, 2018, and 2017, the Company had the following current accrued liabilities:

	December 31, 2018	December 31, 2017
Accrued Salaries and Wages (a)	$137,825	$168,549
Other Accrued Expenses (b)	52,865	1,020,457
Total Accrued Liabilities – Current	$190,690	$1,189,006

(a)	Accrued Salaries and Wages represent accrued vacation payable to employees.

(b)	Other Accrued Expenses include estimates of expenses incurred but not yet recorded. The majority of the balance in Other Accrued Expenses at year ended December 31, 2017 relates to estimates of final dubbing costs for our Llama Llama property.

Note 8: Secured Convertible Notes

On August 17, 2018, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Investors”), pursuant to which the Company agreed to sell (i) an aggregate principal amount of $4.50 million in secured convertible notes, convertible into shares of our common stock, at a conversion price of $2.50 per share (the “Secured Convertible Notes”) and (ii) warrants to purchase 1,800,000 shares of our common stock at an exercise price of $3.00 per share (the “Warrants,” and, together with the Secured Convertible Notes, the “Securities”). We received approximately $4,500,000 in gross proceeds from the Offering.

The Secured Convertible Notes are our senior secured obligations and are secured by certain tangible and intangible property of the Company as described in the Purchase Agreement. Unless earlier converted or redeemed, the Secured Convertible Notes will mature on August 20, 2019. The Secured Convertible Notes bear interest at a rate of 10% per annum and are convertible at any time until a Secured Convertible Note is no longer outstanding, in whole or in part, at the option of the holders into shares of common stock at a conversion price of $2.50 per share. The Secured Convertible Notes have a beneficial ownership limitation such that none of the Investors have the right to convert any portion of their Secured Convertible Notes if the Investor (together with its affiliates or any other persons acting together as a group with the Investor) would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of our common stock issuable upon conversion of such Secured Convertible Notes. In addition, the Secured Convertible Notes provide for a conversion cap such that we may not issue any shares of our common stock upon conversion of Secured Convertible Notes which would exceed the aggregate number of shares of our common stock we could issue upon conversion of the Secured Convertible Notes without breaching our obligations, if any, under Nasdaq Stock Market LLC rules and regulations.

F-52

Interest under the Secured Convertible Notes is payable in arrears beginning on September 1, 2018 and thereafter on each of December 1, 2018, March 1, 2019, June 1, 2019 and at maturity when all amounts outstanding under the Secured Convertible Notes become due and payable. Subject to certain equity conditions, we may force a conversion of the debt into equity. We may redeem the Secured Convertible Notes at any time prior to maturity. If we do not meet such equity conditions at maturity, we are obligated to repay in cash one-sixth of the then outstanding principal amount of the Secured Convertible Notes each month for the six months following the date of maturity, with the first such payment due on the date of maturity, followed by payments each month thereafter.

The Secured Convertible Notes contain certain negative covenants, including prohibitions on the incurrence of indebtedness or liens. The Secured Convertible Notes also contain standard and customary events of default including, but not limited to, failure to make payments when due, failure to observe or perform covenants or agreements contained in the Secured Convertible Notes or the bankruptcy or insolvency of the Company or any of our subsidiaries. The Company was in compliance with these covenants as of December 31, 2018.

On the date of issuance, the Secured Convertible Notes were convertible into common stock at $2.50 per share, or at a conversion price below the closing market price of $2.55. This “discount” is considered a beneficial conversion feature for accounting purposes. The allocation of carrying basis between the Warrants issued and the Secured Convertible Notes was determined based on relative fair value. The discount of the initial conversion price from market related to the beneficial conversion feature of the debt was $1,561,111, and such amount was recorded as a reduction of debt and increase in additional paid-in capital. The discount will be amortized as additional interest over the term of the loan.

The Warrants entitle the holders to purchase 1,800,000 shares of common stock. The Warrants were not exercisable until after six months from the date of issuance and expire five and half years from the date of issuance. The Warrants have an exercise price of $3.00 per share. In the event of a “Fundamental Transaction” (as defined in the Warrants), the Investors have the right to receive the value of the Warrants as determined in accordance with the Black Scholes option pricing model. The Warrants are considered indexes to the Company’s own stock pursuant to ASC 815-40. The Warrants also met the additional equity classification requirements and accordingly are accounted for as part of the Company’s equity.

During the year ended December 31, 2018, the Company recognized $678,016 of discount amortization which is included in interest expense.

Note 9: Production Loan Facility

On August 8, 2016, Llama Productions closed a $5,275,000 multiple draw-down, secured, non-recourse, non-revolving credit facility (the “Facility”) with Bank Leumi USA to produce its animated series Llama Llama, (the “Series”) which is configured as fifteen half-hour episodes comprised of thirty 11-minute programs that were delivered to Netflix in fall 2017. The Facility is secured by the license fees the Company will receive from Netflix for the delivery of the Series as well as the Company’s copyright in the Series. The Facility has a term of 40 months and has an interest rate of either Prime plus 1% or one, three, or six-month LIBOR plus 3.25%. As a condition of the loan agreement with Bank Leumi, the Company deposited $1,000,000 into a cash account to be used solely to produce the Series. Additionally, the Facility contains certain standard affirmative and negative non-financial covenants such as maintaining certain levels of production insurance and providing standard financial reports. As of December 31, 2018, the Company was in compliance with these covenants.

On September 28, 2018, Llama Productions LLC, a California limited liability company (“Llama”) and a wholly-owned subsidiary of the Company, entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Bank Leumi USA (the “Lender”), pursuant to which the Lender agreed to make a secured loan in an aggregate amount not to exceed $4,231,989 to Llama (the “Loan”). The proceeds of the Loan will be used to pay the majority of the expenses of producing, completing and delivering two 22-minute episodes and sixteen 11- minute episodes of the second season of the animated series Llama Llama to be initially exhibited on Netflix.

To secure payment of the Loan, Llama has granted to the Lender a continuing security interest in and against, generally, all of its tangible and intangible assets, which includes all seasons of the Llama Llama animated series.

F-53

Under the Loan and Security Agreement, Llama can request revolving loan advances under (a) the Prime Rate Loan facility and (b) the LIBOR Loan facility, each as further described in the Loan and Security Agreement attached as an exhibit hereto. Prime Rate Loan advances shall bear interest, on the outstanding balance thereof, at a fluctuating per annum rate equal to 1.0% plus the Prime Rate (as such term is defined in the Loan and Security Agreement), provided that in no event shall the interest rate applicable to Prime Rate Loans be less than 4.0% per annum. LIBOR Loan advances shall bear interest, on the outstanding balance thereof, for the period commencing on the funding date and ending on the date which is one (1), three (3) or six (6) months thereafter, at a per annum rate equal to 3.25% plus the LIBOR determined for the applicable Interest Period (as such terms are defined in the Loan and Security Agreement), provided that in no event shall the interest rate applicable to LIBOR Loans be less than 3.25% per annum. The Maturity Date of the Prime Rate Loan facility and LIBOR Loan facility is March 31, 2021. Interest rates on advances under the Loan and Security Agreement were between 5.53% and 6.14% as of December 31, 2018.

In addition, on September 28, 2018, Llama and Lender entered into Amendment No. 2 to Loan and Security Agreement, effective as of August 27, 2018, by and between Llama and the Lender (the “Amendment”). Pursuant to the Amendment, the original Loan and Security Agreement, dated as of August 5, 2016 and amended as of November 7, 2017 (the “Original Loan and Security Agreement”), was amended to (i) reduce the loan commitment thereunder to $1,768,010, which is a reduction of $3,075,406 from the original loan commitment under the Original Loan and Security Agreement and (ii) include the Llama Llama season two obligations under the Loan and Security Agreement as obligations under the Original Loan and Security Agreement.

As of December 31, 2018, the Company had gross outstanding borrowing under the facility of $2,241,759 against which financing costs of $63,561 were applied resulting in net borrowings of $2,178,198. As of December 31, 2017, the Company had gross outstanding borrowings under the facility of $4,436,528 against which financing costs of $113,885 were applied resulting in net borrowings of $4,322,643.

Note 10: Disputed Trade Payable

As part of the merger in 2013, the Company assumed certain liabilities from a previous member of A Squared which has claimed certain liabilities totaling $925,000. The Company disputes the basis for this liability. As of September 30, 2018, the Company believes that the statute of limitations applicable to the assertion of any legal claim relating to the collection of these liabilities has expired and therefore believes this liability is not owed.

Note 11: Stockholders’ Equity

Common Stock

As of December 31, 2018, the total number of authorized shares of common stock was 233,333,334.

On October 6, 2016, the Board of Directors of the Company authorized a reverse stock split in preparation for the Company’s anticipated up listing on the NASDAQ Capital Market.

On November 4, 2016, the Company filed a certificate of change to the Company’s Articles of Incorporation with the Secretary of State of the State of Nevada to effect a one-for-three reverse stock split of the Company’s issued and outstanding common stock. As a result of the 2016 Reverse Split, every three shares of the Company’s issued and outstanding common stock were automatically combined and reclassified into one share of the Company’s common stock. The 2016 Reverse Split affected all issued and outstanding shares of common stock, as well as common stock underlying stock options and warrants outstanding. No fractional shares were issued in connection with the 2016 Reverse Split. Stockholders who would otherwise have held a fractional share of common stock received an increase to their common stock as the common stock was rounded up to a full share. The total number of authorized shares of common stock was reduced from 700,000,000 to 233,333,334 in conjunction with the 2016 Reverse Split. The 2016 Reverse Split became effective on November 9, 2016.

F-54

On February 9, 2017, the Company entered into the Private Transaction pursuant to the Agreement with certain holders of the Original Warrants. Pursuant to the Agreement, the holders of the Original Warrants and the Company agreed that such Original Warrant holders would exercise their Original Warrants in full, and the Company would issue to each such holder new warrants. (See Note 13 for additional information about these warrants.) In association with the Private Transaction, the Company issued 1,171,689 shares of common stock upon exercise of a portion of the Original Warrants for which it received gross proceeds of $3,866,573 and recording offering costs of $464,649 for net proceeds of $3,401,924.

As of December 31, 2018, and 2017, there were 9,457,859 and 7,610,794 shares of common stock outstanding, respectively. Below are the changes to the Company’s common stock during the year ended December 31, 2018:

Year Ended December 31, 2018

•	On May 7, 2018, the Company issued 277,508 shares of the Company’s common stock valued at $2.81 per share for production services.
•	On August 13, 2018, the Company issued 180,683 shares of the Company’s common stock valued at $2.64 per share to the same provider for production services.
•	On September 18, 2018, the Company issued 141,014 shares of the Company’s common stock valued at $2.17 per share to the same provider for production services.
•	On October 17, 2018, the Company issued 58,614 shares of the Company’s common stock valued at $2.45 per share to various providers for investor relations services.
•	On November 1, 2018, the Company issued 44,097 shares of the Company’s common stock valued at $2.27 per share to the same provider for production services.
•	On November 15, 2018, the Company issued 23,148 shares of the Company’s common stock valued at $2.16 per share for investor relations services.
•	On December 31, 2018, the Company issued 60,000 shares of the Company’s common stock valued at $2.16 per as part of a mediation settlement representing participation amounts due.
•	On various dates during the year ended December 31, 2018, the Company issued 470,001 shares of the Company’s common stock pursuant to the conversion of 1,410 shares of Series A Convertible Preferred Stock at a conversion price of $3.00.

Year Ended December 31, 2017

•	In connection with the January 2017 Sony Transactions, we issued Sony 301,231 shares of our common stock at $4.945 per share.
•	On January 17, 2017, we issued to a consultant 10,112 shares of our common stock at $4.945 per share in connection with the January 2017 Sony Transactions.
•	On February 9, 2017, the Company issued 1,171,689 shares of common stock in connection with the Private Transaction.
•	On March 14, 2017, the Company issued 8,410 shares of common stock valued at $5.95 per share to a consultant for services rendered.
•	On August 1, 2017, the Company issued 6,012 shares of common stock valued at $4.99 per share to a consultant for services rendered.
•	On October 3, 2017, the Company sold, in a registered direct offering, 1,647,691 shares of common stock at an offering price of $3.90 per share and, in a concurrent private placement, warrants to purchase an aggregate of 1,647,691 shares of common stock for gross proceeds of approximately $6,425,995 before deducting the placement agent fee and related offering expenses.
•	On various dates during the year ended December 31, 2017, the Company issued 455,000 shares of the Company’s common stock pursuant to the conversion of 1,365 shares of Series A Convertible Preferred Stock at a conversion price of $3.00.

Preferred Stock

The Company has 10,000,000 shares of preferred stock authorized with a par value of $0.001 per share. The Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

As of December 31, 2018, and 2017, there were 2,120 and 3,530 shares of Series A Convertible Preferred Stock outstanding, respectively.

F-55

On May 12, 2014, the Board of Directors authorized the designation of a class of preferred stock as “Series A Convertible Preferred Stock”. On May 14, 2014, the Company filed the Certificate of Designation, Preferences and Rights of the 0% Series A Convertible Preferred Stock with the Secretary of State of the State of Nevada.

Each share of the Series A Convertible Preferred Stock is convertible into shares of the Company’s common stock, par value $0.001 per share, based on a conversion calculation equal to the Base Amount divided by the conversion price. The Base Amount is defined as the sum of (i) the aggregate stated value of the Series A Convertible Preferred Stock to be converted and (ii) all unpaid dividends thereon. The stated value of each share of the Series A Convertible Preferred Stock is $1,000 and the initial conversion price is $6.00 per share, subject to adjustment in the event of stock splits, dividends and recapitalizations. Additionally, in the event the Company issues shares of its common stock or common stock equivalents at a per share price that is lower than the conversion price then in effect, the conversion price shall be adjusted to such lower price, subject to certain exceptions. The Company is prohibited from effecting a conversion of the Series A Convertible Preferred Stock to the extent that as a result of such conversion, the investor would beneficially own more than 9.99% in the aggregate of the issued and outstanding shares of the Company’s common stock, calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Convertible Preferred Stock. The shares of Series A Convertible Preferred Stock possess no voting rights.

On May 14, 2014, we entered into securities purchase agreements with certain accredited investors pursuant to which we sold an aggregate of 6,000 shares of our then newly designated Series A Convertible Preferred Stock at a price of $1,000 per share for gross proceeds to us of $6,000,000. Related to the sale, we incurred offering costs of $620,085 resulting in net proceeds of $5,379,915. The transaction closed on May 15, 2014.

As the conversion price of the Series A Convertible Preferred Stock on a converted basis was below the market price of the common stock on the closing date, this resulted in a beneficial conversion feature recorded as an “imputed” dividend of $2,010,000. In addition, during the fourth quarter of 2015, in connection with the 2015 Private Placement in which the Company’s common stock was sold at $3.00 per share, the conversion price of the Series A Convertible Preferred Stock decreased to $3.00. This decrease resulted in an additional beneficial conversion feature of $3,383,850 recognized as of the time of the 2015 Private Placement.

On August 17, 2018, in connection with the Securities Purchase Agreement in which the Secured Convertible Notes are convertible into shares of the Company’s common stock at $2.50 per share, the conversion price of the Series A Convertible Preferred Stock decreased to $2.50. This decrease resulted in a beneficial conversion feature of $353,333 which was recognized on August 17, 2018.

In the future, issuance of common stock or the grant of any rights to purchase our common stock or other securities convertible into our common stock for a per share price less than the then existing conversion price of the Series A Convertible Preferred Stock would result in an adjustment to the then current conversion price of the Series A Convertible Preferred Stock. This reduction would give rise to a beneficial conversion feature recorded as an “imputed” dividend.

Note 12: Stock Options

On September 18, 2015, the Company adopted the Genius Brands International, Inc. 2015 Incentive Plan (the “2015 Plan”). The 2015 Plan was approved by our stockholders in September 2015. The 2015 Plan as approved by the stockholders authorized the issuance up to an aggregate of 150,000 shares of common stock. On December 14, 2015, the Board of Directors voted to amend the 2015 Plan to increase the total number of shares that can be issued under the 2015 Plan by 1,293,334 from 150,000 shares to 1,443,334 shares. The increase in shares available for issuance under the 2015 Plan was approved by stockholders on February 3, 2016. On May 18, 2017, the Board of Directors voted to amend the 2015 Plan to increase the total number of shares that can be issued under the 2015 Plan by 223,333 shares from 1,443,334 shares to an aggregate of 1,666,667 shares. The increase in shares available for issuance under the 2015 Plan was approved by the stockholders on July 25, 2017. On September 6, 2018, the Board of Directors voted to amend the 2015 Plan to increase the total number of shares that can be issued under the 2015 Plan by 500,000 shares from 1,667,667 shares to an aggregate of 2,167,667 shares. The increase in shares available for issuance under the 2015 Plan was approved by the Company’s stockholders on October 2, 2018.

F-56

The following table summarizes the changes in the Company’s stock option plan during the year ended December 31, 2018:

	Options Outstanding Number of Shares	Exercise Price Per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value	Weighted Average Exercise Price Per Share

Balance at December 31, 2016	1,373,554	$2.82 - $12.00	3.99 years	$280,642.00	$8.14
Options Granted	–
Options Exercised	–
Options Cancelled	79,509	$2.70
Options Expired	–

Balance at December 31, 2017	1,294,045	$2.09 - $12.00	2.99 years	$–	$8.14
Options Granted	170,176	$2.09	4.55 years	$–	$2.09
Options Exercised	–
Options Cancelled	57,294	$9.00 - $12.00	3.56 years	$–	$10.08
Options Expired	147,512	$2.80 - $6.00		$–	$4.30
Balance at December 31, 2018	1,259,415	$2.09 - $12.00	2.50 years	$–	$7.39

Exercisable December 31, 2017	1,070,869	$2.70 - $9.00	2.96 years	$–	$7.44
Exercisable December 31, 2018	1,089,239	$2.70 - $9.00	2.70 years	$–	$8.32

During the year ended December 31, 2018, the Company granted options to purchase 170,176 shares of common stock to officers. These stock options generally vest between one and three years. The fair value of these options was determined to be $285,760 using the Black-Scholes option pricing model based on the following assumptions:

Exercise Price	$2.09
Dividend Yield	0%
Volatility	61% - 62%
Risk-free interest rate	2.52% - 2.57%
Expected life of options	3.5 years

During the years ended December 31, 2018 and 2017, the Company recognized ($16,588) and $663,958 in share-based compensation expense, respectively. The unvested share-based compensation as of December 31, 2018 was $238,871 which will be recognized through the second quarter of 2019 assuming the underlying grants are not cancelled or forfeited.

Note 13: Warrants

The Company has warrants outstanding to purchase up to 5,899,389 shares and 3,414,389 shares at December 31, 2018 and 2017, respectively.

In connection with the sale of the Company’s Series A Convertible Preferred Stock in May 2014, Chardan Capital Markets LLC (“Chardan”) acted as sole placement agent in consideration for which it received a cash fee of $535,000 and a warrant to purchase up to 100,002 shares of the Company’s common stock. These warrants are exercisable immediately, have an exercise price of $6.00 per share, and have a five-year term.

F-57

In connection with the 2015 Private Placement, the Company issued to accredited investors the Original Warrants to purchase up to an aggregate of 1,443,362 shares of common stock for a purchase price of $3.00 per share. The Original Warrants are exercisable into shares of common stock for a period of five (5) years from issuance at an initial exercise price of $3.30 per share, subject to adjustment in the event of stock splits, dividends and recapitalizations. The Original Warrants are exercisable immediately. The Company is prohibited from effecting an exercise of the warrants to the extent that as a result of such exercise, the holder would beneficially own more than 4.99% (subject to increase up to 9.99% upon 61 days’ notice) in the aggregate of the issued and outstanding shares of common stock, calculated immediately after giving effect to the issuance of shares of common stock upon exercise of the warrant.

In connection with the 2015 Private Placement, Chardan acted as sole placement agent in consideration for which it received a cash fee of $300,000 and a warrant to purchase up to 141,668 shares of the Company’s common stock. These warrants are exercisable immediately, have an exercise price of $3.60 per share, and have a five-year term.

On February 9, 2017, the Company entered into the Private Transaction pursuant to the Agreement with certain holders of the Original Warrants. Pursuant to the Agreement, the holders of the Original Warrants and the Company agreed that such Original Warrant holders would exercise their Original Warrants in full, and the Company would issue to each such holder new warrants, with the new warrants being identical to the Original Warrants except that the termination date of such new warrants is February 10, 2022 (the “Reload Warrants”). In addition, depending on the number of Original Warrants exercised by all holders of the Original Warrants, the Company also agreed to issue to the holders another new warrant, identical to the Original Warrant except that the exercise price of such warrant is $5.30 and such warrant is not exercisable until August 10, 2017 (the “Market Price Warrants” and together with the Reload Warrants, the “New Warrants”).

The Company received gross proceeds of $3,866,573 from the exercise of the Original Warrants and issued Reload Warrants to purchase an aggregate of 799,991 shares of the Company’s common stock and Market Price Warrants to purchase an aggregate of 371,699 shares of the Company’s common stock. In association with the Private Transaction, the Company recorded $1,402,174, representing the difference in the fair market value of the Original Warrants and the New Warrants, as an adjustment to additional paid-in capital.

Chardan acted as financial advisor on the Private Transaction in consideration for which Chardan received $363,617, Chardan and its designees were issued New Warrants for 115,000 shares of the Company’s common stock.

On October 3, 2017, the Company sold, in a registered direct offering, 1,647,691 shares of common stock at an offering price of $3.90 per share and, in a concurrent private placement, warrants to purchase an aggregate of 1,647,691 shares of common stock for gross proceeds of approximately $6,425,995 before deducting the placement agent fee and related offering expenses.

On January 10, 2018, the Company issued warrants for 685,000 shares of the Company’s common stock in connection with the January 2018 Private Placement. The warrants were issued to the parties who purchased the Company’s common stock, as well as to Chardan and its designees who acted as placement agents of the deal. The warrants expire in five years and were exercisable immediately at an exercise price of $3.00 per share.

On August 17, 2018, the Company issued warrants for 1,800,000 shares of the Company’s common stock in conjunction with the August 17, 2018 Securities Purchase Agreement. The warrants were issued to the parties who purchased the Company’s Secured Convertible Notes. The Warrants are not exercisable until after six months from the date of issuance and expire five and half years from the date of issuance. The Warrants have an exercise price of $3.00 per share. In the event of a “Fundamental Transaction” (as defined in the Warrants), the Investors have the right to receive the value of the Warrants as determined in accordance with the Black Scholes option pricing model. The Warrants are considered indexed to the Company’s own stock pursuant to ASC 815-40. The Warrants also met additional equity classification requirements and accordingly are accounted for as part of Company’s equity.

The allocation of carrying basis between the Warrants issued and the Secured Convertible Notes was determined based on relative valuation. The carrying basis attributable to the Warrants to acquire common stock was $1,471,111 and was calculated using the Black-Scholes option pricing model.

F-58

The following table summarizes the changes in the Company’s outstanding warrants during the year ended December 31, 2018:

	Warrants Outstanding Number of Shares	Exercise Price per Share	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value
Balance at December 31, 2017	3,414,389	$3.30 - 6.00	4.21 years	$3.92	–
Warrants Granted	2,485,000	$3.00	4.46 years	3.00	ؘ–
Warrants Exercised	–	–	–	–	–
Warrants Expired	–	–	–	–	–
Balance at December 31, 2018	5,899,389	$3.00 – 6.00	3.74 years	–	–

Exercisable December 31, 2017	3,414,389	$3.30 - 6.00	4.21 years	$3.92	–
Exercisable December 31, 2018	5,899,389	$3.30 - 6.00	3.74 years	$3.53	–

Note 14: Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2018 and 2017:

	2018	2017
Deferred tax assets:
NOL Carryover	$8,278,500	$6,406,000
Bad Debt Reserve	–	31,000
Inventory Reserve	7,300	7,300
Deferred Rent	10,600	–
Accrued Compensated Absences	37,100	46,100
Charitable Contributions	6,900	3,500
Subtotal	8,340,400	6,493,900
Valuation Allowance	(7,619,300)	(6,458,800)
Deferred tax liabilities:
Convertible Notes	(658,800)	–
Depreciation and Amortization	(49,100)	(16,500)
Prepaid Expenses	(13,200)	(18,600)
Net Deferred Tax Asset	$–	$–

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The income tax provision differs from the amount of income tax determined by applying the U.S. federal tax rate to pretax income from continuing operations for the years ended December 31, 2018 and 2017 due to the following:

	2018	2017
Income Tax Expense Computed at the Statutory Federal Rate	$(1,890,800)	$(1,669,000)
State Income Taxes, Net of Federal Tax Effect	(506,700)	–
Meals and Entertainment	5,200	10,600
Stock Options	(3,500)	225,700
Intangible Assets	365,400	–
Tax Cut and Job Act Impact	–	2,809,700
Other	21,400	1,600
Valuation Allowance	2,009,000	(1,378,600)
	$–	$–

At December 31, 2018, the Company had Federal net operating loss carry forwards of approximately $30,053,000 and state net operating loss carry forwards of approximately $28,172,000 that may be offset against future taxable income from the year 2028 through 2038. No tax benefit has been reported in the December 31, 2018 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes (“Topic 740”), which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company’s financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operation in the provision for income taxes. As of December 31, 2018, the Company had no accrued interest or penalties related to uncertain tax positions.

On December 22, 2017, the United States federal government enacted the Tax Cuts and Jobs Act (the “2017 Act”). The 2017 Act will have pervasive financial reporting implications for all companies with U.S. operations, including reduction of the U.S. federal corporate tax rate from 35 percent to 21 percent. We reviewed and incorporated the new tax bill implications through 2017 financial statements. We remeasured the deferred taxes at new corporation rate of 21%, which reduced the net deferred tax assets, before valuation allowance, by approximately $2,809,700. Due to full valuation allowance, the change in deferred taxes was fully offset by the change in valuation allowance. The 2017 Act has no significant impact on the 2017 financial statements.

During the year ended December 31, 2018, the Company completed its accounting for the effects of the Tax Act which had no significant impact on the 2018 financial statement.

The Company files income tax returns in the U.S. federal jurisdiction and in the state of California. The Company is currently subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities since inception of the Company.

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Note 15: Commitments and Contingencies

The Company has various contractual obligations, which are recorded as liabilities in our consolidated financial statements. Other items, such as certain purchase commitments and other executory contracts are not recognized as liabilities in our consolidated financial statements but are required to be disclosed in the footnotes to the financial statements. For example, the Company is contractually committed to make certain minimum lease payments for the use of property under its operating lease. In addition, the Company has contractual commitments for employment agreements of certain employees.

During the first quarter of 2018, the Company entered into an agreement for new office space to which it relocated its operations upon the expiration of its prior lease. Effective May 25, 2018, the Company began leasing approximately 6,969 square feet of general office space at 131 S Rodeo Drive, Suite 250, Beverly Hills, California 90212 pursuant to a 91-month lease. The Company will pay $364,130 annually, subject to annual escalations of 3.5%.

Rental expenses incurred for operating leases during the years ended December 31, 2018 and 2017 were $343,347 and $143,451, respectively.

The following is a schedule of future minimum contractual obligations as of December 31, 2018, under the Company’s operating leases and employment agreements:

	2019	2020	2021	2022	2023	Thereafter	Total
Operating Leases	$369,923	$382,871	$396,271	$410,141	$424,495	$978,315	$2,962,016
Employment Contracts	635,808	393,595	322,950	322,950	282,581	–	1,957,884
Total	$1,005,731	$776,466	$719,221	$733,091	$707,077	$978,315	$4,919,860

In addition to employment agreements and operating leases, in the normal course of its business, the Company enters into various agreements associated with its individual properties. Some of these agreements call for the potential future payment of royalties or “profit” participations for either (i) the use of third party intellectual property, such as the case with Stan Lee and the Mighty 7 and Llama Llama among others, in which the Company is obligated to share net profits with the underlying rights holders on a certain basis as defined in the respective agreements or (ii) services rendered by animation studios, post-production studios, writers, directors, musicians or other creative talent for which the Company is obligated to share with these service providers a portion of the net profits of the properties on which they have rendered services, as defined in each respective agreement.

Additionally, other agreements contain options to acquire rights to intellectual property and would require payment to the rights holders contingent upon the Company securing minimum production, broadcast, or other financing commitments from third parties.

Lastly, for its Genius Brands Network, the Company licenses content for exhibition for which the Company is obligated to pay between 35% and 100% of revenues from the channel allocated to the aforementioned content after the deduction of certain direct operating expenses.

Note 16: Related Party Transactions

On April 21, 2016, the Company entered into a merchandising and licensing agreement with Andy Heyward Animation Art (“AHAA”), whose principal is Andy Heyward, the Company’s Chief Executive Officer. The Company entered into a customary merchandise license agreement with AHAA for the use of characters and logos related to Warren Buffett’s Secret Millionaires Club and Stan Lee’s Mighty 7 in connection with certain products to be sold by AHAA. The terms and conditions of such license are customary within the industry, and the Company earns an arm-length industry standard royalty on all sales made by AHAA utilizing the licensed content. During the years ended December 31, 2018 and 2017, the Company earned $0 and $96 in royalties from this agreement, respectively.

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On October 1, 2016, Llama Productions LLC entered into an animation production services agreement with Mr. Heyward for services as a producer for which he is to receive $186,000 through the course of production of the Company’s animated series Llama Llama. From October 1, 2016 through December 31, 2017, Mr. Heyward has been paid $186,000.

On August 31, 2018 Llama Productions LLC entered into an animation production services agreement with Mr. Heyward for services as a producer for which he is to receive $124,000 through the course of production of the Company’s animated series Llama Llama. Season 2. As of December 31, Mr. Heyward is owed $45,310, which is included in the Due To Related Party line item on our consolidated balance sheet.

Pursuant to his employment agreement dated November 16, 2018, Mr. Heyward is entitled to an Executive Producer fee of $12,400 per half hour episode for each episode he provides services as an executive producer. The first identified series under this employment agreement is Rainbow Rangers. As of December 31, 2018, nineteen half hours had been delivered and accordingly Mr. Heyward is owed $235,600, which is included in the Due To Related Party line item on our consolidated balance sheet.

On July 25, 2016, the Company entered into a consulting agreement with Foothill Entertainment, Inc. (“Foothill”), an entity whose Chairman is Gregory Payne, our corporate secretary. The Company has engaged Foothill Entertainment, Inc. for a term of six months to assist in the distribution and commercial exploitation of its audiovisual content as well as for the preparation and attendance on behalf of the Company at the MIPJR and MIPCOM markets in Cannes. The agreement continues on a month-to-month basis following the initial term. Foothill receives $12,500 per month for these services. Subsequent to the end of the period, the consulting agreement with Foothill was terminated effective January 31, 2018.

As of December 31, 2017, Gregory B. Payne, individually and via his ownership position in Foothill, owed to the Company $5,558 for expenditures made during the fourth quarter of 2017 related to the Brand Licensing Europe (“BLE”) and MIPCOM tradeshows. In addition, during the fourth quarter of 2017, Foothill acted as an agent on the Company’s behalf in licensing certain of our animated programs to certain broadcast networks for which Foothill owed to the Company $7,517 in license fees to be paid by the broadcaster to Foothill. Subsequent to the end of the period, the Company received a payment of $7,517 from Foothill as satisfaction of the open licensing invoice. Additionally, on February 28, 2018, Mr. Payne and the Company entered into an agreement whereby, among other things, Mr. Payne was entitled to be reimbursed for 100% of his expenses incurred at the BLE and MIPCOM tradeshows resulting in the Company owing to Mr. Payne $827. As of December 31, 2018, no amounts are due to or from Mr. Payne or Foothill.

Note 17: Subsequent Events

Pursuant to FASB ASC 855, Management has evaluated all events and transactions that occurred from December 31, 2018 through the date of issuance of these financial statements. During this period, we did not have any significant subsequent events, except as disclosed below:

February 2019 Sale of Securities and Warrants

On February 19, 2019, the Company entered into a securities purchase agreement with a certain accredited investor pursuant to which we sold 945,894 shares of common stock and warrants to purchase up to 945,894 shares of our common stock, or the registered warrants, to such investor (the “February 2019 Offering”). The Company received $1,757,552 in net proceeds from this offering. Each share of common stock was accompanied by a registered warrant to purchase one share of common stock at an exercise price of $2.12. Each share of common stock and accompanying registered warrant were sold at a combined purchase price of $2.12. The shares of common stock and registered warrants were purchased together and were issued separately and were immediately separable upon issuance. In a concurrent private placement, the Company also sold to the purchaser in the February 2019 Offering, warrants to purchase up to 945,894 shares of our common stock, or the private warrants.

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Amendment, Waiver and Consent

In connection with the February 2019 Offering and concurrent private placement, we entered into an amendment, waiver and consent agreement, or the “Amendment, Waiver and Consent Agreement,” with certain holders of our 10% Secured Convertible Notes due August 20, 2019, which were issued pursuant a securities purchase agreement, dated August 17, 2018, by and among the Company and the purchasers identified on the signature pages thereto, or the notes purchase agreement. Pursuant to the Amendment, Waiver and Consent Agreement, such holders agreed to amend the notes purchase agreement, waive any applicable rights and remedies under the notes purchase agreement, and consent to the February 2019 Offering and concurrent private placement. In consideration for such Amendment, Waiver and Consent Agreement, we agreed to issue such holders warrants to purchase up to an aggregate amount 1,800,000 shares of our comment stock. Such warrants have an exercise price of $2.55 per share, will become exercisable commencing six months and one day from the date of issuance and will expire five (5) years from the date of issuance.

Series A Convertible Preferred Stock Price Adjustment

As a result of this offering, the conversion price of our outstanding Series A Convertible Preferred Stock will be adjusted to $2.12.

Leases

Effective January 21, 2019, we entered into sublease for the 6,969 square feet of general office space located at 131 South Rodeo Drive, Suite 250, Beverly Hills, CA 90212 pursuant to an 83-month sublease that commenced on February 4, 2019. The subtenant will pay us rent of $422,321 annually, subject to annual escalations of 3.5%.

On December 28, 2018, we entered into lease for 5,765 square feet of general office space at 8383 Wilshire Blvd., Suite 412, Beverly Hills, CA 90211 pursuant to a 6-month lease that commenced January 28, 2019. We will pay rent of $24,501 monthly.

On January 30, 2019, we entered into lease for 5,838 square feet of general office space at 190 Cannon Drive, Suite 400, Beverly Hills, CA 90210 pursuant to a 96-month lease that is scheduled to commence on August 1, 2019. We will pay rent of $392,316 annually, subject to annual escalations of 3.5%.

Company Stock Options

At the board meeting on March 7, 2019, the Board of Directors approved the granting of options, to all persons employed as of December 31, 2018. It gave such person the option to purchase 81,000 shares of the Company’s Common Stock at a price of $1.99 which was the closing price on that date.

Shares Issued For Services

On January 10, 2019, the Company issued 17,200 shares of the Company’s common stock valued at $2.44 per share for investor relations services.

On January 17, 2019, the Company issued 11,765 shares of the Company’s common stock valued at $2.55 per share for investor relations services.

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